Exhibit 10.1

Execution Version

TERM LOAN AGREEMENT

DATED AS OF MAY 21, 2013

AMONG

ANCHOR HOCKING, LLC,

AS BORROWER AGENT,

ONEIDA LTD.,

AS BORROWER,

UNIVERSAL TABLETOP, INC.,

AS HOLDINGS,

VARIOUS LENDERS FROM TIME TO TIME PARTY HERETO,

DEUTSCHE BANK SECURITIES INC.

AND

JEFFERIES FINANCE LLC,

AS JOINT LEAD ARRANGERS AND JOINT BOOKRUNNERS,

JEFFERIES FINANCE LLC,

AS SYNDICATION AGENT,

DEUTSCHE BANK AG NEW YORK BRANCH,

AS ADMINISTRATIVE AGENT,

AND

LAMPERT ADVISORS, LLC,

AS DOCUMENTATION AGENT

$250,000,000 SENIOR SECURED TERM LOAN FACILITY

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-ii-

-iii-

-iv-

SCHEDULES

1.01(a)	Immaterial Subsidiaries
2.01	Commitments
4.01(a)(ii)	Closing Date Collateral Documents
4.01(a)(ii)(C)	Real Property Subject to Mortgages
4.01(a)(iv)	Certain Legal Opinions
5.06	Litigation
5.08(a)	Liens
5.08(b)	Owned Real Property
5.09	Environmental Matters
5.13	Subsidiaries; Other Equity Investments
6.17	Post-Closing Actions
7.03	Existing Indebtedness
7.08	Transactions with Affiliates
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	ABL Intercreditor Agreement
C	Note
D	Compliance Certificate
E-1	Assignment and Assumption
E-2	Affiliated Lender Assignment and Assumption
E-3	Administrative Questionnaire
F	Guarantee and Collateral Agreement
G-1	U.S. Tax Compliance Certificate
G-2	U.S. Tax Compliance Certificate
G-3	U.S. Tax Compliance Certificate
G-4	U.S. Tax Compliance Certificate
H	Closing Certificate
I	Intercompany Subordination Agreement
J	Prepayment Notice
K	Solvency Certificate
L	ROI Merger Certificate

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TERM LOAN AGREEMENT

This TERM LOAN AGREEMENT (“Agreement”) is entered into as of May 21, 2013, among ANCHOR HOCKING, LLC, a Delaware limited liability company (“Anchor”), ONEIDA LTD., a Delaware corporation (“Oneida” and together with Anchor, each individually a “Borrower” and collectively, “Borrowers”), UNIVERSAL TABLETOP, INC., a Delaware corporation (“Holdings”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”) and DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent.

WHEREAS, ROI Acquisition Corp., a Delaware corporation (to be renamed EveryWare Global, Inc.) (“PublicCo”), ROI Merger Sub Corp., a Delaware corporation and a wholly-owned subsidiary of PublicCo (“Merger Sub Corp.”), ROI Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of PublicCo (“Merger Sub LLC”), and EveryWare Global, Inc., a Delaware corporation (“Parent”), have entered into a business combination agreement and plan of merger, dated as of January 31, 2013 (as amended, supplemented or otherwise modified from time to time in accordance with the provisions hereof and thereof, the “ROI Merger Agreement”), by which Merger Sub Corp. will merge with and into Parent, with Parent as the surviving corporation, immediately followed by the merger of Parent with and into Merger Sub LLC, with Merger Sub LLC as the surviving company (the “ROI Merger”). Pursuant to the certificate of merger to be filed upon the merger of Parent with and into Merger Sub LLC, Merger Sub LLC will be renamed EveryWare, LLC.

WHEREAS, Borrowers have requested that the Lenders provide a term loan facility and the Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1.

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Agent” means the “Administrative Agent” under (and as defined in) the ABL Credit Agreement.

“ABL Collateral Documents” means the security agreements, the mortgages and each of the other agreements, instruments or documents that create or purport to create a Lien in favor of the ABL Agent for the benefit of the ABL Lenders.

“ABL Credit Agreement” means that certain Second Amended and Restated Loan and Security Agreement, dated as of the date hereof, among the ABL Loan Parties, the ABL Lenders, the ABL Agent and the other parties thereto from time to time.

“ABL Facility Indebtedness” means (i) Indebtedness of Holdings, any Borrower or any Subsidiary outstanding under the ABL Loan Documents, (ii) obligations in respect of certain Swap Contracts permitted pursuant to Article VII hereof that are secured ratably with the Indebtedness under the ABL Loan Documents pursuant to the terms of the ABL Credit Agreement and (iii) certain other Bank Product Obligations (as defined in the ABL Credit Agreement) that are secured ratably with the Indebtedness under the ABL Loan Documents pursuant to the terms of the ABL Credit Agreement.

“ABL Intercreditor Agreement” means the ABL Intercreditor Agreement, dated as of the date hereof, substantially in the form of Exhibit B, among the Loan Parties, the Administrative Agent and the ABL Agent, or any other intercreditor agreement among the ABL Agent, one or more Senior Representatives of Permitted First Priority Refinancing Debt, Permitted Junior Priority Refinancing Debt or Refinancing Notes and the Administrative Agent on terms that are reasonably acceptable to the Administrative Agent.

“ABL Lenders” means the “Lenders” under (and as defined in) the ABL Credit Agreement.

“ABL Loan Documents” means the ABL Credit Agreement, the ABL Collateral Documents and each of the other agreements, instruments or documents related thereto.

“ABL Loan Parties” means the “Loan Parties” under (and as defined in) the ABL Credit Agreement.

“ABL Obligations” means the “Obligations” under (and as defined in) the ABL Credit Agreement.

“Act” has the meaning specified in Section 10.18.

“Additional Lender” means, at any time, any bank, other financial institution or institutional lender or investor that, in any case, is not an existing Lender at such time and that agrees to provide any portion of any Incremental Term Loan in accordance with Section 2.14; provided that each Additional Lender (other than any Person that is a Lender, an Affiliate of a Lender or an Approved Fund of a Lender at such time) shall be subject to the approval of the Administrative Agent (such approval not to be unreasonably withheld or delayed), in each case to the extent any such consent would be required from the Administrative Agent under Section 10.06(b)(iii)(B) for an assignment of Term Loans to such Additional Lender.

“Additional Refinancing Lender” means, at any time, any bank, other financial institution or institutional lender or investor that, in any case, is not an existing Lender and that agrees to provide any portion of any Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.15; provided that each Additional Refinancing Lender (other than any Person that is a Lender, an Affiliate of a Lender or an Approved Fund of a Lender at such time) shall be subject to the approval of the Administrative Agent (such approval not to be unreasonably withheld or delayed), in each case to the extent any such consent would be required from the Administrative Agent under Section 10.06(b)(iii)(B) for an assignment of Term Loans to such Additional Refinancing Lender.

“Administrative Agent” means Deutsche Bank AG New York Branch in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify Borrower Agent and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-3 or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Lender” means a Lender that is the Sponsor or an Affiliate of the Sponsor (other than Holdings and its Subsidiaries).

“Agent” means each of the Administrative Agent and the Arrangers.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Aggregate Term Commitments” means the Term Commitments of all the Lenders.

“Agreement” means this Term Loan Agreement.

“Agreement Currency” has the meaning specified in Section 10.19.

“All-in Yield” means, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, OID, upfront fees, a Base Rate floor or a Eurodollar Rate floor or otherwise, in each case incurred or payable by Borrowers generally to the lenders; provided that original issue discount and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of the applicable Indebtedness) and provided, further, that “All-in Yield” shall not include arrangement, underwriting, structuring or similar fees paid to arrangers or fees that are not paid ratably to all lenders of such Indebtedness.

“Alternative Currency” means lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars.

“Anchor” has the meaning specified in the introductory paragraph hereto.

“Anchor Canada” means Anchor Hocking Canada, Inc., a Canadian corporation.

“Annual Financial Statements” means (a) the audited consolidated balance sheets of each of Oneida and its Subsidiaries and Anchor and its Subsidiaries and the consolidated statements of operations, Stockholders’ Equity and cash flows of each of Oneida and its Subsidiaries and Anchor and its Subsidiaries, in each case, for the Fiscal Years ended 2010 and 2011, and (b) the audited consolidated balance sheets of Holdings and its Subsidiaries and the consolidated statements of operations, Stockholders’ Equity and cash flows of Holdings and its Subsidiaries for the Fiscal Year ended 2012.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the aggregate principal amount of all Term Commitments and, as applicable and without duplication, Term Loans then outstanding represented by the principal amount of such Lender’s Term Commitments and, as applicable and without duplication, Term Loans outstanding at such time. The initial Applicable Percentage of each Lender in respect of the Term Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Reserve Requirement” means, at any time, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurodollar liabilities” (as such term is defined in Regulation D of the FRB) under regulations issued from time to time by the FRB or other applicable banking regulator. A Eurodollar Rate Loan shall be deemed to constitute Eurodollar liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Appropriate Lender” means, at any time, with respect to Term Loans of any Class, the Lenders of such Class.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Deutsche Bank Securities Inc. and Jefferies Finance LLC, in their respective capacities as joint lead arrangers and joint bookrunners.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means (a) an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form approved by the Administrative Agent and (b) in the case of any assignment of Term Loans in connection with a Permitted Debt Exchange conducted in accordance with Section 2.18, such form of assignment (if any) as may have been reasonably requested by the Administrative Agent in accordance with Section 2.18(a).

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Auction” has the meaning specified in Section 10.06(b)(vii)(A).

“Available Amount” means, on any date of determination (the “Reference Date”), an amount equal to:

(a) $10,000,000, plus

(b) the Borrower Retained ECF Amount; plus

(c) Net Equity Proceeds received after the Closing Date by any Borrower (other than a Cure Contribution); plus

(d) to the extent not otherwise reflected in Consolidated Net Income and without duplication, 100% of the aggregate net cash proceeds (other than any Cure Contribution) and the fair market value (as reasonably determined by Borrowers) of marketable securities or other property received by a Borrower as a contribution to its common equity capital since the Closing Date from any Person other than a Borrower or a Subsidiary of a Borrower, in each case, other than marketable securities or other property of another Borrower or of Anchor Canada or any of its Subsidiaries; plus

(e) to the extent not otherwise included, the aggregate amount of cash Returns to any Loan Party in respect of Investments made pursuant to Section 7.02(h), minus

(f) the aggregate amount of (i) Investments made pursuant to Section 7.02(h), (ii) Restricted Payments made pursuant to 7.06(e), and (iii) prepayments, redemptions, acquisitions, retirements, cancellations, terminations and repurchases of Junior Indebtedness made pursuant to Section 7.14(a)(iii), in each case during the period beginning immediately after the Closing Date through and including the Reference Date (without taking account of the intended usage of the Available Amount on such Reference Date).

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1.00% and (c) the Eurodollar Rate that would be payable on such day for a Eurodollar Rate Loan with a one-month Interest Period plus 1.00%; provided that the Base Rate will be deemed not to be less than 2.25%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loan” means a Term Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Agent” has the meaning specified in Section 2.12.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower Notice” has the meaning specified in clause (a)(ii)(C)(8) of Article 4.

“Borrower Retained ECF Amount” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to the aggregate cumulative sum of the Retained Percentage of the Consolidated Excess Cash Flow for each Fiscal Year ending after the Closing Date and prior to such date (it being understood that the a Retained Percentage of the Consolidated Excess Cash Flow for any Fiscal Year shall be included in the cumulative Borrower Retained ECF Amount regardless of whether a prepayment is required by Section 2.03(b)(ii) for such Fiscal Year).

“Business Day” means (a) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close, and (b) with respect to all notices, determinations, fundings and payments in connection with the Eurodollar Rate or any Eurodollar Rate Loans, the term “Business Day” means any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition or maintenance of any fixed or capital asset, in each case, that are capitalized in accordance with GAAP (without giving effect to FASB ASC 840).

“Capital Lease” means, with respect to any Person, any lease that is required by GAAP (but without giving effect to FASB ASC 840) to be capitalized on a balance sheet of such Person.

“Cash Equivalents” means any of the following types of Investments:

(a) Dollars, Pounds Sterling, Euros or any other currency to the extent utilized in connection with the conduct of the business of Holdings or any of its Subsidiaries;

(b) securities issued or directly and fully guaranteed or insured by the United States, any province of Canada, any member state of the European Union, or any agency or instrumentality thereof having maturities of not more than 24 months from the date of acquisition thereof (provided that the full faith and credit of such country or such member state is pledged in support thereof);

(c) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) any bank or trust company, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (d) of this definition and (iii) has net assets of not less than $5,000,000,000 and has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 365 days from the date of acquisition thereof;

(d) commercial paper issued by any Person organized under the laws of any state of the United States and maturing no more than 365 days from the time of the acquisition thereof, and having, at the time of acquisition thereof, a rating of A-2 (or the then equivalent grade) or better from S&P or P-2 (or the then equivalent grade) or better from Moody’s;

(e) Investments, classified in accordance with GAAP as current assets of Holdings or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (b), (c) and (d) of this definition;

(f) repurchase obligations for underlying securities of the types described in clauses (b) and (c) entered into with any Person referenced in clause (c) above;

(g) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Person referenced in clause (c);

(h) bills of exchange issued in the United States, Canada, a member state of the European Union or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(i) interests in any investment company, money market or enhanced high yield fund which invests at least 90% of its assets in instruments of the type specified in clauses (a) through (h) above;

(j) securities with average maturities of 24 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government having an investment grade rating from either S&P or Moody’s (or the equivalent thereof); and

(k) instruments and investments equivalent to those referred to in clauses (a) through (j) above denominated in euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used in any jurisdiction outside the United States in connection with any business conducted in such jurisdiction.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and any rules or regulations promulgated thereunder.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following:

(a) (1) any “person” or “group” (within the meaning of the Securities and Exchange Act of 1934, as amended), other than the Sponsors, is or becomes the “beneficial owner” (within the meaning of Rule 13(d)-3 and 13(d)-5 of the Securities and Exchange Act of 1934, as amended, directly or indirectly, of more than 35% of the Equity Interests of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully-diluted basis (and taking into account all such Equity Interests that such person or group has the right to acquire pursuant to any option right) or (2) Holdings shall cease to own, directly or indirectly, 100% of the Equity Interests in each Borrower on a fully-diluted basis;

(b) during each period of twelve consecutive months, individuals who, at the beginning of such period, constituted the board of directors (or similar governing body) of Holdings (together with any directors whose election by the board of directors of Holdings or whose nomination for election by the members of Holdings was approved by a vote of at least a majority of the directors (or members of a similar governing body) then still in office who either were directors at the beginning of such period or whose elections or nomination for election was previously so approved) cease for any reason other than death or disability or termination of employment to constitute a majority of the directors (or members of a similar governing body) then in office; or

(c) a “Change of Control,” “Change in Control” or similar event shall occur under the ABL Credit Agreement, any Refinancing Notes Indenture, any other Indebtedness of Holdings or any of its Subsidiaries with an aggregate principal amount in excess of the Threshold Amount (to the extent that the occurrence of such event permits the holders of Indebtedness thereunder to accelerate the maturity thereof or to resell such other Indebtedness to Holdings or any of its Subsidiaries, or requires Holdings or any of its Subsidiaries to repay, or offer to repurchase, such Indebtedness).

“Class” when used in reference to (a) any Term Loan or Term Borrowing, refers to whether such Term Loan, or the Term Loans comprising such Term Borrowing, are Initial Term Loans or Incremental Term Loans of a given series, Extended Term Loans of a given Term Loan Extension Series or Refinancing Term Loans of a given series, (b) any Term Commitment, refers to whether such Term Commitment is a Term Commitment in respect of Initial Term Loans, a Class of Incremental Term

Loans, a Class of Extended Term Loans, a Class of Refinancing Notes, or a Class of Refinancing Term Loans and (c) any Lender, refers to whether such Lender has a Term Loan or Term Commitment with respect to a particular Class of Term Loans or Term Commitments. Incremental Term Commitments, Refinancing Term Commitments, commitments with regard to Extended Term Loans (and, in each case, Term Loans made pursuant to such Term Commitments) that have different terms and conditions shall be construed to be in different Classes. Term Commitments (and, in each case, Term Loans made pursuant to such Term Commitments) that have the same terms and conditions shall be construed to be in the same Class.

“Closing Date” means the first date all the conditions precedent referred to in Article 4 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986, as amended (unless otherwise provided herein).

“Collateral” means all of the “Collateral” and “Mortgaged Property” referred to in the Collateral Documents and any other assets or property pledged from time to time pursuant to the Collateral Documents.

“Collateral Agreement” means the guarantee and collateral agreement of even date herewith executed and delivered by the Loan Parties and substantially in the form of Exhibit F.

“Collateral Documents” means, collectively, the Collateral Agreement, the Mortgages, each of the mortgages, collateral assignments, supplements to all of the foregoing, security agreements, pledge agreements, control agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.11, and each of the other agreements, instruments or documents (including, without limitation, patent, trademark or copyright filings) that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Committed Loan Notice” means a notice of (a) a Term Borrowing or (b) a conversion of Term Loans from one Type to the other or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated Cash Interest Charges” means, for any Measurement Period, Consolidated Interest Charges for such period to the extent paid in cash during such period.

“Consolidated Current Assets” means, as at any date of determination, the total assets of a Person and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding cash and Cash Equivalents, amounts related to current or deferred Taxes based on income or profits, assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees and derivative financial instruments.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of a Person and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding (a) the revolver under the ABL Credit Agreement and the current portion of any other Indebtedness, (b) the current portion of any interest expense, (c) accruals for current or deferred Taxes based on income or profits, (d) accruals of any costs or expenses related to restructuring reserves, (e) deferred revenue and (g) the current portion of pension liabilities.

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of Holdings and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period, plus the following, without duplication, and except with respect to clauses (o) and (q) below, to the extent deducted in calculating such Consolidated Net Income: (a) depreciation expense, (b) amortization expense, (c) the annual provision attributed to a management long-term incentive plan, and other FASB ASC 718 compensation expense, if applicable, (d) other non-cash deductions, losses or expenses that do not represent an accrual or reserve for potential cash items in any future period, (e) provision for LIFO and deferred variance adjustments for inventory valuations, (f) consolidated Federal, state and local income tax expenses, (g) Consolidated Interest Charges, (h) extraordinary losses, (i) any non-cash non-recurring charge or non-cash restructuring charges (to include, but not be limited to, write-downs to goodwill and other intangible assets as covered by FASB ASC 350, 360 and 840, barter credits, inventory and accounts receivable (including trade receivables and duty drawback receivables)) and also including, without duplication, any other non-cash restructuring costs as allowed under GAAP (including, but not limited to FASB ASC 420 Accounting for Costs Associated with Exit or Disposal Activities), (j) cash restructuring charges, fees and expenses; provided that the aggregate amount of all items added back pursuant to this clause (j) shall not exceed 15% of Consolidated EBITDA for such period calculated on a Pro Forma Basis after giving effect to all adjustments thereto, (k) professional fees and expenses incurred and costs under employee retention programs, (1) foreign currency translation gains or losses as shown on the consolidated statement of income of Holdings and its Subsidiaries, (m) cash or non-cash charges constituting Transaction Costs, (n) any fees, indemnities and expenses paid to the Sponsor or its Affiliates pursuant to the Management Agreement (or accrued thereunder) for periods prior to the Closing Date, and any fees, indemnities and expenses paid to the members of the board of directors (or similar governing body, including members of committees or subcommittees thereof) of Holdings and any of direct and indirect parent entities thereof for periods beginning on or after the Closing Date, (o) business interruption insurance proceeds, (p) any fees, costs or expenses incurred in connection with Permitted Acquisitions or potential Permitted Acquisitions (whether consummated or not), and (q) the amount of “run rate” cost savings, operating expense reductions and cost synergies projected by Holdings in good faith to result from actions taken or committed to be taken no later than twelve (12) months after the end of such period (calculated on a pro forma basis as though such cost savings, operating expense reductions and cost synergies had been realized on the first day of such period for which Consolidated EBITDA is being determined and as if such cost savings, operating expense reductions and cost synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that such cost savings and synergies are reasonably identifiable and factually supportable (it is understood and agreed that “run-rate” means the full recurring benefit for a period that is associated with any action taken or committed to be taken, net of the amount of actual benefits realized during such period from such actions); provided that the aggregate amount of cost savings, operating expense reductions and cost synergies added back pursuant to this clause (q), and clause (C) in the paragraph directly below, for any period shall not exceed 7.0% of Consolidated EBITDA for such period calculated on a Pro Forma Basis after giving effect to all adjustments thereto, and minus, without duplication, (i) any amount included in Consolidated EBITDA for such Measurement Period in respect of cancellation of debt income arising as a result of the repurchase of Term Loans pursuant to Section 10.06(b)(vii), (ii) non-cash gains included in Consolidated Net Income for such Measurement Period, (iii) any cash payments made in such Measurement Period in respect of non-cash charges taken in any prior Measurement Period, (iv) to the extent not deducted in the calculation of net income, actual fees, costs and expenses associated with the proceeds of business interruption insurance to the extent such amounts are the basis of such recovery and (v) extraordinary gains. Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated EBITDA under this Agreement for any period that includes any of the fiscal quarters ended March 31, 2012, June 30, 2012, September 30, 2012,

December 31, 2012 and March 31, 2013, Consolidated EBITDA for such fiscal quarters shall be $12,604,708.28, $18,698,082.82, $11,544,092.34, $16,105,808.07 and $12,485,789.39, respectively, in each case as may be subject to further adjustments in accordance with the following paragraph for the applicable Measurement Period.

Solely for the purpose of the computations of the Consolidated Leverage Ratio, the Consolidated First Lien Leverage Ratio and the Consolidated Interest Coverage Ratio, if there has occurred at any time after the Closing Date a Permitted Acquisition or Disposition of assets during the relevant period, Consolidated EBITDA shall be calculated on a Pro Forma Basis (as defined below) pursuant to this definition; provided that, notwithstanding the foregoing, when calculating Consolidated Leverage Ratio for purposes of determining ECF Percentage or compliance with Section 7.11(a) and for purposes of determining Consolidated Interest Coverage Ratio for purposes of determining compliance with Section 7.11(b), any acquisition or Disposition that has occurred subsequent to the end of the applicable measurement period shall not be given pro forma effect. For purposes of this definition, “Pro Forma Basis” means, with respect to the preparation of pro forma financial statements for the purpose of the adjustment to Consolidated EBITDA (1) relating to any such Permitted Acquisition, on the basis that (A) any Indebtedness incurred or assumed in connection with such acquisition was incurred or assumed on the first day of the applicable period, (B) if such Indebtedness bears a floating interest rate, such interest shall be paid over the pro forma period either at the rate in effect on the date of such acquisition or the applicable rate experienced over the period (to the extent known), and (C) all income and expense associated with the assets or entity acquired in connection with such Permitted Acquisition for the most recently ended four Fiscal Quarter period for which such income and expense amounts are available shall be treated as being earned or incurred by Holdings and its Subsidiaries on a pro forma basis for the portion of the applicable period occurring prior to the date such acquisition or consolidation has occurred without giving effect to any cost savings, operating expense reductions and cost synergies, except such cost savings, operating expense reductions and cost synergies that are reasonably identifiable and factually supportable, projected by a Responsible Officer of Holdings in good faith to be realized during such period (calculated on a pro forma basis as though such items had been realized on the first day of such period) as a result of actions taken by Holdings or any of its Subsidiaries in connection with such Permitted Acquisition and net of the amount of actual benefits realized during such period from such actions that are otherwise included in the calculation of Consolidated EBITDA; provided that the aggregate amount cost savings, operating expense reductions and cost synergies added back pursuant to this clause (C), and clause (q) in the paragraph directly above, for any period shall not exceed 7.0% of Consolidated EBITDA for such period calculated on a Pro Forma Basis after giving effect to all adjustments thereto and (2) relating to any Disposition of assets, a pro forma adjustment of Consolidated EBITDA, to include, as of the first day of any applicable period, such Dispositions, including, without limitation, adjustments reflecting any non-recurring costs and any extraordinary expenses of any such permitted asset dispositions consummated during such period calculated on a basis consistent with GAAP and SEC Regulation S-X of the Securities Exchange Act of 1934, as amended.

“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) equal to: (a) the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, plus, (ii) the sum of to the extent reducing Consolidated Net Income, the sum, without duplication, of amounts for non-cash charges, reductions, losses or expenses reducing Consolidated Net Income, including for depreciation and amortization (excluding any such non-cash charge to the extent that it represents an accrual or reserve for a potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period), plus, if a decrease, or minus, if an increase, (iii) the Consolidated Working Capital Adjustment, minus (b) the sum, without duplication, of (i) the amounts for such period paid in cash by Holdings and its Subsidiaries other than from proceeds of the incurrence of Indebtedness (other than extensions of credit under the ABL Credit Agreement or any other revolving credit or similar facility) (and not already reducing Consolidated Net Income) of (1) principal repayments (but not optional or mandatory prepayments of Term Loans whether pursuant to Section 2.03, Section 10.06(b)(vii) or otherwise (but including mandatory prepayments of Term Loans pursuant to Section 2.03(b)(i) to the extent such Disposition resulted in an increase in Consolidated Net Income but not in excess of the amount of such increase)) of Indebtedness for borrowed money of Holdings and its Subsidiaries (excluding (I) repayments of loans under the ABL Credit Agreement (or other loans which by their terms may be reborrowed if prepaid) except to the extent the commitments thereunder (or commitments in respect of such other revolving loans) are permanently reduced in connection with such repayments and (II) repayments of other Indebtedness with the proceeds of any Disposition or Extraordinary Receipts) and repayments of obligations of Holdings and its Subsidiaries under Capital Leases (excluding any interest expense portion thereof), (2) Capital Expenditures permitted to be made hereunder, (3) payments of the type described in clause (m) of the definition of “Consolidated EBITDA”, (4) fees, costs and expenses paid in connection with Permitted Acquisitions and Investments permitted to be made hereunder pursuant to Section 7.02(h) (other than those that are made with the Available Amount), (5) Restricted Payments made to Persons other than Holdings or its Subsidiaries (other than those made with the Available Amount or financed with proceeds of the incurrence of Indebtedness (other than extensions of credit under the ABL Credit Agreement or any other revolving credit or similar facility)), (6) actual fees, costs and expenses associated with the proceeds of business interruption insurance to the extent such amounts are the basis of such recovery, and (7) other non-cash gains increasing Consolidated Net Income for such period (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash gain in any prior period); provided that for the Fiscal Year ending December 31, 2013, Consolidated Excess Cash Flow for such Fiscal Year, shall be calculated for the period beginning on the Closing Date through the December 31, 2013 and without giving effect to any Consolidated Working Capital Adjustment for such period.

“Consolidated First Lien Funded Indebtedness” means, as of any date of determination, all “Consolidated Funded Indebtedness” outstanding on such date that is secured by a Lien on any asset or property of Holdings or any Subsidiary but excluding any such Indebtedness (other than obligations under the ABL Credit Agreement) in which the applicable Liens are expressly subordinated or junior to the Liens securing the Obligations.

“Consolidated First Lien Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated First Lien Funded Indebtedness (net of unrestricted cash and Cash Equivalents of Holdings and its Subsidiaries in an amount not to exceed $20,000,000) as of such date to (b) Consolidated EBITDA for the most recently completed Measurement Period.

“Consolidated Funded Indebtedness” means, as of any date of determination, for Holdings and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all obligations in respect of the deferred purchase price of property or services (other than (i) trade accounts payable) and (ii) earnouts, holdbacks and other deferred payment of consideration in Permitted Acquisitions to the extent not fixed and payable), (d) Attributable Indebtedness in respect of Capital Leases, (e) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (d) above of Persons other than Holdings or any of its Subsidiaries, and (f) all Indebtedness of the types referred to in clauses (a) through (e) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which Holdings or any of its Subsidiaries is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to Holdings or such Subsidiary.

“Consolidated Interest Charges” means, for any Measurement Period, consolidated interest expense (net of interest income) for such period whether paid or accrued and whether or not capitalized

(including, without limitation, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments under Capital Leases, imputed interest with respect to Attributable Indebtedness, and commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, amortization of debt issuance costs and of original issue discount, net payments, if any, pursuant to interest Swap Contracts in respect of Indebtedness), in each case, of or by Holdings and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the most recently completed Measurement Period to (b) Consolidated Cash Interest Charges for such Measurement Period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness (net of unrestricted cash and Cash Equivalents of Holdings and its Subsidiaries in an amount not to exceed $20,000,000) as of such date to (b) Consolidated EBITDA for the most recently completed Measurement Period.

“Consolidated Net Income” means, at any date of determination, the net income (or net loss) of Holdings and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period taken as a single accounting period, after giving effect to deduction of or provision for all operating expenses, all taxes and reserves (including, without limitation, reserves for deferred taxes) and all other proper deductions, all determined in conformity with GAAP; provided that Consolidated Net Income shall exclude, without duplication, (a) the net income (or net loss) for such Measurement Period of any Person accrued prior to the date it becomes a Subsidiary of, or is merged into or consolidated with, Holdings or a Subsidiary of Holdings; (b) any net gains or losses on the sale or other disposition, not in the ordinary course of business, of investments and other capital assets, provided that there shall also be excluded any related charges for taxes thereon; (c) any net gain arising from the collection of the proceeds of any insurance policy; (d) any cancellation of debt income; and (e) any other extraordinary item, as determined according to GAAP.

“Consolidated Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets of Holdings and its Subsidiaries over Consolidated Current Liabilities of Holdings and its Subsidiaries.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period. In calculating the Consolidated Working Capital Adjustment there shall be excluded the effect of reclassification during such period of current assets to long-term assets and current liabilities to long-term liabilities and the effect of any Permitted Acquisition during such period; provided, that there shall be included with respect to any Permitted Acquisition during such period an amount (which may be a negative number) by which the Consolidated Working Capital acquired in such Permitted Acquisition as at the time of such acquisition exceeds (or is less than) Consolidated Working Capital at the end of such period.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Agreement Refinancing Indebtedness” means (a) Permitted First Priority Refinancing Debt, (b) Permitted Junior Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) other Indebtedness (including, without limitation, Refinancing Term Loans) incurred pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or part, existing Term Loans, or any then-existing Credit Agreement Refinancing Indebtedness (the “Refinanced Debt”); provided that (i) such Indebtedness has a maturity no earlier, and a Weighted Average Life to Maturity equal to or greater, than the Refinanced Debt, (ii) such Indebtedness shall not have a greater principal amount than the principal amount of the Refinanced Debt plus accrued interest, fees, premiums (if any) and penalties thereon and costs, fees and expenses associated with the refinancing (including, without limitation, upfront fees and original issue discount), (iii) the terms and conditions of such Indebtedness (except as otherwise provided in clause (ii) above, but including pricing, premiums and optional prepayment or redemption terms) reflect market terms at time of incurrence, (iv) such Refinanced Debt shall be repaid, repurchased, retired, defeased or satisfied and discharged, and all accrued interest, fees, premiums (if any) and penalties in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained, (v) such Indebtedness is not at any time guaranteed by any Subsidiary other than Loan Parties and (vi) to the extent secured, such Indebtedness is not secured by property or assets of any Loan Party other than the Collateral.

“Credit Extension” means a Term Borrowing.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of notice, the passage of the applicable grace periods, or both, would be an Event of Default.

“Default Rate” means an interest rate (before as well as after judgment) equal to (x) with respect to overdue principal, the applicable interest rate plus 2.00% per annum and (y) with respect to any other overdue amount (including overdue interest), the interest rate applicable to Base Rate Loans under the Term Facility in the case of overdue interest or fee relating to the Term Facility plus 2.00% per annum.

“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by Borrowers) of non-cash consideration received by Holdings or any of its Subsidiaries in connection with a Disposition that is so designated as Designated Non-Cash Consideration received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 7.05.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than (i) solely for

Qualified Equity Interests and cash in lieu of fractional shares or (ii) solely at the discretion of the issuer), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full of the Term Loans and all other Obligations that are accrued and payable), (b) is redeemable at the option of the holder thereof (other than (i) solely for Qualified Equity Interests and cash in lieu of fractional shares or (ii) as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full of the Term Loans and all other Obligations that are accrued and payable), in whole or in part, (c) provides for the scheduled payments of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Latest Maturity Date at the time of issuance of such Equity Interests; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of Holdings (or any direct or indirect parent thereof) or any of its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by Holdings or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Documentation Agent” means Lampert Advisors, LLC.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate for the purchase of Dollars with such Alternative Currency.

“Domestic Subsidiary” means, with respect to any Person, each Subsidiary of such Person that is organized under the laws of the United States, any state thereof or the District of Columbia.

“ECF Percentage” means, for any given Fiscal Year, 50%; provided that if, as of the last day of such Fiscal Year, the Consolidated Leverage Ratio is less than or equal to (i) 3.00:1.00, the ECF Percentage shall be 25% and (ii) 2.00 to 1.00, the ECF Percentage shall be 0%.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Environmental Claim” means any notice, claim, demand, action, suit, lien, litigation, toxic tort, proceeding, demand, request for information, complaint, citation, summons, investigation, notice of non-compliance or violation, cause of action, consent order, consent decree, investigation, or other proceeding by or from any Governmental Authority or any other Person, relating in any way to any non-compliance with, or liability arising under, Environmental Law.

“Environmental Laws” means any and all Laws relating to human health and safety, pollution, the protection of the environment or the release of any materials into the environment, including those related to Hazardous Materials and water emissions and discharges.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization under Section 4241 of ERISA; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; or (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a Multiemployer Plan is in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate.

“Estimated Pro Forma Financial Statements” has the meaning specified in Section 5.05(c).

“Eurodollar liabilities” has the meaning specified in Section 3.04(e).

“Eurodollar Rate” means for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (and rounding upward, if necessary, to the next whole multiple of 1/100 of 1.00%) (i) (x) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate or the successor thereto if the British Bankers Association is no longer making such rate available (such page currently being LIBOR01 page) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (y) in the event the rate referenced in the preceding clause (x) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits or the successor thereto if the British Bankers Association is no longer making such rate available (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (z) in the event the rates referenced in the preceding clauses (x) and (y) are not available, the rate per annum equal to the offered quotation rate to first class banks in the London interbank market by the Administrative Agent for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in Same Day Funds comparable to the principal amount of the applicable Term Loan of the Administrative Agent for which the Eurodollar Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (x) one minus (y) the Applicable Reserve Requirement. Notwithstanding the foregoing, with respect to the Initial Term Loans, if the rate described in the preceding sentence would be less than 1.25% per annum, then the “Eurodollar Rate” will be deemed to be 1.25% per annum.

“Eurodollar Rate Loan” means a Term Loan that bears interest at a rate based on the definition of “Eurodollar Rate.”

“Event of Default” has the meaning specified in Section 8.01.

“Evidence of Flood Insurance” has the meaning specified in clause (a)(ii)(C)(8) of Article 4.

“Excess Cash Flow Amount” has the meaning specified in Section 2.03(b)(ii).

“Excluded Subsidiary” means (a) any Subsidiary that is not a wholly owned Subsidiary of a Borrower or a Guarantor, (b) any Foreign Subsidiary, (c) any Immaterial Subsidiary, (d) any Subsidiary that is prohibited by applicable Law or Contractual Obligations existing on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) from guaranteeing the Obligations or if guaranteeing the Obligations would require governmental (including regulatory) consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained), (e) any FSHCO, (f) any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary or of a FSHCO, (g) any other Subsidiary with respect to which, as reasonably determined by Borrowers, the burden or cost or other consequences (including any material adverse tax consequences) of providing a Guarantee outweighs the benefits to be obtained by the Lenders therefrom, (h) any not-for-profit Subsidiaries, (i) any special purpose securitization vehicle (or similar entity) and (j) any captive insurance subsidiaries. Notwithstanding the foregoing, in no event shall any Subsidiary that is an obligor under any Indebtedness incurred pursuant to Section 7.03(a)(ii) or 7.03(n) be an Excluded Subsidiary.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest pursuant to the Collateral Documents to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guarantee of such Guarantor or the grant of such security interest would otherwise have become effective with respect to such related Swap Obligation but for such Guarantor’s failure to constitute an “eligible contract participant” at such time.

“Excluded Taxes” means, with respect to the Administrative Agent or any Lender, (a) Taxes imposed on or measured by overall net income (however denominated), franchise Taxes (in lieu of net income Taxes), and branch profits Taxes in each case, (i) imposed by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, or (ii) that are Other Connection Taxes; (b) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii); (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrower Agent under Section 10.13), any United States federal withholding Tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), except that in the case of a Foreign Lender that designates a new Lending Office or becomes a party to this Agreement pursuant to an assignment, withholding Taxes shall not be Excluded Taxes to the extent that such Taxes were not Excluded Taxes with respect to such Foreign Lender or its assignor, as the case may be, immediately before such designation of a new Lending Office or assignment; and (d) in respect of any Lender, any U.S. federal withholding Taxes imposed under FATCA attributable to such Lender’s failure to comply with Section 3.01(e)(iii) in a manner indicating that no withholding under FATCA is applicable to payments hereunder to such Lender.

“Existing Indebtedness” means that certain Term Loan Agreement, dated as of March 23, 2012, among Anchor, Oneida, Holdings, the lenders party thereto from time to time, Barclays Bank PLC, as administrative agent and the other parties thereto, the PBGC Note, Indebtedness outstanding under the UK Revolver (provided, the commitments will not be terminated in connection with the prepayment thereof in connection with the Transaction).

“Existing Term Loan Tranche” has the meaning set forth in Section 2.16(a).

“Extended Term Loans” has the meaning set forth in Section 2.16(a).

“Extending Term Lender” has the meaning set forth in Section 2.16(b).

“Extension” means the establishment of an Extension Series by amending a Term Loan pursuant to the terms of Section 2.16 and the applicable Extension Amendment.

“Extension Amendment” has the meaning set forth in Section 2.16(c).

“Extension Election” has the meaning set forth in Section 2.16(b).

“Extension Request” has the meaning set forth in Section 2.16(a).

“Extraordinary Receipt” means any cash received by or paid to any Person as a result of (i) proceeds of insurance (other than proceeds of business interruption insurance) and (ii) condemnation awards (and payments in lieu thereof); provided, however, that for purposes of clauses (i) and (ii) hereof, an Extraordinary Receipt shall not include cash receipts from proceeds of insurance or condemnation awards (or payments in lieu thereof) to the extent that such proceeds or awards are received by any Person in respect of any third-party claim against, or liability of, such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim or liability and the costs and expenses of such Person with respect thereto.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the rate per annum (expressed as a decimal rounded upwards, if necessary, to the next higher 1/100 of 1.00%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“First Lien Intercreditor Agreement” means an intercreditor agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Administrative Agent, the Loan Parties and each Senior Representative acting on behalf of the holders of Permitted First Priority Refinancing Debt and/or any other Indebtedness which is secured by the Collateral on a pari passu basis with the Obligations, which intercreditor agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank equal in priority to the Liens securing the Obligations (but without regard to control or remedies).

“Fiscal Quarter” means each of the four quarterly periods which constitute a Fiscal Year.

“Fiscal Year” means the fiscal year for financial reporting purposes of Holdings and its Subsidiaries, on a consolidated basis, ending on December 31 of each calendar year.

“Flood Determination Form” has the meaning specified in clause (a)(ii)(C)(8) of Article 4.

“Flood Documents” has the meaning specified in clause (a)(ii)(C)(8) of Article 4.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968, (ii) the Flood Disaster Protection Act of 1973 and (iii) the National Flood Insurance Reform Act of 1994, each as now or hereafter in effect or any successor statute thereof and related legislation (including the regulations of the Board of Governors of the Federal Reserve System).

“Foreign Government Scheme or Arrangement” has the meaning specified in Section 5.12(d).

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Plan” has the meaning specified in Section 5.12(d).

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“FSHCO” means any Domestic Subsidiary that holds no material assets other than equity (and debt, if any) of one or more CFCs or other FSHCOs.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or

such other principles as may be approved by a significant segment of the accounting profession in the United States that are applicable to the circumstances as of the date of determination (but without giving effect to FASB ASC 840).

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including the National Association of Insurance Commissioners and any supranational bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets or Permitted Acquisitions permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, Holdings and each existing and future direct or indirect Subsidiary of Holdings (other than any Excluded Subsidiary) that guarantees the Obligations.

“Hazardous Materials” means all explosive or radioactive substances or wastes, contaminants, pollutants or hazardous or toxic substances, wastes or materials or any other substances or materials regulated under or defined in any Environmental Law, including petroleum, its derivatives or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas and infectious or medical wastes.

“Hedge Bank” means any Person at the time it enters into a Secured Hedge Agreement, in its capacity as a party thereto, and is a designated “Hedge Bank” with respect to such Secured Hedge Agreement, in a writing from Borrowers to the Administrative Agent, and (other than a Person already party hereto as a Lender) that delivers to the Administrative Agent a letter agreement reasonably satisfactory to it (i) appointing the Administrative Agent as its agent under the applicable Loan Documents and (ii) agreeing to be bound by Sections 10.04, 10.14 and 10.15 and Article 9 as if it were a Lender.

“Holdings” has the meaning specified in the introductory paragraph hereto.

“Immaterial Subsidiary” means, at any time, in respect of all Subsidiaries of Holdings not otherwise an Excluded Subsidiary (other than Borrowers) for which (a) (i) the assets of each such Subsidiary constitute less than 2.5% of the total assets of Holdings and its Subsidiaries on a consolidated basis and (ii) the Consolidated EBITDA of each such Subsidiary accounts for less than 2.5% of the Consolidated EBITDA of the Holdings and its Subsidiaries for the most recently ended Measurement Period for which financial statements have been delivered pursuant to Section 6.01(a) or (b), and (b) (i) the assets of all such Subsidiaries constitute 5.0% or less than the total assets of the Holdings and its Subsidiaries on a consolidated basis, and (ii) the Consolidated EBITDA of all relevant Subsidiaries accounts for less than 5.0% of the Consolidated EBITDA of Holdings and its Subsidiaries for the most recently ended Measurement Period for which financial statements have been delivered pursuant to Section 6.01(a) or (b), and in each case such Subsidiary has been designated as an Immaterial Subsidiary by Borrowers on Schedule 1.01(a) or, if after the Closing Date, in a written notice delivered to the Administrative Agent.

“Incremental Amendment” has the meaning specified in Section 2.14(f).

“Incremental Facility Closing Date” has the meaning specified in Section 2.14(d).

“Incremental Lender” has the meaning specified in Section 2.14(c).

“Incremental Term Commitments” has the meaning specified in Section 2.14(a).

“Incremental Term Loan” has the meaning specified in Section 2.14(b).

“Incremental Term Loan Request” has the meaning specified in Section 2.14(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations, other than intercompany items, of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable and accrued expenses arising in the ordinary course of business and (ii) earnouts, holdbacks and other deferred payment of consideration in acquisitions and other Investments except to the extent not paid after becoming due);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business)), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) Capital Leases and Synthetic Lease Obligations;

(g) all obligations of such Person in respect of Disqualified Equity Interests; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person (B) in the case of Holdings and its Subsidiaries, exclude all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extension of terms) and made in the ordinary course of business and (C) exclude (i) accruals for payroll and other liabilities accrued in the ordinary course of business and (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capital Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Liabilities” has the meaning specified in Section 10.04(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Initial Financial Projections” means the consolidated forecasted balance sheet and statements of income and cash flows of Holdings and its Subsidiaries in the most recent form provided to the Administrative Agent by Holdings prior to the date hereof.

“Initial Term Loans” means the term loans made by the Lenders on the Closing Date to Borrowers pursuant to Section 2.01.

“Installment Payment Date” has the meaning specified in Section 2.05.

“Intercompany Subordination Agreement” means the agreement, dated as of the date hereof, substantially in the form of Exhibit I, among the Loan Parties, the other Subsidiaries of Holdings party thereto from time to time, the Administrative Agent and the ABL Agent.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loans of any Class, the last day of each Interest Period applicable to such Term Loans and the applicable Maturity Date of such Class of Term Loans; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall at the end of each three months after the beginning of such Interest Period shall also be Interest Payment Dates and (b) as to any Base Rate Loans of any Class, the last Business Day of each March, June, September and December and the applicable Maturity Date of the Term Loans of such Class.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months (or, if available to all Lenders, nine or 12 months) thereafter, as selected by Borrower Agent in its Committed Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person (including pursuant to a merger, consolidation, amalgamation or similar transaction), (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person (excluding, in the case of the Loan Parties, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extension of terms)), or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment, less all Returns received in respect thereof.

“IP Rights” has the meaning specified in Section 5.18.

“IRS” means the United States Internal Revenue Service.

“Judgment Currency” has the meaning specified in Section 10.19.

“Junior Indebtedness” has the meaning specified in Section 7.14.

“Junior Lien Intercreditor Agreement” means an intercreditor agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Administrative Agent, the Loan Parties and each Senior Representative acting on behalf of the holders of Permitted Junior Priority Refinancing Debt and/or any other Indebtedness which is secured by the Collateral on a junior basis with the Obligations, which intercreditor agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank junior to the Liens on the Collateral securing the Obligations.

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Term Loan or Term Commitment hereunder at such time, including the latest maturity date of any Extended Term Loans, Incremental Term Loans, Refinancing Term Loans and Refinancing Term Commitments, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all applicable international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directives, licenses, authorizations and permits of any Governmental Authority.

“Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term Commitment at such time, (b) at any time on or prior to an Incremental Facility Closing Date, any Lender that has an Incremental Term Commitment at such time and (c) at any time after the Closing Date, any Lender that holds Term Loans at such time. For avoidance of doubt, each Additional Lender is a Lender to the extent any such Person has executed and delivered an Incremental Amendment, as the case may be, and to the extent such Incremental Amendment shall have become effective in accordance with the terms hereof and thereof.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Borrower Agent and the Administrative Agent.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, security deposit arrangement, encumbrance, lien (statutory or otherwise), charge, or other security interest or preferential arrangement, in each case, in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right-of-way or other encumbrance on title to real property, and any Capital Lease having substantially the same economic effect as any of the foregoing). For the avoidance of doubt, the filing of a UCC financing statement that is a protective lease filing in respect of an operating lease does not constitute a Lien solely on account of being filed in a public office.

“Loan Documents” means this Agreement, each Note, any Incremental Amendment, any Extension Amendment, any Refinancing Amendment, any Permitted Repricing Amendment, the ABL Intercreditor Agreement, any First Lien Intercreditor Agreement, any Junior Lien Intercreditor Agreement, the Intercompany Subordination Agreement and the Collateral Documents.

“Loan Parties” means, collectively, each Borrower and each Guarantor.

“Management Agreement” means that certain Amended and Restated Advisory Agreement by and among Borrowers, Holdings, Parent and Monomoy Capital Management, LLC.

“Material Adverse Effect” means a material adverse effect upon (a) the operations, business, properties or financial condition of the Loan Parties and their Subsidiaries, taken as a whole; (b) the rights and remedies of the Administrative Agent or any Lender under the Loan Documents, taken as a whole; or (c) the ability of the Loan Parties, taken as a whole, to perform their payment obligations under the Loan Documents.

“Material Subsidiary” means each direct or indirect Subsidiary of Holdings that is not an Immaterial Subsidiary.

“Maturity Date” means (i) with respect to the Initial Term Loans, May 21, 2020 (the “Original Loan Maturity Date”), (ii) with respect to any Incremental Term Loans, the final maturity date as specified in the applicable Incremental Amendment, (iii) with respect to any Extended Term Loans, the final maturity date as specified in the applicable Extension Amendment, (iv) with respect to any Refinancing Term Loans, the final maturity date as specified in the applicable Refinancing Amendment, and (v) the final maturity date as specified in the applicable Permitted Repricing Amendment; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the immediately succeeding Business Day.

“Maximum Consolidated Leverage Ratio” has the meaning specified in Section 7.11(a).

“Maximum Rate” has the meaning specified in Section 10.09.

“Measurement Period” means, at any date of determination, the most recently completed four Fiscal Quarters of Holdings or, if fewer than four consecutive Fiscal Quarters of Holdings have been completed since the Closing Date, the Fiscal Quarters of Holdings that have been completed since the Closing Date; provided that: (a) for purposes of determining an amount of any item included in the calculation of Consolidated Cash Interest Charges in the Consolidated Interest Coverage Ratio for the (i) Fiscal Quarter ended September 30, 2013, such amount for the Measurement Period then ended shall equal such item for such Fiscal Quarter multiplied by four; (ii) Fiscal Quarter ended December 31, 2013, such amount for the Measurement Period then ended shall equal such item for the two Fiscal Quarters then ended multiplied by two; and (iii) Fiscal Quarter ended March 31, 2014, such amount for the Measurement Period then ended shall equal such item for the three Fiscal Quarters then ended multiplied by 4/3.

“Minimum Interest Coverage Ratio” has the meaning specified in Section 7.11(b).

“Minimum Tender Condition” shall have the meaning provided in Section 2.18(b).

“MNPI” has the meaning specified in Section 6.02.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Policies” has the meaning specified in clause (a)(ii)(C)(2) of Article 4.

“Mortgaged Property” means real property which becomes subject to a Mortgage pursuant to Article 4 or Section 6.11.

“Mortgages” has the meaning specified in clause (a)(ii)(C) of Article 4.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years has made or been obligated to make contributions.

“Net Cash Proceeds” means (a) with respect to any Disposition by any Loan Party or any of its Subsidiaries or any Extraordinary Receipt received by or paid to or for the account of any Loan Party or any of its Subsidiaries, the excess, if any, of (i) the sum of cash actually received in connection with such transaction (including any cash actually received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) less (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents Refinancing Notes, Refinancing Term Loans, Permitted First Priority Refinancing Debt, Permitted Junior Priority Refinancing Debt or Junior Indebtedness), (B) the out-of-pocket expenses incurred (or reasonably expected to be incurred) by such Loan Party or such Subsidiary in connection with such transaction, (C) taxes or Permitted Tax Distributions reasonably paid or estimated to be actually payable or, without duplication, permitted to be paid, in connection with the relevant transaction, including any taxes payable as a result of any gain recognized in connection therewith (the “cash proceeds”); provided that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall be a reduction of the Taxes previously taken into account under subclause (C) for purposes of redetermining Net Cash Proceeds, (D) appropriate amounts that must be set aside as a reserve in accordance with GAAP or pursuant to any contract or agreement against any indemnities or liabilities (contingent or otherwise) associated with such Disposition or Extraordinary Receipt, (E) in the case of any Disposition or Extraordinary Receipt by a non-wholly owned Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (E)) attributable to minority interests and not available for distribution to or for the account of Holdings or a wholly-owned Subsidiary as a result thereof, and (F) any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition (provided that to the extent that any amounts are released from such escrow to Holdings or any Subsidiary thereof, such amounts net of any related expenses shall constitute Net Cash Proceeds); provided, further, that if (x) a Responsible Officer of Borrower Agent shall deliver a certificate to the Administrative Agent prior to the date on which a prepayment of the cash proceeds is required to be made with respect to any Disposition or Extraordinary Receipt hereunder setting forth that Holdings intend to reinvest such cash proceeds in assets useful in the business of Holdings and its Subsidiaries within 365-days of receipt of such cash proceeds (provided that if, prior to the expiration of such 365-day period, Holdings or a Subsidiary shall have entered into a binding agreement providing for such investment on or prior to the date that is 180 days after the expiration of such 365-day period, such 365-day period shall be extended to the date provided for such investment in such binding agreement or such longer period as the Administrative Agent may agree in its reasonable discretion) and (y) at the time of delivery of such certificate and at the time of the proposed reinvestment of such cash proceeds no Event of Default shall have occurred and be continuing, such cash proceeds shall not constitute Net Cash Proceeds except to the extent not so reinvested by the end of such 365-day period (or such additional periods, if applicable, provided for in the proviso to clause (x) above) and (b) with respect to any incurrence or issuance of Indebtedness by any Loan Party or any of its Subsidiaries, the excess, if any, of (i) the cash proceeds received in connection with such transaction over (ii) the out-of-pocket expenses incurred (or reasonably expect to be incurred) by such Loan Party or such Subsidiary in connection with such transaction (including, without limitation, attorneys’ fees, investment banking fees, accountants’ fees, consulting fees, underwriting discounts and commissions, placement fees and other fees and expenses (including legal fees and expenses) actually incurred in connection therewith).

“Net Equity Proceeds” means, as at any date of determination, without duplication, an amount equal to any cash proceeds from a capital contribution to, or any cash proceeds from the issuance by a Borrower of any Qualified Equity Interests of such Person (other than pursuant to any employee stock or stock option compensation plan and other than Cure Contributions), net of underwriting discounts and commissions and other costs and expenses associated therewith, including legal fees and expenses.

“NFIP” has the meaning specified in clause (a)(ii)(C)(8) of Article 4.

“Note” means a promissory note made by Borrowers in favor of a Lender evidencing the Term Loans made by such Lender, substantially in the form of Exhibit C.

“Obligations” means all advances to, and debts, liabilities and obligations of, any Loan Party arising under any Loan Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” has the meaning specified in Section 5.22.

“Offer Loans” has the meaning specified in Section 10.06(b)(vii)(A).

“Oneida” has the meaning specified in the introductory paragraph hereto.

“Oneida Sales Office” means that certain real property located at 163-181 Kenwood Avenue, Oneida, New York 13421 owned by Oneida Silversmiths Inc., a New York corporation, on the Closing Date, together with all fixtures, appurtenances and related assets thereto.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Loan Maturity Date” has the meaning specified in the definition of “Maturity Date.”

“Other Applicable Indebtedness” has the meaning specified in Section 2.03(b)(vi).

“Other Connection Taxes” means, with respect to the Administrative Agent or any Lender, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising solely from one or more of the following: such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Term Loan or any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, recording, filing, mortgage or mortgage recording Taxes, any other excise or property Taxes, or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, or enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means the aggregate outstanding principal amount of Term Loans after giving effect to any borrowings and prepayments or repayments of Term Loans occurring on such date.

“Parent” has the meaning specified in the first recital.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“PBGC Note” means that certain Promissory Note issued by the Oneida Ltd. for the benefit of the Pension Benefit Guaranty Corporation, dated September 15, 2006, in the amount of $3,000,000.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (other than any Multiemployer Plan) that is maintained or is contributed to by any Loan Party or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Acquisition” means any investment by any Subsidiary of Holdings in the form of acquisitions of all or substantially all of the business or a line of business or a separate operation (whether by merger, consolidation, amalgamation or similar transaction or the acquisition of capital stock, assets or any combination of the foregoing) of any other Person if:

(a) the board of directors of the acquired company shall have approved the acquisition prior to closing (except in the case of an acquisition of a Subsidiary of an entity, or of assets of an entity);

(b) at the time of and immediately after giving effect to any such proposed acquisition (but without giving effect to any earnout or the other contingent consideration payable in connection with the proposed Permitted Acquisition, unless such earnout or other contingent consideration is due or payable at the time of such Permitted Acquisition), Borrowers shall be in compliance with the financial covenants set forth in Section 7.11 on a Pro Forma Basis excluding from the calculation of Consolidated EBITDA (solely for purposes of this clause (b)) any Cure Contribution made pursuant to Section 8.03(b);

(c) Holdings shall deliver to the Administrative Agent and the Lenders, on or prior to the closing date of such transaction a certificate of a Responsible Officer evidencing compliance on Pro Forma Basis with the financial covenants set forth in Section 7.11 after giving effect to the proposed acquisition, as set forth in clause (d) above and certifying compliance with the other requirements of this definition; and

(d) no Event of Default shall have occurred and be continuing as of the date of execution of the definitive purchase agreement of the proposed acquisition.

“Permitted Debt Exchange” shall have the meaning provided in Section 2.18(a).

“Permitted Debt Exchange Notes” shall have the meaning provided in Section 2.18(a).

“Permitted Debt Exchange Offer” shall have the meaning provided in Section 2.18(a).

“Permitted First Priority Refinancing Debt” means any secured Indebtedness (including any Registered Equivalent Notes) incurred by any Borrower or any other Loan Party in the form of one or more series of senior secured notes or loans; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and is not secured by any property or assets of Holdings or its Subsidiaries other than the Collateral, (ii) such Indebtedness is not at any time guaranteed by any Subsidiary other than Guarantors, (iii) such Indebtedness does not mature prior to the date that is the Latest Maturity Date of, or have a Weighted Average Life to

Maturity less than the Weighted Average Life to Maturity of, any Term Loan outstanding at the time such Indebtedness is incurred or issued, and (iv) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of (I) the ABL Intercreditor Agreement and/or (II) a First Lien Intercreditor Agreement; provided that if such Indebtedness is the initial Permitted First Priority Refinancing Debt incurred by Borrowers, then Borrowers, Holdings, the Guarantors, the Administrative Agent and the Senior Representative for such Indebtedness shall have executed and delivered a First Lien Intercreditor Agreement. Permitted First Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Joint Ventures” means any Person which is, directly or indirectly, through its subsidiaries or otherwise engaged principally in any business in which any Subsidiary of Holdings is engaged, or a reasonably related business, and the capital stock of which is owned by a Loan Party or any Subsidiary thereof and one or more Persons other than a Loan Party or Subsidiary thereof.

“Permitted Junior Priority Refinancing Debt” means secured Indebtedness (including any Registered Equivalent Notes) incurred by any Loan Party in the form of one or more series of second lien (or other junior lien) secured notes or second lien (or other junior lien) secured loans; provided that (i) such Indebtedness is secured by the Collateral on a junior priority basis to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt and is not secured by any property or assets of Holdings or its Subsidiaries other than the Collateral, (ii) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of (I) the ABL Intercreditor Agreement and/or (II) a Junior Lien Intercreditor Agreement; provided that if such Indebtedness is the initial Permitted Junior Priority Refinancing Debt incurred by any Loan Party, then the Loan Parties, the Administrative Agent and the Senior Representative for such Indebtedness shall have executed and delivered a Junior Lien Intercreditor Agreement and (iv) such Indebtedness meets the Permitted Other Debt Conditions. Permitted Junior Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Liens” means those Liens permitted pursuant to Section 7.01.

“Permitted Other Debt Conditions” means that such applicable Indebtedness (i) does not mature or have scheduled amortization payments of principal or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligations (except (x) customary asset sale or change of control or similar event provisions that provide for the prior repayment in full of the Term Loans and all other Obligations or (y) “AHYDO” payments), in each case prior to the Latest Maturity Date at the time such Indebtedness is incurred, (ii) is not at any time guaranteed by any Subsidiary other than Guarantors and (iii) to the extent secured, is not secured by property or assets other than the Collateral.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other amounts paid, and fees and expenses incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) if such Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms, taken as a whole, at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (d) if such Indebtedness being modified, refinanced, refunded, renewed or extended is secured, such modification refinancing, refunding renewal or extension should be subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent and (e) if such Indebtedness being modified, refinanced, refunded, renewed or extended is unsecured, such modification, refinancing, refunding, renewal or extension shall also be unsecured.

“Permitted Tax Distribution” means, for any taxable period for which Holdings and/or any of its Subsidiaries are members of a consolidated, combined or similar income tax group for U.S. federal and/or applicable state or local income Tax purposes (a “Tax Group”) of which a direct or indirect parent of Holdings is the common parent, or for which Holdings is for U.S. federal and/or applicable state or local income Tax purposes a disregarded entity deemed to be owned by a corporate parent (a “Corporate Parent”), payments by Holdings to any direct or indirect parent of Holdings, to pay the portion of any consolidated, combined or similar U.S. federal, state or local income Taxes (as applicable) of such Tax Group, or the portion of the U.S. federal, state or local income Taxes of such Corporate Parent, as applicable, for such taxable period that are attributable to the income of Holdings and/or its applicable Subsidiaries; provided that the amount of such dividends or other distributions for any taxable period shall not exceed the amount of such Taxes that Holdings and/or its applicable Subsidiaries would have paid had Holdings and/or such Subsidiaries, as applicable, been a stand-alone corporate taxpayer (or a stand-alone corporate Tax Group).

“Permitted Unsecured Refinancing Debt” means unsecured Indebtedness (including any Registered Equivalent Notes) incurred by any Loan Party in the form of one or more series of senior unsecured notes or loans; provided that (i) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness and (ii) meets the Permitted Other Debt Conditions.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of any Loan Party or any such Plan to which any Loan Party is required to contribute on behalf of any of its employees or under which any Loan Party has any liability or with respect to any Pension Plan or Multiemployer Plan any ERISA Affiliate has any liability.

“Platform” has the meaning specified in Section 6.02.

“Pledged Equity” means the “Pledged Equity Interests” (as defined in the Collateral Agreement) required to be delivered by the Loan Parties pursuant to Section 5 of the Collateral Agreement.

“Pledged Notes” means the “Pledged Notes” (as defined in the Collateral Agreement) required to be delivered by the Loan Parties pursuant to Section 5 of the Collateral Agreement.

“Prepayment Notice” has the meaning specified in Section 2.03(c).

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Deutsche Bank AG, New York Branch as its reference rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by Deutsche Bank AG, New York Branch in connection with extensions of credit to debtors) (any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change).

“Public Lender” has the meaning specified in Section 6.02.

“PublicCo” has the meaning specified in the first recital.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Quarterly Financial Statements” means the unaudited consolidated balance sheets of Holdings and its Subsidiaries and the consolidated statements of operations, Stockholders’ Equity and cash flows for each such Fiscal Quarter subsequent to the most recent respective Annual Financial Statement of Holdings and its Subsidiaries ended at least 45 days prior to the Closing Date.

“Refinancing Amendment” means an amendment to this Agreement executed by each of (a) Borrowers, (b) the Administrative Agent, (c) each Additional Refinancing Lender, if any, and (d) each Lender that agrees to provide any portion of Refinancing Term Loans in accordance with Section 2.17.

“Refinancing Notes” has the meaning provided in Section 2.15(a).

“Refinancing Notes Indenture” means the indenture entered into with respect to the Refinancing Notes and pursuant to which same shall be issued.

“Refinancing Series” means all Refinancing Term Loans or Refinancing Term Commitments that are established pursuant to the same Refinancing Amendment (or any subsequent Refinancing Amendment to the extent such Refinancing Amendment expressly provides that the Refinancing Term Loans or Refinancing Term Commitments provided for therein are intended to be a part of any previously established Refinancing Series) and that provide for the same All-in Yield and amortization schedule.

“Refinancing Term Commitments” means one or more term loan commitments hereunder that fund Refinancing Term Loans of the applicable Refinancing Series hereunder pursuant to a Refinancing Amendment.

“Refinancing Term Loans” means one or more Classes of Term Loans that result from a Refinancing Amendment.

“Register” has the meaning specified in Section 10.06(c).

“Registered Equivalent Notes” means, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the Outstanding Amount of all Term Loans.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Person or any of its Subsidiaries, (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent or any thereof).

“Retained Percentage” means, with respect to any Fiscal Year for which financial statements have been delivered in accordance with Section 6.01(a), (a) 100% minus (b) the ECF Percentage with respect to such Fiscal Year.

“Return” means, with respect to any Investment, any dividend, distribution, interest, fee, premium, return of capital, repayment of principal, income, profit (from a disposition or otherwise) and any other amount received or realized in respect thereof.

“ROI Merger” has the meaning assigned to such term in the first recital hereto.

“ROI Merger Agreement” has the meaning assigned to such term in the first recital hereto.

“ROI Merger Documents” means, collectively, the ROI Merger Agreement and the other documents delivered in connection thereto.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any Swap Contract permitted under Section 7.03(d) that is entered into by and between a any Loan Party and any Hedge Bank and which is designated by a Borrower as a “Secured Hedge Agreement” in writing to the Administrative Agent.

“Same Day Funds” means immediately available funds.

“Secured Obligations” means collectively, the Obligations and all obligations owing to the Secured Parties by the Loan Parties under any Secured Hedge Agreement. Notwithstanding the foregoing, Secured Obligations of any Loan Party shall in no event include any Excluded Swap Obligations of such Loan Party.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, the Hedge Banks and the other Persons the Obligations owing to which are secured by the Collateral under the terms of the Collateral Documents.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Indebtedness” has the meaning specified in Section 5.21.

“Senior Representative” means, with respect to any series of Permitted First Priority Refinancing Debt or Permitted Junior Priority Refinancing Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Senior Secured Financing” has the meaning specified in Section 5.21.

“Solvent” and “Solvency” mean, with respect to Holdings and its Subsidiaries, on a consolidated basis, taken as a whole, on any date of determination, that on such date (a) the fair value of the assets of Holdings and its Subsidiaries, on a consolidated basis, taken as a whole (calculated on a going concern basis), is greater than the total amount of debt, including contingent liabilities, of Holdings and its Subsidiaries, taken as a whole, (b) the present fair saleable value of the assets of such Person is greater than the total amount that will be required to pay the probable liabilities (including contingent liabilities) of such Person as they become absolute and matured, (c) the capital of Holdings and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of Holdings and its Subsidiaries, taken as a whole, contemplated as of such date; and (d) Holdings and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debt as they mature in the ordinary course of business. For the purpose hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, representing the amount that can reasonably be expected to become an actual or matured liability.

“Sponsors” means Monomoy Capital Partners, L.P. and its Affiliates.

“Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Stockholders’ Equity” means, as of any date of determination, consolidated stockholders’ equity of Holdings and its Subsidiaries as of the date determined in accordance with GAAP.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other similar master agreement relating to a transaction described in clause (a) (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Syndication Agent” means Jefferies Finance LLC.

“Synthetic Lease Obligation” means the monetary obligation of a Person under an agreement for the use or possession of property (including sale and leaseback transactions) creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means a borrowing consisting of one or more simultaneous Term Loans of the same Class and Type under the Term Facility and, in the case of Eurodollar Rate Loans, having the same Interest Period made pursuant to Section 2.01(a).

“Term Commitment” means as to each Lender, its obligation to make a Term Loan to Borrowers hereunder, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Lender under this Agreement, as such commitment may be (a) reduced from time to time pursuant to Section 2.04 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Lender pursuant to an Assignment and Assumption or (ii) an Incremental Amendment, Extension Amendment, Refinancing Amendment or Permitted Repricing Amendment, as applicable. The initial amount of each Lender’s Term Commitment is set forth on Schedule 2.01 under the caption “Commitment” or, otherwise, in the Assignment and Assumption, Incremental Amendment, Extension Amendment, Refinancing Amendment or Permitted Repricing Amendment pursuant to which such Lender shall have assumed its Term Commitment, as the case may be. The initial aggregate amount of the Term Commitments is $250,000,000.

“Term Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term Commitments at such time and (b) thereafter, the aggregate principal amount of the Term Loans and Term Commitments of all Lenders outstanding at such time.

“Term Loan” means an Initial Term Loan, an Extended Term Loan, an Incremental Term Loan, or a Refinancing Term Loan.

“Term Loan Increase” has the meaning specified in Section 2.14(a).

“Threshold Amount” means $20,000,000.

“Transaction” means, collectively, (a) the entering into by the Loan Parties of the Loan Documents to which they are or are intended to be a party, (b) the repayment of Existing Indebtedness, (c) the payment of Transaction Costs, (d) the consummation of the ROI Merger and the payment of merger consideration in connection therewith, (e) the amendment of existing warrants issued by ROI Acquisition Corp and the payments to the holders of such warrants contemplated thereby and (f) the entering into by the ABL Loan Parties of the ABL Credit Agreement, to which they are intended to be party and the refinancing and/or repayment of Indebtedness thereunder.

“Transaction Costs” means fees and expenses in connection with the Transaction.

“Type” means, with respect to a Term Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UK Revolver” means the Sales Finance Agreement by and between Oneida International Limited and Barclays Bank PLC, as in effect on the date hereof.

“United States” and “U.S.” mean the United States of America.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” means a certificate substantially in the form of Exhibits G-1 through G-4.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

Section 1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including”

shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03 Accounting Terms.

(a) Generally. Subject to Sections 1.03(b) and (c), all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP applied on a consistent basis, as in effect from time to time, except as otherwise specifically prescribed herein;

(b) Changes in GAAP. Subject to Section 1.03 (c), if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Required Lenders or Borrowers shall so request, the Administrative Agent, the Lenders and Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Holdings shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Notwithstanding any actual or proposed change in GAAP after the date hereof or anything herein to the contrary, any lease that is treated as an operating lease for purposes of GAAP as of the date hereof shall not be treated as Indebtedness, Attributable Indebtedness or as a Capital Lease and shall continue to be treated as an operating lease (and any future lease, if it were in effect on the date hereof, that would be treated as an operating lease for purposes of GAAP as of the date hereof shall be treated as an operating lease), in each case for purposes of this Agreement.

Section 1.04 Rounding. Any financial ratios required to be maintained or complied with by Borrowers pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05 Times of Day; Calculation of Dates. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable). In any calculation of dates for required performance or deliveries (other than payments), if the date calculated is not a Business Day, then the date for such performance or delivery shall be the next succeeding Business Day.

Section 1.06 Currency Equivalents Generally; Change of Currency. For purposes of this Agreement and the other Loan Documents (other than Articles 2, 9 and 10 hereof), where the permissibility of a transaction or determinations of required actions or circumstances depend upon compliance with, or are determined by reference to, amounts stated in Dollars, such amounts shall be deemed to refer to Dollars or Dollar Equivalents and any requisite currency translation shall be based on the Spot Rate in effect on the Business Day immediately preceding the date of such transaction or determination. Notwithstanding the foregoing, for purposes of determining compliance with Sections 7.01, 7.02 and 7.03 with respect to any amount of Liens, Investment or Indebtedness in currencies other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Lien is created, Indebtedness is incurred or Investment is made. Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with Borrower Agent’s consent (not to be unreasonably withheld) to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

ARTICLE 2.

THE TERM COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01 The Initial Term Loan.

(a) Subject to the terms and conditions set forth herein, each Lender severally agrees to make a single loan to Borrowers on the Closing Date in an amount not to exceed such Lender’s Term Commitment on the Closing Date. The Term Borrowing shall consist of Initial Term Loans made simultaneously by the Lenders in accordance with their respective Applicable Percentage of the Term Facility on the Closing Date. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term Loans shall be denominated in Dollars and may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein. The Term Commitments shall be automatically terminated upon the making of Initial Term Loans.

(b) [Reserved].

Section 2.02 Term Borrowings, Conversions and Continuations of Term Loans.

(a) Each Term Borrowing, each conversion of Term Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon Borrower Agent’s irrevocable notice to the Administrative Agent, which may be given by “pdf” or similar electronic format, in the form of the Committed Loan Notice attached hereto as Exhibit A. Each such Committed Loan Notice must be received by the Administrative Agent not later than (i) 2:00 p.m., New York City time, three Business Days (or such shorter period agreed as may be agreed by the Administrative Agent) prior to the requested date of any Term Borrowing of, conversion to or continuation of Eurodollar Rate Loans denominated in Dollars or of any conversion of Eurodollar Rate Loans denominated in Dollars to Base Rate Loans and (ii) 11:00 a.m., New York City time, on the requested date of any Term Borrowing of Base Rate Loans. Each Term Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a minimum principal amount of $1,000,000 and whole multiples of $1,000,000 in excess thereof. Each Term Borrowing of or conversion to Base Rate Loans shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice shall specify (1) whether Borrower Agent is requesting a Term Borrowing, a conversion of Term Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (2) the requested date of the Term Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (3) the principal amount of Term Loans to be borrowed, converted or continued, (4) the Class and Type of Term Loans to be borrowed or which existing Term Loans are to be converted and (5) if applicable, the duration of the applicable Interest Period with respect thereto. If Borrower Agent fails to specify a Type of Term Loan in a Committed Loan Notice or if Borrower Agent fails to give a timely notice requesting a conversion or continuation, then the Term Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If Borrower Agent requests a Term Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the Term Facility of the applicable Class of Term Loans, and if no timely notice of a conversion or continuation is provided by Borrower Agent, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of each Term Borrowing, each Appropriate Lender shall make the amount of its Term Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 12:00 p.m., New York City time, on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Article 4, the Administrative Agent shall make all funds so received available to the applicable Borrower or Borrowers in like funds as received by the Administrative Agent either by wire transfer of such funds in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by Borrower Agent.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of an Event of Default, no Term Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify Borrower Agent and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify Borrower Agent and the Lenders of any change in the Prime Rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Term Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than ten Interest Periods in effect at any one time, provided that after the establishment of any new Class of Term Loans pursuant to a Refinancing Amendment or Extension Amendment, the number of Interest Periods otherwise permitted by this Section 2.02(e) shall increase by three Interest Periods for each applicable Class so established.

Section 2.03 Prepayments.

(a) Optional. (i) Borrowers may, upon written notice by Borrower Agent to the Administrative Agent pursuant to Section 2.03(c) below, at any time or from time to time voluntarily prepay Term Loans of any Class in whole or in part, subject to Section 2.03(d), but otherwise without premium or penalty; provided that (x) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof and (y) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Any voluntary prepayment of a Term Loan pursuant to this Section 2.03(a) shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Term Loans to be prepaid and the payment amount specified in such notice shall be due and payable on the date specified therein. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage or other applicable share provided for under this Agreement of such prepayment. Each such prepayment of the outstanding Term Loans pursuant to this Section 2.03(a) shall be applied to scheduled amortization payments and the payment at final maturity under Section 2.05 in such order as Borrower Agent shall determine; provided that absent direction from Borrower Agent, any such voluntary prepayment of the Term Facility shall be applied to scheduled amortization payments in the direct order of maturity. All payments made pursuant to this Section 2.03(a) shall be applied on a pro rata basis to each Lender holding Term Loans of the Class being prepaid.

(ii) Notwithstanding anything to the contrary contained in this Agreement, Borrowers may rescind any notice of prepayment under Section 2.03(a)(i) if such prepayment would have resulted from a refinancing of all or a portion of the Term Facility or the occurrence of any other transaction or event, which refinancing, transaction or event shall not be consummated or shall otherwise be delayed.

(b) Mandatory.

(i) Subject to clause (vi) below and except with respect to ABL Priority Collateral (as defined in the ABL Intercreditor Agreement), if Holdings or any of its Subsidiaries Disposes of any property (other than any Disposition of any property permitted by Section 7.05 (except pursuant to Section 7.05(j) and Section 7.15) which results in the realization by such Person of Net Cash Proceeds in excess of an aggregate amount of $2,500,000 per Fiscal Year, Borrowers shall prepay, subject to Section 2.03(d), an aggregate principal amount of Term Loans equal to 100% of such Net Cash Proceeds in excess of $2,500,000 no later than five Business Days following receipt thereof by such Person (such prepayments to be applied as set forth in clause (v) below).

(ii) In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing on a pro rata basis from the Closing Date to the end of the Fiscal Year ending December 31, 2013 and for each Fiscal Year thereafter), Borrowers shall, no later than five Business Days after the date that the financial statements referred to in Section 6.01(a) are required to be delivered, prepay an aggregate principal amount of Term Loans equal to the ECF Percentage of such Consolidated Excess Cash Flow less, the sum of (i) all voluntary prepayments of Term Loans to the extent not funded with the proceeds of Indebtedness (other than extensions of credit under the ABL Credit Agreement or any other revolving credit or similar facility) pursuant to Section 2.03(a)(i) or Section 10.06(b)(vii) (in an amount equal to the discounted amount actually paid in respect of the principal amount of such Term Loan) or otherwise during such Fiscal Year and, at the option of Borrowers and without duplication across periods, after such Fiscal Year but on or before such prepayment date and (ii) all voluntary prepayments of loans under the ABL Credit Agreement, to the extent that the commitments under the ABL Credit Agreement are permanently reduced by the amount of such payment, to the extent not funded with the proceeds of Indebtedness and, at the option of Borrowers and without duplication across periods, after such Fiscal Year but on or before such prepayment date (such amount, the “Excess Cash Flow Amount”), to be applied as set forth in clause (v) below.

(iii) Upon the incurrence or issuance by Holdings or any of its Subsidiaries of any Indebtedness after the Closing Date (A) not permitted to be incurred or issued pursuant to Section 7.03 or (B) that is intended to constitute Refinancing Notes or Credit Agreement Refinancing Indebtedness, Borrowers shall prepay, subject to Section 2.03(d), an aggregate principal amount of Term Loans (or, in the case of Refinancing Notes or Credit Agreement Refinancing Indebtedness, the applicable Class of Term Loans) equal to 100% of all Net Cash Proceeds received therefrom no later than five Business Days following receipt thereof by such Person (such prepayments to be applied as set forth in clause (v) below).

(iv) Upon any Extraordinary Receipt (other than those Extraordinary Receipts arising from any ABL Priority Collateral (as defined in the ABL Intercreditor Agreement)) received by or paid to or for the account of Holdings or any of its Subsidiaries and not otherwise included in clause (i), (ii) or (iii) of this Section 2.03(b), Borrowers shall prepay, subject to Section 2.03(d), an aggregate principal amount of Term Loans equal to 100% of all Net Cash Proceeds received therefrom in excess of the greater of $2,500,000 per Fiscal Year no later than five Business Days following receipt thereof by such Person (such prepayments to be applied as set forth in clause (v) below).

(v) Except as otherwise set forth in any Incremental Amendment, Extension Amendment, Refinancing Amendment or Permitted Repricing Amendment, each prepayment of Term Loans required by Section 2.03(b) shall be applied, first, allocated among each Class of Term Loans pro rata based on the aggregate principal amount of outstanding Term Loans, irrespective of whether such outstanding Term Loans are Base Rate Loans or Eurodollar Rate Loans, with the application of such mandatory prepayment within each Class of Term Loans applied to the remaining installments of such Class as Borrowers may direct; and, second, any excess after the application of such proceeds in accordance with clause first above may be retained by Borrowers. Any prepayment of a Term Loan pursuant to this Section 2.03(b) shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

(vi) Notwithstanding any other provisions of this Section 2.03,

(1) if at the time that any prepayment would be required pursuant to clause (i) or (iv) of this Section 2.03(b), Borrowers are required to prepay or offer to repurchase any Permitted First Priority Refinancing Debt or Refinancing Notes or other Indebtedness secured by the Collateral on a pari passu basis and the Permitted Refinancing of any such Indebtedness (in each case to the extent secured on pari passu basis with the Liens securing the Obligations) in each case pursuant to the terms of the documentation governing such Indebtedness with the net proceeds of such Disposition or Extraordinary Receipt (such Permitted First Priority Refinancing Debt, Refinancing Notes or other Indebtedness (or the Permitted Refinancing of any such Indebtedness) required to be prepaid or offered to be so repurchased, “Other Applicable Indebtedness”), then Borrowers may apply such net proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness at such time; provided that the portion of such net proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such net proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such net proceeds shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment of the Term Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to Section 2.03(b)(i) or 2.03(b)(iv), as applicable, shall be reduced accordingly; provided, further, that to the extent the holders of Other Applicable Indebtedness decline to have such Other Applicable Indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof;

(2) to the extent that any of or all the Net Cash Proceeds of any Disposition by or Extraordinary Receipt of, a Foreign Subsidiary or Consolidated Excess Cash Flow attributable to a Foreign Subsidiary prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Cash Proceeds or Consolidated Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.03 but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law, will not permit repatriation to the United States (Holdings hereby agreeing to use commercially reasonably efforts to otherwise cause the applicable Foreign Subsidiary to promptly take all commercially reasonable actions required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds or Consolidated Excess Cash Flow that, in each case, would otherwise be required to be used to prepay Term Loans pursuant to Section 2.03(b)(i), (ii) or (iv), is permitted under the applicable local law, even if such cash is not actually repatriated at such time, an amount equal to such repatriated (or permitted to be repatriated) Net Cash Proceeds or Consolidated Excess Cash Flow will be promptly (and in any event not later than five (5) Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.03;

(3) to the extent that Borrowers have determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Disposition or Extraordinary Receipt by any Foreign Subsidiary or Consolidated Excess Cash Flow attributable to a Foreign Subsidiary would have material adverse tax cost consequence (as determined by Borrowers) with respect to such Net Cash Proceeds or Consolidated Excess Cash Flow, such Net Cash Proceeds or Consolidated Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary; provided that, in the case of this clause, on or before the date on which any such Net Cash Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to Section 2.03(b) or any such Consolidated Excess Cash Flow would have been required to be applied to prepayments pursuant to Section 2.03(b), Borrowers apply an amount equal to such Net Cash Proceeds or Consolidated Excess Cash Flow to such reinvestments or prepayments, as applicable, as if such Net Cash Proceeds or Consolidated Excess Cash Flow had been received by Borrowers rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds or Consolidated Excess Cash Flow had been repatriated (or, if less, the Net Cash Proceeds or Consolidated Excess Cash Flow that would be calculated if received by such Foreign Subsidiary); and.

(4) to the extent that any of or all the Net Cash Proceeds of any Disposition by or Extraordinary Receipt of a Subsidiary or Consolidated Excess Cash Flow attributable to a Subsidiary is prohibited or delayed by restrictions in such Subsidiary’s Organization Documents, the portion of such Net Cash Proceeds or Consolidated Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.03 but may be retained by the applicable Subsidiary so long, but only so long, as the applicable Organization Documents will not permit such repayment (Holdings hereby agreeing to cause the applicable Subsidiary to promptly take all actions reasonably required by such Organization Document to permit such repayment), and once such repayment of any of such affected Net Cash Proceeds or Consolidated Excess Cash Flow that, in each case, would otherwise be required to be used to make an offer of prepayment pursuant to Section 2.03(b)(i), (ii) or (iv), is permitted under the applicable Organization Document, such repayment will be immediately effected; and even if such cash is not actually repatriated at such time, an amount equal to such Net Cash Proceeds or Consolidated Excess Cash Flow will be promptly (and in any event not later than five Business Days after such repayment becomes possible) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.03. For the avoidance of doubt, nothing within this Section 2.03(b)(vi) shall require any Loan Party to cause any amounts to be repatriated to the United States (whether or not such amounts are used in or excluded from the determination of the amount of any mandatory prepayments hereunder).

(c) Notices of Prepayments.

(i) Generally. Other than as specified in Section 2.03(c)(ii) below, Borrower Agent shall provide written notice substantially in the form of Exhibit J hereto (each, a “Prepayment Notice”) to the Administrative Agent not later than 12:00 p.m., New York City time, (i) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (ii) one Business Day prior to any date of prepayment of Base Rate Loans. Each Prepayment Notice shall specify (x) the date and amount of such prepayment and (y) the Type(s) of Term Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of the Term Loans. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Appropriate Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Term Facility). If such notice is given by Borrower Agent, Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, unless such notice specified that prepayment is contingent upon consummation of another transaction, and such transaction was not consummated.

(ii) Notice of Mandatory Prepayment Events. Borrowers shall use commercially reasonable efforts to give to the Administrative Agent and the Lenders, at least one Business Day’s prior written or telecopy notice of each and every prepayment required under Section 2.03(b)(i) through (iv), including the amount of Net Cash Proceeds expected to be received therefrom and the expected schedule for receiving such proceeds.

(d) Call Premium. Each prepayment of Initial Term Loans occurring on or prior to the second anniversary of the Closing Date pursuant to this Section 2.03 for any reason (which shall be deemed for these purposes to include any assignments of non-consenting Lenders pursuant to Section 10.13, but shall exclude any assignments pursuant to Section 3.06(b) or 10.06(b)(vii)), other than a prepayment required by Sections 2.03(b)(i), (ii) and (iv), shall be accompanied by a premium payable by Borrowers equal to (i) if such prepayment or payment is made on or prior to the first anniversary of the Closing Date, 2% of the principal amount of the Initial Term Loans so prepaid, and (ii) if such prepayment or payment is made after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date, 1% of the principal amount of the Initial Term Loans so prepaid.

Section 2.04 Termination of Term Commitments. The aggregate Term Commitments of the Lenders on the Closing Date shall be automatically and permanently reduced to zero on the date of the initial Term Borrowing, which shall be no later than the Closing Date.

Section 2.05 Repayment of Term Loans. Borrowers shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders, (A) on the last day of each March, June, September and December, commencing with the last day of the first full quarter occurring after the Closing Date (each such date, an “Installment Payment Date”), an aggregate principal amount equal to 0.25% of the aggregate principal amount of all Initial Term Loans outstanding on the Closing Date (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.03 and as a result of debt repurchases pursuant to Section 10.06(b)(vii) and (B) on the Maturity Date for the Initial Term Loans, the aggregate principal amount of all Initial Term Loans outstanding on such date.

Section 2.06 Interest.

(a) Subject to the provisions of Section 2.06(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus 6.25% and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus 5.25%.

(b) Default Rate.

(i) During the continuance of a Default under Section 8.01(a), Borrowers shall pay interest on such overdue amounts at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on the Term Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.07 Fees. Borrowers shall pay to the Arrangers, the Lenders and the Administrative Agent for their own respective accounts fees in the amounts and at the times separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

Section 2.08 Computation of Interest and Fees. All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on the Term Loan for the day on which the Term Loan is made, and shall not accrue on the Term Loan, or any portion thereof, for the day on which the Term Loan or such portion is paid, provided that if the Term Loan is repaid on the same day on which it is made, subject to Section 2.10(a), then it shall bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest or demonstrable error.

Section 2.09 Evidence of Debt. The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest or demonstrable error of the amount of the Credit Extensions made by the Lenders to Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest or demonstrable error. Upon the request of any Lender made through the Administrative Agent, Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Term Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Term Loans and payments with respect thereto.

Section 2.10 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m., New York City time, on the date specified herein. The Administrative Agent will promptly distribute to each Appropriate Lender its Applicable Percentage (or other applicable share as provided herein) of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m., New York City time, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b) Presumption by Administrative Agent.

(i) Funding by Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of a Term Borrowing of Eurodollar Rate Loans (or, in the case of a Term Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Term Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of the Term Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Term Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Term Borrowing available to the Administrative Agent, then the applicable Lender and each Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by Borrowers, the interest rate applicable to Base Rate Loans. If Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to Borrowers the amount of such interest paid by Borrowers for such period. If such Lender pays its share of the applicable Term Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Term Loan included in the Term Borrowing. Any payment by Borrowers shall be without prejudice to any claim Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower. Unless the Administrative Agent shall have received notice from Borrower Agent prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders hereunder that Borrowers will not make such payment, the Administrative Agent may assume that Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if Borrowers have not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or Borrower Agent with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest or demonstrable error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for the Term Loan to be made by such Lender as provided in this Article 2, and such funds are not made available to Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article 4 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make the Term Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Term Loan or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for the Term Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for the Term Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

Section 2.11 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of the Term Facility due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Term Facility due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Term Facility due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Term Facility owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Term Facility owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payment on account of the Obligations in respect of the Term Facility owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Term Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Term Facility then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of Borrowers pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant or (2) any Incremental Amendment, Refinancing Note, Extension Amendment, Refinancing Amendment, Permitted Debt Exchange, Permitted Repricing Amendment or any Refinancing Term Loans or any related transaction contemplated by the terms of this Agreement.

Section 2.12 Borrower Agent. Each Borrower hereby designates Anchor (“Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for Term Loans, designation of interest rates, delivery or receipt of communications, preparation and delivery of financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with the Administrative Agent and the Lenders. Borrower Agent hereby accepts such appointment. The Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any Committed Loan Notice) delivered by Borrower Agent on behalf of any Borrower. The Administrative Agent may give any notice or communication with a Borrower hereunder to Borrower Agent on behalf of such Borrower. The Administrative

Agent shall have the right, in its discretion, to deal exclusively with Borrower Agent for any or all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by Borrower Agent shall be binding upon and enforceable against it.

Section 2.13 Joint and Several Nature and Extent of Each Borrower’s Liability. Each Borrower agrees that it is jointly and severally liable for the prompt payment and performance of, all Obligations and all agreements under the Loan Documents. The Term Loans constitute one general obligation of Borrowers and (unless otherwise expressly provided in any Loan Document) shall be secured by a Lien upon all Collateral; provided, however, that each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.

Section 2.14 Incremental Facilities.

(a) Incremental Term Loan Request. Borrowers may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (an “Incremental Term Loan Request”), request (i) one or more new commitments which may be of the same Class as any outstanding Term Loans (a “Term Loan Increase”) or (ii) term loans in a separate Class secured on either a pari passu basis with the Initial Term Loans or on a junior lien basis to the Initial Term Loans (collectively with any Term Loan Increase, the “Incremental Term Commitments”), whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders. Each Incremental Term Loan Request from Borrowers pursuant to this Section 2.14 shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans.

(b) Incremental Term Loans. Any Incremental Term Loans effected through the establishment of one or more new Term Loans made on an Incremental Facility Closing Date (other than a Term Loan Increase) shall be designated a separate Class of Incremental Term Loans for all purposes of this Agreement. On any Incremental Facility Closing Date on which any Incremental Term Commitments of any Class are effected (including through any Term Loan Increase), subject to the satisfaction of the terms and conditions in this Section 2.14, (i) each Incremental Lender of such Class shall make a Loan to Borrowers (an “Incremental Term Loan”) in an amount equal to its Incremental Term Commitment of such Class and (ii) each Incremental Lender of such Class shall become a Lender hereunder with respect to the Incremental Term Commitment of such Class and the Incremental Term Loans of such Class made pursuant thereto. Notwithstanding the foregoing, Incremental Term Loans may have identical terms to any of the Term Loans and be may treated as the same Class as any of such Term Loans.

(c) Incremental Lenders. Incremental Term Loans may be made by any existing Lender (but no existing Lender will have an obligation to make any Incremental Term Commitment (or Incremental Term Loan), nor will Borrowers have any obligation to approach any existing Lenders to provide any Incremental Term Commitment (or Incremental Term Loan)) or by any Additional Lender (each such existing Lender or Additional Lender providing such Term Loan, an “Incremental Lender”); provided that the Administrative Agent shall have consented (not to be unreasonably withheld or delayed) to such Additional Lender’s making such Incremental Term Loans to the extent such consent, if any, would be required under Section 10.06(b) for an assignment of Term Loans to such Additional Lender.

(d) Effectiveness of Incremental Amendment. The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof (the “Incremental Facility Closing Date”) of each of the following conditions:

(i) no Event of Default shall exist after giving effect to such Incremental Term Commitments and Incremental Term Loans made pursuant thereto on the Incremental Facility Closing Date; provided, that in the case of Incremental Term Commitments incurred to finance a Permitted Acquisition or other permitted Investments, such requirement shall be subject to customary “Funds Certain Provisions,” if otherwise agreed by the Lenders providing such Incremental Term Commitments;

(ii) each Incremental Term Commitment shall be in an aggregate principal amount that is not less than $5,000,000 and shall be in an increment of $1,000,000 (provided that such amount may be less than $5,000,000 if such amount represents all remaining availability under the limit set forth in the next sentence); and

(iii) (A) the aggregate amount of the Incremental Term Loans shall not exceed $50,000,000 in the aggregate and (B) the Consolidated First Lien Leverage Ratio is no more than 3.50 to 1.00 (assuming that all Incremental Term Loans are secured on a first-priority basis whether or not so secured and shall be deemed to constitute Consolidated First Lien Funded Indebtedness and excluding the cash proceeds of any such Incremental Term Loans for the purposes of netting) as of the last day of the most recently ended Measurement Period of Borrowers for which financial statements have been delivered to the Administrative Agent pursuant to Section 6.01(a) or (b) (or if no Measurement Period has passed, as of the last four quarters of Holdings then ended prior to such date for which financial statements of Holdings (or any direct or indirect parent of Holdings) are available), determined on the applicable Incremental Facility Closing Date, after giving effect to any such incurrence and any repayment of Indebtedness in connection therewith, in either case, on a Pro Forma Basis.

(e) Required Terms. Except as otherwise set forth herein, the terms, provisions and documentation of the Incremental Term Loans and Incremental Term Commitments of any Class and any Term Loan Increase shall be as agreed between Borrowers and the applicable Incremental Lenders providing such Incremental Term Commitments; provided that solely in the case of a Term Loan Increase, the terms, provisions and documentation of such Term Loan Increase shall be identical (other than with respect to upfront fees, OID or similar fees, interest rate margins and rate floors or other fees may be payable to the lenders providing the Term Loan Increase) to the applicable Term Loans being increased, in each case, as existing on the Incremental Facility Closing Date. In any event:

(i) the Incremental Term Loans:

(A) shall rank equal in priority in right of payment and of security with the Initial Term Loans or may be issued on a junior lien basis to the Initial Term Loans but may not be issued or incurred on a senior lien basis to the Initial Term Loans; provided, that Incremental Term Loans shall not at any time be guaranteed by any Subsidiaries other than the Subsidiaries that are Guarantors and, to the extent secured, shall not be secured by a Lien on any property or asset that does not secure the Term Facility;

(B) shall not mature earlier than the Maturity Date of the Initial Term Loans on the date of incurrence of such Incremental Term Loans,

(C) shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Initial Term Loans on the date of incurrence of such Incremental Term Loans,

(D) shall have, subject to clauses (e)(i)(B) and (e)(i)(C) above and (e)(ii) below, amortization and rate of interest determined by Borrowers and the applicable Incremental Lenders, and

(E) may participate on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis) in any mandatory prepayments of Term Loans under Section 2.03(b), as specified in the applicable Incremental Amendment.

(ii) the All-in Yield applicable to the Incremental Term Loans of each Class shall be determined by Borrowers and the applicable new Lenders and shall be set forth in each applicable Incremental Amendment; provided, however, that with respect to any first-lien Incremental Term Loans made under Incremental Term Commitments, the All-in Yield applicable to such Incremental Term Loans shall not be greater than the applicable All-in Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to Initial Term Loans, plus 50 basis points per annum unless the interest rate (together with, as provided in the proviso below, the Eurodollar or Base Rate floor) with respect to the Initial Term Loans is increased so as to cause the then applicable All-in Yield under this Agreement on the Initial Term Loans to equal the All-in Yield then applicable to the Incremental Term Loans minus 50 basis points; provided that if such Incremental Term Loan includes a Eurodollar Rate or a Base Rate floor greater than the corresponding interest rate floors applicable to the Initial Term Loans, such differential between the Eurodollar Rate floor or Base Rate floor, as applicable, shall be equated to the All-in Yield for purposes of determining whether an increase to the interest rate margin under the Initial Term Loans shall be required, but only to the extent that an increase in the Eurodollar Rate floor or Base Rate floor, as applicable, in the Initial Term Loans would cause an increase in the interest rate then in effect thereunder, and in such case, the Eurodollar Rate floor or Base Rate floor (but not the interest rate margin) applicable to the Initial Term Loans shall be increased to the extent of such differential between the Eurodollar Rate or Base Rate floors.

(f) Incremental Amendment. Commitments in respect of Incremental Term Loans shall become Term Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Borrowers, each Incremental Lender providing such Incremental Term Commitments and the Administrative Agent, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 3.01(e). The Incremental Amendment may, without the consent of any other Loan Party, Agent or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and Borrowers, to effect the provisions of this Section 2.14. In connection with any Incremental Amendment, Borrowers shall, if reasonably requested by the Administrative Agent, deliver customary reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Incremental Term Loans are provided with the benefit of the applicable Loan Documents. Borrowers will use the proceeds of the Incremental Term Loans for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Incremental Term Commitments or Incremental Term Loans unless it so agrees.

(g) This Section 2.14 shall supersede any provisions in Section 2.10, 2.11 or 10.01 to the contrary. For the avoidance of doubt, any of the provisions of this Section 2.14 may be amended with the consent of the Required Lenders. For the avoidance of doubt, no Incremental Amendment shall effect any amendments that would require the consent of each affected Lender or all Lenders pursuant to the proviso in the first paragraph of Section 10.01, unless each such Lender has, or all such Lenders have, as the case may be, given its or their consent to such amendment.

Section 2.15 Refinancing Notes.

(a) Borrowers may at any time and from time to time, by written notice to the Administrative Agent, issue of one or more additional series of debt securities, or an increase to an existing series of debt securities (“Refinancing Notes”); provided that:

(i) the proceeds of such Refinancing Notes shall be used, concurrently or substantially concurrently with the incurrence thereof, solely to refinance all or any portion of any Class or Classes of outstanding Term Loans and/or other Refinancing Notes;

(ii) such Refinancing Notes shall be in an aggregate principal amount not greater than the aggregate principal amount of Term Loans and/or other Refinancing Notes to be refinanced plus any accrued interest, fees, costs and expenses related thereto (including any original issue discount or upfront fees);

(iii) such Refinancing Notes shall not mature earlier than the Maturity Date of the Class of Term Loans being refinanced on the date of issuance of such Refinancing Notes and shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Class of Term Loans being refinanced on the date of issuance of such Refinancing Notes;

(iv) (A) the pricing, rate floors, discounts, fees and optional and mandatory prepayment or redemption provisions (including premiums, if any) applicable to such Refinancing Notes shall be as agreed between Borrowers and the initial purchasers of Refinancing Notes so long as, in the case of any mandatory prepayment or redemption provisions, the holders of such Refinancing Notes do not participate on a greater than pro rata basis in any such prepayments as compared to the Lenders holding the Class of Term Loans so refinanced and (B) the covenants and other terms applicable to such Refinancing Notes (excluding those terms described in the immediately preceding clause (A)), shall be as agreed between Borrowers and such purchasers of such Refinancing Note;

(v) no existing Lender shall be required to purchase any Refinancing Notes;

(vi) the Refinancing Notes shall rank equal in priority in right of payment and of security with the Initial Term Loans, may be issued on a junior lien basis to the Initial Term Loans or may be senior unsecured, but may not be issued or incurred on a senior lien basis to the Initial Term Loans; provided that Refinancing Notes shall not at any time be guaranteed by any Subsidiaries other than Loan Parties and, to the extent secured, shall not be secured by a Lien on any property or asset that does not secure the Term Facility; and

(vii) such Refinancing Notes, if secured, shall be issued subject to customary intercreditor arrangements that are reasonably satisfactory to the Administrative Agent.

(b) This Section 2.15 shall supersede any provisions in Section 2.10, Section 2.11 or Section 10.01 to the contrary (but shall be in addition to and not in lieu of the second paragraph of Section 10.01). The Refinancing Notes shall be established pursuant to documentation which shall be consistent with the provisions set forth in Section 2.15(a).

Section 2.16 Extension of Term Loans.

(a) Extension of Term Loans. Borrowers may at any time and from time to time request that all or a portion of the Term Loans of a given Class (each, an “Existing Term Loan Tranche”) be amended to extend the scheduled maturity date(s) with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so amended, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.16. In order to establish any Extended Term Loans, Borrowers shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Term Loan Tranche) (each, an “Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall (x) be identical as offered to each Lender under such Existing Term Loan Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Term Loan Tranche and (y) (except as to interest rates, fees, amortization, final maturity date, “AHYDO” payments, optional prepayments and redemptions, premium, required prepayment dates and participation in prepayments, which shall be determined by Borrowers and the Extending Term Lenders and set forth in the relevant Extension Request), be substantially identical to, or (taken as a whole) no more favorable to the Extending Term Lenders than those applicable to the Existing Term Loan Tranche subject to such Extension Request (except for covenants or other provisions applicable only to periods after the Latest Maturity Date) (as reasonably determined by Borrowers), including: (i) all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Term Loans of such Existing Term Loan Tranche, to the extent provided in the applicable Extension Amendment; provided, however, that at no time shall there be Classes of Term Loans hereunder (including Refinancing Term Loans and Extended Term Loans) which have more than five different Maturity Dates; (ii) the All-in Yield, pricing, optional redemptions and prepayment and “AHYDO” payments with respect to the Extended Term Loans (whether in the form of interest rate margin, upfront fees, OID or otherwise) may be different than the All-in Yield for the Term Loans of such Existing Term Loan Tranche, in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Term Loans); and (iv) Extended Term Loans may have call protection as may be agreed by Borrowers and the Lenders thereof; provided that no Extended Term Loans may be optionally prepaid prior to the date on which all Term Loans with an earlier final stated maturity (including Term Loans under the Existing Term Loan Tranche from which they were amended) are repaid in full, unless such optional prepayment is accompanied by a pro rata optional prepayment of such other Term Loans; provided, however, that (A) no Event of Default shall have occurred and be continuing at the time an Extension Request is delivered to Lenders, (B) in no event shall the final maturity date of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof be earlier than the then Latest Maturity Date of any other Term Loans hereunder, (C) the Weighted Average Life to Maturity of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof shall be no shorter (other than by virtue of amortization or prepayment of such Indebtedness prior to the time of incurrence of such Extended Term Loans) than the remaining Weighted Average Life to Maturity of the applicable Existing Term Loan Tranche, (D) all documentation in respect of such Extension Amendment shall be consistent with the foregoing and (E) any Extended Term Loans may participate on a pro rata basis or less than a pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Request. Any Extended Term Loans amended pursuant to any Extension Request shall be designated a series (each, a “Term Loan Extension Series”) of Extended Term Loans for all purposes of this Agreement; provided that any Extended Term Loans amended from an Existing Term Loan Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Term Loan Extension Series with respect to such Existing Term Loan Tranche. Each Term Loan Extension Series of Extended Term Loans incurred under this Section 2.16 shall be in an aggregate principal amount that is not less than $5,000,000 (or, if less, the entire principal amount of the Indebtedness being extended pursuant to this Section 2.16(a)).

(b) Extension Request. Borrowers shall provide the applicable Extension Request at least five Business Days prior to the date on which Lenders under the Existing Term Loan Tranche are requested to respond (or such shorter period as agreed by the Administrative Agent), and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent and Borrowers, in each case acting reasonably to accomplish the purposes of this Section 2.16. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Tranche amended into Extended Term Loans pursuant to any Extension Request. Any Lender holding a Loan under an Existing Term Loan Tranche (each, an “Extending Term Lender”) wishing to have all or a portion of its Term Loans under the Existing Term Loan Tranche subject to such Extension Request amended into Extended Term Loans shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans under the Existing Term Loan Tranche, as applicable, which it has elected to request be amended into Extended Term Loans (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate principal amount of Term Loans under the Existing Term Loan Tranche in respect of which applicable Extending Term Lenders shall have accepted the relevant Extension Request exceeds the amount of Extended Term Loans requested to be extended pursuant to the Extension Request, Term Loans subject to Extension Elections shall be amended to Extended Term Loans on a pro rata basis (subject to rounding by the Administrative Agent, which shall be conclusive) based on the aggregate principal amount of Term Loans included in each such Extension Election.

(c) Extension Amendment. Extended Term Loans shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among Borrowers, the Administrative Agent and each Extending Term Lender, providing an Extended Term Loan thereunder, which shall be consistent with the provisions set forth in Section 2.16(a) above, (but which shall not require the consent of any other Lender). The effectiveness of any Extension Amendment shall be subject to receipt by the Administrative Agent of (i) customary legal opinions, board resolutions and officers’ certificates and (ii) customary reaffirmation agreements and/or such amendments to the Collateral Documents in order to ensure that the Extended Term Loans are provided with the benefit of the applicable Loan Documents. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment. Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Term Loans or incurred pursuant thereto, (ii) modify the scheduled repayments set forth in Section 2.05 with respect to any Existing Term Loan Tranche subject to an Extension Election to reflect a reduction in the principal amount of the Term Loans thereunder in an amount equal to the aggregate principal amount of the Extended Term Loans amended pursuant to the applicable Extension (with such amount to be applied ratably to reduce scheduled repayments of such Term Loans required pursuant to Section 2.05), (iii) modify the prepayments set forth in Section 2.03 to reflect the existence of the Extended Term Loans and the application of prepayments with respect thereto, (iv) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of the third paragraph of Section 10.01 (without the consent of the Required Lenders called for therein) and (v) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and Borrowers, to effect the provisions of this Section 2.16, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment.

(d) No conversion of Term Loans pursuant to any Extension in accordance with this Section 2.16 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement. This Section 2.16 shall supersede any provisions in Section 2.10, Section 2.11 or Section 10.01 to the contrary.

Section 2.17 Refinancing Amendments.

(a) On one or more occasions after the Closing Date, Borrowers may obtain, from any Lender or any Additional Refinancing Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Term Loans then outstanding under this Agreement (which for purposes of this Section 2.17(a) will be deemed to include any then outstanding Refinancing Term Loans or Incremental Term Loans), in the form of Refinancing Term Loans or Refinancing Term Commitments pursuant to a Refinancing Amendment.

(b) The effectiveness of any Refinancing Amendment shall be subject to receipt by the Administrative Agent of (i) customary legal opinions, board resolutions and officers’ certificates and (ii) customary reaffirmation agreements and/or such amendments to the Collateral Documents in order to ensure that such Credit Agreement Refinancing Indebtedness is provided with the benefit of the applicable Loan Documents.

(c) Each issuance of Credit Agreement Refinancing Indebtedness under Section 2.17(a) shall be in an aggregate principal amount that is (x) not less than $5,000,000 and (y) an integral multiple of $1,000,000 in excess thereof.

(d) Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto and (ii) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of the third paragraph of Section 10.01 (without the consent of the Required Lenders called for therein) and (iii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and Borrowers, to effect the provisions of this Section 2.17, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment.

(e) This Section 2.17 shall supersede any provisions in Section 2.10, 2.11 or 10.01 to the contrary. For the avoidance of doubt, any of the provisions of this Section 2.17 may be amended with the consent of the Required Lenders.

Section 2.18 Permitted Debt Exchanges.

(a) Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, a “Permitted Debt Exchange Offer”) made from time to time by Borrowers to all Lenders (other than any Lender that, if requested by Borrowers, is unable to certify that it is either a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (as defined in Rule 501 under the Securities Act)) with outstanding Term Loans under one or more Classes of Term Loans (as determined by Borrowers) on the same terms, Borrowers may from time to time consummate one or more exchanges of Term Loans for Indebtedness (such notes, “Permitted Debt Exchange Notes,” and each such exchange a “Permitted Debt Exchange”), so long as the following conditions are satisfied: (i) no Event of Default shall have occurred and be continuing at the time the offering document in respect of a Permitted Debt Exchange Offer is delivered to the relevant Lenders, (ii) the aggregate principal amount (calculated on the face amount thereof) of Term Loans exchanged, plus unpaid accrued interest and premium (if any) thereon and underwriting, discounts, fees, commissions and expenses in the issuance of the Permitted Debt Exchange Notes, shall equal the aggregate principal amount (calculated on the face amount thereof) of Permitted Debt Exchange Notes issued in exchange for such Term Loans, (iii) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans exchanged under each applicable Class by Borrowers pursuant to any Permitted Debt Exchange shall automatically be cancelled and retired by Borrowers on date of the settlement thereof (and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Acceptance, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Debt Exchange to Borrowers for immediate cancellation), (iv) if the aggregate principal amount of all Term Loans (calculated on the face amount thereof) of a given Class tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof of the applicable Class actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of such Class offered to be exchanged by Borrowers pursuant to such Permitted Debt Exchange Offer, then Borrowers shall exchange Term Loans under the relevant Class tendered by such Lenders ratably up to such maximum based on the respective principal amounts so tendered, or if such Permitted Debt Exchange Offer shall have been made with respect to multiple Classes without specifying a maximum aggregate principal amount offered to be exchanged for each Class, and the aggregate principal amount of all Term Loans (calculated on the face amount thereof) of all Classes tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of all relevant Classes offered to be exchanged by Borrowers pursuant to such Permitted Debt Exchange Offer, then Borrowers shall exchange Term Loans across all Classes subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered, (v) each such Permitted Debt Exchange Offer shall be made on a pro rata basis to the Lenders (other than any Lender that, if requested by Borrowers, is unable to certify that it is either a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (as defined in Rule 501 under the Securities Act)) of each applicable Class so designated by Borrowers, based on their respective aggregate principal amounts of outstanding Term Loans under each such Class, (vi) all documentation in respect of such Permitted Debt Exchange shall be consistent with the foregoing, and all written communications generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and made in consultation with Borrowers and the Administrative Agent, (vii) any applicable Minimum Tender Condition shall be satisfied and (viii) such Permitted Debt Exchange Notes shall reflect market terms at the time of issuance thereof so long as such terms otherwise comply with the definition of “Permitted Other Debt Conditions.”

(b) With respect to all Permitted Debt Exchanges effected by Borrowers pursuant to this Section 2.18, (i) such Permitted Debt Exchanges (and the cancellation of the exchanged Term Loans in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.03, and (ii) such Permitted Debt Exchange Offer shall be made for not less than $5,000,000 in aggregate principal amount of Term Loans, provided that subject to the foregoing clause (ii) Borrowers may at its election specify as a condition (a “Minimum Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in Borrowers’ discretion) of Term Loans of any or all applicable Classes be tendered.

(c) In connection with each Permitted Debt Exchange, Borrowers shall provide the Administrative Agent at least 5 Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and Borrowers and the Administrative Agent, acting reasonably, shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this Section 2.18 and without conflict with Section 2.18(d); provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be not less than five (5) Business Days following the date on which the Permitted Debt Exchange Offer is made.

(d) Borrowers shall be responsible for compliance with, and hereby agrees to comply with, all applicable securities and other laws in connection with each Permitted Debt Exchange, it being understood and agreed that (x) neither the Administrative Agent nor any Lender assumes any responsibility in connection with Borrowers’ compliance with such laws in connection with any Permitted Debt Exchange and (y) each Lender shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Securities Exchange Act of 1934, as amended.

ARTICLE 3.

TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require any applicable withholding agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If any applicable withholding agent shall be required to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the applicable withholding agent shall withhold or make such deductions based upon the information and documentation it has received pursuant to subsection (e) below, (B) the applicable withholding agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions of Indemnified Taxes (including deductions applicable to additional sums payable under this Section 3.01) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction of Indemnified Taxes been made.

(b) Payment of Other Taxes by Borrowers. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the Administrative Agent timely reimburse it for the payment of Other Taxes.

(c) Tax Indemnifications. Without limiting or duplicating the provisions of subsection (a) or (b) above, the Loan Parties shall, and do hereby, jointly and severally indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) withheld or deducted by the Loan Party or the Administrative Agent or payable or paid by the Administrative Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified

Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to Borrower Agent by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest or demonstrable error.

(d) Evidence of Payments. Upon request by Borrowers or the Administrative Agent, as the case may be, after any payment of Taxes by Borrowers or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, Borrower Agent shall deliver to the Administrative Agent or the Administrative Agent shall deliver to Borrower Agent, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to Borrower Agent or the Administrative Agent, as the case may be.

(e) Status of Lenders.

(i) Tax Documentation. Each Lender shall deliver to Borrower Agent and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by Borrower Agent or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit Borrower Agent or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by Borrowers pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction. Notwithstanding anything to the contrary in the preceding sentence, the delivery, completion and execution of documentation and other requested information described in this subsection (e)(i) (and not, for the avoidance of doubt, otherwise described in subsection (e)(ii)) shall not be required if in the Lender’s reasonable judgment such delivery, completion or execution would subject the Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, on or prior to the date on which a Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower Agent or the Administrative Agent), but only to the extent it is legally eligible to do so,

(A) any Lender that is a U.S. Person shall deliver to Borrower Agent and the Administrative Agent executed originals of IRS Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by Borrower Agent or the Administrative Agent as will enable Borrower Agent or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B) each Foreign Lender shall deliver to Borrower Agent and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax,

(2) executed originals of Internal Revenue Service Form W-8ECI,

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of Internal Revenue Service Form W-8BEN, or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner together with the executed originals of the applicable IRS Forms.

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower Agent and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower Agent or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower Agent or the Administrative Agent as may be necessary for Borrower Agent and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iv) Each Lender shall promptly (A) notify Borrower Agent and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction or if any form or certification it previously delivered becomes obsolete or inaccurate or expires and (B) update any such form or certification or notify Borrower Agent and Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. At no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by Borrowers or with respect to which Borrowers have paid additional amounts pursuant to this Section 3.01, it shall pay to Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers under this Section with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent or such Lender, as the case may be, related to the receipt of such refund and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrowers, upon the request of the Administrative Agent or such Lender, agree to repay the amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative

Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrowers or any other Person. Notwithstanding anything to the contrary in this subsection, in no event will the Administrative Agent or such Lender be required to pay any amount to Borrowers pursuant to this subsection the payment of which would place the Administrative Agent or such Lender in a less favorable after-Tax position than the Administrative Agent or such Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.

(g) Notwithstanding anything in this Section 3.01 to the contrary, Borrowers shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.01 for any incremental indemnifiable amounts resulting from the failure of such Lender to claim indemnification within six months of when such Lender became aware of the Tax claim giving rise to the applicable Indemnified Tax.

Section 3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Term Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars, then, on notice thereof by such Lender to Borrowers through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans in the affected currency or currencies or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and Borrower Agent that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans or (y) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans (the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate), the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, Borrowers shall also pay accrued interest on the amount so prepaid or converted.

Section 3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding the Term Loan, the Administrative Agent will promptly so notify Borrower Agent and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, Borrowers may revoke any pending request for a Term Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Term Borrowing of Base Rate Loans in the amount specified therein.

Section 3.04 Increased Costs; Reserves on Eurodollar Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e));

(ii) subject the Administrative Agent or any Lender to any Tax (except for Indemnified Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Tax described in the definition of Excluded Tax) on its loans, loan principal, letters of credit, commitment, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to the Administrative Agent or any Lender of making, continuing or maintaining the Term Loan (or of maintaining its obligation to make the Term Loan), or to reduce the amount of any sum received or receivable by the Administrative Agent or any Lender hereunder (whether of principal, interest or any other amount) then, upon request of the Administrative Agent or such Lender, Borrowers will pay to the Administrative Agent or such Lender, as the case may be, such additional amount or amounts as will compensate the Administrative Agent or such Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Term Commitments of such Lender or the Term Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to Borrower Agent shall be conclusive absent manifest or demonstrable error. Borrowers shall pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that Borrowers shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies Borrower Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurodollar Rate Loans. Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurodollar funds or deposits (currently known as “Eurodollar liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to the Term Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive and binding), which shall be due and payable on each date on which interest is payable on the Term Loan, provided Borrower Agent shall have received at least ten days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice ten days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten days from receipt of such notice.

Section 3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of the Term Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for the Term Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by Borrowers to prepay, borrow, continue or convert the Term Loan other than a Base Rate Loan on the date or in the amount notified by Borrower Agent (in the case of a borrowing, for a reason other than the failure of such Lender to make a Term Loan); or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by Borrowers pursuant to Section 10.13;

including any foreign exchange losses or loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain the Term Loan or from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for the Term Loan by a matching deposit or other borrowing in the London or other offshore interbank market for Dollars for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded. A certificate (with reasonable supporting detail) of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 3.05 shall be delivered to the applicable Borrower and shall be conclusive absent manifest or demonstrable error.

Section 3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, Borrowers may replace such Lender in accordance with Section 10.13.

Section 3.07 Survival. All of Borrowers’ obligations under this Article 3 shall survive termination of the Aggregate Term Commitments, any assignment of rights by, or the replacement of, a Lender, repayment, satisfaction or discharge of all other Obligations hereunder, and resignation or replacement of the Administrative Agent.

ARTICLE 4.

CONDITIONS PRECEDENT

Section 4.01 Conditions to Initial Credit Extension. Except as otherwise provided in Section 6.17, the obligation of each Lender to make the Credit Extensions on the Closing Date shall be subject to the following conditions:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals, facsimiles or “pdf” or similar electronic format (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i) this Agreement and a Note executed by each Borrower in favor of each Lender that has requested a Note at least three Business Days prior to the Closing Date;

(ii) Collateral Document set forth on Schedule 4.01(a)(ii), executed by each applicable Loan Party thereto, together with:

(A) (x) certificates, if any, representing the Pledged Equity referred to therein accompanied by undated stock powers executed in blank (if applicable) and (y) the promissory notes representing each of the Pledged Notes referred to therein, duly indorsed as required by the Collateral Agreement;

(B) appropriate Form UCC-1 financing statements for filing under the UCC of each jurisdiction of organization of each Loan Party;

(C) deeds of trust, trust deeds, deeds to secure debt and mortgages, each in form and substance reasonably satisfactory to the Administrative Agent and covering the owned real properties located in the United States having a value in excess of $1,000,000 and listed on Schedule 4.01(a)(ii)(C) (together with each other mortgage or similar document delivered pursuant to Section 6.11, the “Mortgages”), duly executed by the appropriate Loan Party, together with::

(1) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid first and subsisting Lien on the property, subject to Permitted Liens, described therein in favor of the Administrative Agent for the benefit of the Secured Parties and that all filing, documentary, stamp, intangible and recording taxes and fees have been paid;

(2) fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (the “Mortgage Policies”), with endorsements and in amounts reasonably acceptable to the Administrative Agent, issued, coinsured and reinsured by title insurers reasonably acceptable to the Administrative Agent, insuring the Mortgages to be valid first and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Liens, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents, for mechanics’ and materialmen’s Liens and for zoning of the applicable property) and such co-insurance and direct access reinsurance as the Administrative Agent may reasonably deem necessary or desirable;

(3) American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, certified to the Administrative Agent and the issuer of the Mortgaged Policies in a manner reasonably satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the States in which the property described in such surveys is located and acceptable to the Administrative Agent, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects acceptable to the Administrative Agent;

(4) any existing engineering, soils and other reports and environmental assessment reports as to the properties described in the Mortgages;

(5) [Reserved];

(6) without limiting clause (8) below, evidence of the insurance required by the terms of the Mortgages;

(7) [Reserved];

(8) the following documents (collectively, the “Flood Documents”): (A) a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination form (a “Flood Determination Form”), (B) if the improvement(s) to the applicable improved real property is located in a special flood hazard area, a notification to Borrower Agent (“Borrower Notice”) and (if applicable) notification to Borrower Agent that flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community does not participate in the NFIP, (C) documentation evidencing Borrower Agent’s receipt of Borrower Notice (e.g., countersigned Borrower Notice, return receipt of certified U.S. Mail, or overnight delivery), and (D) if Borrower Notice is required to be given and flood insurance is available in the community in which the property is located, a copy of one of the following: the flood insurance policy, each Borrower’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance satisfactory to the Administrative Agent (any of the foregoing being “Evidence of Flood Insurance”); and

(9) such appraisals, legal opinions and other customary documents as the Administrative Agent may reasonably request with respect to such Mortgage or Mortgaged Property.

(iii) (A) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party and (B) such other documents and certificates (including Organization Documents and good standing certificates) as the Administrative Agent may reasonably request relating to the organization, existence and good standing of each Loan Party in its jurisdiction of organization, in each case, as certified by the Secretary or an Assistant Secretary of such Loan Party as of the Closing Date;

(iv) a customary opinion from (A) Kirkland & Ellis LLP, counsel to the Loan Parties, and (B) local or other counsel in each of the jurisdictions listed on Schedule 4.01(a)(iv), in each case as reasonably requested by the Administrative Agent, in the case of each of clauses (A) and (B), in form and substance reasonably satisfactory to the Administrative Agent;

(v) a certificate (in substantially the form of Exhibit K) attesting to the Solvency of Holdings and its Subsidiaries (taken as a whole) on a consolidated basis on the Closing Date after giving effect to the Transaction, from the Chief Financial Officer of Holdings;

(vi) a certificate attesting to the compliance with clauses (h) and (i) of this Article 4 on the Closing Date from a Responsible Officer of Holdings, substantially in the form of Exhibit H;

(vii) a Committed Loan Notice pursuant to Section 2.02;

(viii) copies of a recent Lien and judgment search in each jurisdiction reasonably requested by the Administrative Agent with respect to the Loan Parties within a reasonable time prior to the Closing Date;

(ix) the ABL Intercreditor Agreement, executed and delivered by Borrowers, each other Loan Party signatory thereto, the Administrative Agent and the ABL Agent;

(x) the Intercompany Subordination Agreement, executed and delivered by Borrowers, each other Loan Party signatory thereto, each other Subsidiary of Holdings signatory thereto, the Administrative Agent and the ABL Agent;

(xi) copies of the material ROI Merger Documents;

(xii) an Officers’ Certificate (in substantially the form of Exhibit L) certifying that, prior to or concurrently with such funding of the Term Loans, the ROI Merger has been consummated in all material respects in accordance with the ROI Merger Agreement, and no provision thereof shall have been amended or waived (including consents granted thereunder) in any respect that would be materially adverse to Lenders without the consent of the Administrative Agent, which consent may not be unreasonably withheld or delayed; and

(xiii) copies of ABL Credit Agreement.

(b) All fees and expenses required to be paid and invoiced at least one Business Day prior to the Closing Date shall have been, or will be paid or arrangements reasonably satisfactory to the Administrative Agent have been made with regard to the payment thereof.

(c) Prior to or substantially concurrently with the Credit Extension on the Closing Date, (e) all conditions precedent to the effectiveness of ABL Credit Agreement shall have been satisfied or waived.

(d) The Administrative Agent shall have received the Annual Financial Statements and the Quarterly Financial Statements.

(e) The Administrative Agent shall have received the Estimated Pro Forma Financial Statements.

(f) The Administrative Agent shall have received on or prior to the Closing Date all documentation and other information reasonably requested in writing by them at least ten days prior to the Closing Date in order to allow the Administrative Agent and the Lenders to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

(g) The Administrative Agent shall have received a certificate from Borrowers’ insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 6.06 is in full force and effect, naming the Administrative Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 6.06.

(h) There has been no change, occurrence or development since December 31, 2012 that could reasonably be expected to have a Material Adverse Effect.

(i) The representations and warranties of each Loan Party set forth in Article 5 shall be true and correct in all material respects on and as of the Closing Date or if such representations and warranties refer to an earlier date, they shall be true and correct in all material respects as of such earlier date.

(j) No Default or Event of Default shall exist, or would result from the proposed Credit Extension or from the application of the proceeds thereof.

Without limiting the generality of the provisions of Section 9.03(b), for purposes of determining compliance with the conditions specified in this Article 4, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES

Holdings and each Borrower jointly represent and warrant to the Administrative Agent and the Lenders on the Closing Date that:

Section 5.01 Existence, Qualification and Power. Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite corporate or other organizational power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien (other than Permitted Liens) under, or require any payment to be made under (i) any material contract to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law, except, with respect to clauses (b) and (c), for such violations, conflicts, breaches or contraventions that could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.03 Governmental Authorization; Other Consents. Except for the filings necessary to perfect the Liens intended to be created by the Collateral Documents, no material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or for the consummation of the Transaction, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (with such priority as provided in the ABL Intercreditor Agreement) or (d) other than pursuant to applicable Law in connection with the exercise of remedies with respect to the Collateral, the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents.

Section 5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except (a) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and (b) that rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability (regardless of whether enforcement is sought by proceedings in equity or at law).

Section 5.05 Financial Statements; No Material Adverse Effect.

(a) (i) The Annual Financial Statements (A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (B) fairly present in all material respects the financial condition of such Persons as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) the Quarterly Financial Statements (A) were each prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (B) fairly present the financial condition of such Persons, as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (A) and (B) of this clause (ii), to the absence of footnotes and to normal year-end audit adjustments.

(b) Since December 31, 2012, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(c) The estimated consolidated pro forma balance sheet of Holdings and its Subsidiaries and the related estimated consolidated pro forma statements of income and cash flows of Holdings and its Subsidiaries for the twelve months ending on the last day of the most recently completed four-Fiscal Quarters of Holdings ended at least 90 days before the Closing Date (the “Estimated Pro Forma Financial Statements”), copies of which have been furnished to each Lender, were prepared in accordance with GAAP (i) after giving effect to the Transaction as if the Transaction had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the such statements of income) and (ii) in good faith on the basis of the assumptions believed to be reasonable at the time made.

(d) The Initial Financial Projections and the consolidated forecasted balance sheet were prepared in good faith on the basis of the assumptions stated therein, which assumptions Holdings believed to be reasonable at the time made.

Section 5.06 Litigation. Except as set forth in Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Holdings or any Borrower, threatened in writing, before any Governmental Authority, against any Loan Party or any of their Subsidiaries or against any of their properties that either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

Section 5.07 No Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 5.08 Ownership of Property; Liens.

(a) Each of the Loan Parties has good title to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except (a) as set forth on Schedule 5.08(a), (b) minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes, (c) Liens permitted by Section 7.01 and (d) where the failure to have such title could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Schedule 5.08(b) sets forth a complete and accurate list of all material real property owned by each Loan Party as of the Closing Date, showing as of the Closing Date the street address, county or other relevant jurisdiction, state and record owner thereof.

Section 5.09 Environmental. Except as set forth in Schedule 5.09:

(a) There are no existing Environmental Claims pending, or to the knowledge of any Responsible Officer of Holdings or any Borrower threatened, the effect of which alleges potential liability under or a violation of any Environmental Law relating to the Loan Parties’, their Subsidiaries’, or any of their respective businesses or properties, in each case, that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Each of the Loan Parties and its Subsidiaries is and has been in compliance with all Environmental Laws and has received and maintained in full force and effect all Environmental Permits required for its current operations, except where non-compliance could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) No Hazardous Materials are present, or have been released by any Person, whether related or unrelated to any Loan Party in, on, within, above, under, affecting or emanating from any real property currently or previously owned, leased or operated by any Loan Party or its Subsidiaries (i) in a quantity, location, manner or state requiring any cleanup, investigation or remedial action pursuant to any Environmental Laws, (ii) in violation or alleged violation of any Environmental Laws, or (iii) which has given or could give rise to any Environmental Claim against any Loan Party or its Subsidiaries, except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) No Environmental Claim is pending or, to the Loan Parties’ knowledge, proposed, threatened or anticipated, with respect to or in connection with any of the Loan Parties or its Subsidiaries or any real properties now or previously owned, leased or operated by the Loan Parties or its Subsidiaries except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e) No properties now or previously owned, leased or operated by the Loan Parties or its Subsidiaries nor any property to which the Loan Parties or its Subsidiaries has, directly or indirectly, transported or arranged for the transportation of any Hazardous Material is listed or, to the Loan Parties’ knowledge, proposed for listing on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar federal, state or foreign list of sites requiring investigation or cleanup, nor to the knowledge of the Loan Parties, is any such property anticipated or threatened to be placed on any such list, except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f) There are no liabilities under Environmental Law of any Loan Parties or its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there are no facts, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any Environmental Claim, except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(g) No Loan Party or its Subsidiaries has assumed or retained any Environmental Claim of any other Person, except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.10 Insurance. The properties of each Loan Party and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of such Loan Party, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are prudent in the reasonable business judgment of Borrowers’ officers.

Section 5.11 Taxes. Each Loan Party and its Subsidiaries has filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Loan Party or any Subsidiary of a Loan Party that would, if made, have a Material Adverse Effect.

Section 5.12 ERISA Compliance.

(a) Except as would not reasonably be expected to result in a Material Adverse Effect, (i) each Plan is in compliance in all respects with the applicable provisions of ERISA, the Code and other Federal or state laws and (ii) each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service, and to the knowledge of Holdings or any Borrower, nothing has occurred that would reasonably be expected to prevent or cause the loss of such tax-qualified status.

(b) There are no pending or, to the knowledge of Holdings or any Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that could reasonably be expected to result in a Material Adverse Effect.

(c) Except as would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect, (i) no ERISA Event has occurred, and no Loan Party nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan or Multiemployer Plan; (ii) each Loan Party and, to the knowledge of Holdings and Borrowers, each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and no Loan Party nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) no Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) no Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d) With respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party that is not subject to United States law (a “Foreign Plan”), except as would not reasonably be expected to result in a Material Adverse Effect:

(i) any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices;

(ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and

(iii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

Section 5.13 Subsidiaries; Equity Interests. As of the Closing Date, Holdings has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens other than the Liens permitted by the Loan Documents.

Section 5.14 Margin Regulations; Investment Company Act.

(a) No Borrower is engaged and shall engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of Holdings, any Borrower, nor any Subsidiary of a Holdings is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.15 Disclosure. No report, financial statement, certificate or other written information furnished (other than projections, pro formal financial information, budgets, other estimates and general market, industry and economic data) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information and pro forma financial information, Holdings and Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation (it being understood and agreed that projections and pro forma financial information are not to be viewed as facts or guaranties of future performance, that actual results during the period or periods covered by such projections may differ from such forecasts and that such differences may be material and that the Loan Parties make no representation that such projected results will in fact be realized).

Section 5.16 Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties (including the Act), except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.17 [Reserved].

Section 5.18 Intellectual Property; Licenses, Etc. Each Loan Party and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, trade dress, logos, domain names, copyrights, patents, patent rights, trade secrets, know-how, franchises, licenses, computer software and other intellectual property rights (including all registrations and applications for registrations of the foregoing) (collectively, “IP Rights”) that are necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except where the failure to own or possess the right to use any such IP Rights, or such conflict with the rights of any other Person, would not reasonably be expected to have a Material Adverse Effect. Each Loan Party and its Subsidiaries hold all right, title and interest in and to the IP Rights owned by each Loan Party and its Subsidiaries that are necessary for the operation of their respective businesses free and clear of any Lien (other than Liens permitted by Section 7.01). No slogan or other advertising device, product, process, method, substance, part or other material or activity now employed, or now contemplated to be employed, by each Loan Party or any Subsidiary thereof infringes upon, misappropriates or otherwise violates any rights held by any other Person, except where such infringement, misappropriation or other violation would not reasonably be expected to have a Material Adverse Effect.

Section 5.19 Solvency. On the Closing Date, Holdings and its Subsidiaries, on a consolidated basis, taken as a whole, is, after giving effect to the Transactions and the repayment of Indebtedness contemplated thereby, Solvent.

Section 5.20 Collateral Documents. The provisions of the applicable Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable security interest (subject, in the case of any Collateral, to Liens permitted by Section 7.01) on all right, title and interest of the respective Loan Parties in the Collateral described therein (with such priority as provided for in the ABL Intercreditor Agreement). Except for filings contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens to the extent required under the applicable Collateral Documents and to the extent perfection may be achieved by the filings and/or other actions required under the Collateral Documents.

Section 5.21 Senior Debt. The Obligations constitute “Senior Indebtedness” (or any comparable term) or “Senior Secured Financing” (or any comparable term) under, and as defined in, the documentation governing any Indebtedness that is subordinated to the Obligations expressly by its terms.

Section 5.22 Sanctioned Persons. None of the Loan Parties or any of their Subsidiaries nor, to the knowledge of Holdings and Borrowers, any director, officer, agent, employee of any Loan Party or any of its Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Loan Parties will not directly or indirectly use the proceeds of the Term Loans or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

Section 5.23 Foreign Corrupt Practices Act. No part of the proceeds of the Term Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 5.24 Patriot Act. To the extent applicable, each Loan Party and its Subsidiaries is in compliance, in all material respects, with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the Act.

ARTICLE 6.

AFFIRMATIVE COVENANTS

From and after the Closing Date, so long as any Lender shall have any Term Commitment hereunder, any Term Loan or other Obligation (other than any contingent indemnification obligations not yet due and payable) hereunder shall remain unpaid or unsatisfied, Holdings and each Borrower shall, and shall cause each Subsidiary to:

Section 6.01 Financial Statements. In the case of Holdings, deliver to the Administrative Agent for further distribution to each Lender, in form and detail satisfactory to the Administrative Agent:

(a) within 90 days after the end of each fiscal year of Holdings, a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in Stockholders’ Equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification (other than as a result of current debt maturity) or qualification as to the scope of such audit (except for qualifications relating to changes in accounting principles or practices reflecting changes in GAAP and required or approved by such independent certified public accountants) and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with respect to such financial statements, certified by the chief executive officer, chief financial officer, treasurer or controller of Holdings as fairly presenting, in all material respects, the financial condition, results of operations, Stockholders’ Equity and cash flows of Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(b) within 45 days after the end of each of the first three Fiscal Quarters of each fiscal year of Holdings, a consolidated balance sheet of Holdings and its Subsidiaries, as at the end of such Fiscal Quarter, the related consolidated statements of income or operations for such Fiscal Quarter and for the portion of Holdings’ fiscal year then ended, and the related consolidated statements of changes in Stockholders’ Equity and cash flows for the portion of Holdings’ fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding Fiscal Quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with respect to such financial statements, certified by the chief executive officer, chief financial officer, treasurer or controller of Holdings as fairly presenting, in all material respects, the financial condition, results of operations, Stockholders’ Equity and cash flows of Holdings and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) [Reserved]; and

(d) within 90 days after the end of each fiscal year of Holdings, an annual budget of Holdings and its Subsidiaries on a consolidated basis, on a quarterly basis for the then current fiscal year.

As to any information contained in materials furnished pursuant to Section 6.02(d), Holdings shall not be required separately to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of Holdings to furnish the information and materials described in clauses (a) or (b) above at the times specified therein.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 (including any “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) may be satisfied with respect to financial information of Holdings and its Subsidiaries by furnishing (A) the applicable financial statements of Holdings (or any direct or indirect parent of Holdings) or (B) Holdings’ (or any direct or indirect parent thereof, as applicable) Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to clauses (A) and (B), (i) to the extent such information relates to a parent of Holdings , such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent), on the one hand, and the information relating to Holdings and its Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of an independent certified public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification (other than as a result of current debt maturity) or qualification as to the scope of such audit (except for qualifications relating to changes in accounting principles or practices reflecting changes in GAAP and required or approved by such independent certified public accountants).

Section 6.02 Certificates; Other Information. In the case of Holdings, deliver to the Administrative Agent for further distribution to each Lender, in form and detail satisfactory to the Administrative Agent:

(a) concurrently with the delivery of the financial statements referred to in Section 6.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of Holdings (in each case which delivery may be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(b) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Holdings or any Borrower by independent accountants in connection with the accounts or books of Holdings or any of its Subsidiaries, or any audit of any of them;

(c) promptly after the same are available, copies of all annual, regular, periodic and special reports and registration statements which Holdings or any Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, whether or not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof,

(e) promptly, such additional information regarding the business, financial or corporate affairs of Holdings or any of its Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time reasonably request; provided that none of Holdings, any Borrowers or any of the Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product;

(f) promptly, all default notices and other material notices delivered or received under the ABL Loan Documents; and

(g) promptly after the assertion or occurrence thereof, notice of any Environmental Claim against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be expected to (i) have a Material Adverse Effect or (ii) cause any property described in the Mortgages to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law to which the property would not have been subject but for such Environmental Claim.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or referred to in Section 6.03(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (1) on which Holdings (or such direct or indirect parent of Holdings) posts such documents, or provides a link thereto on Holdings’ (or such parent’s) web site on the Internet at the web site address listed on Schedule 10.02, or the SEC’s website on the Internet at www.sec.gov; or (2) on which such documents are posted on Holdings’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third party website or whether sponsored by the Administrative Agent); provided that: (i) Holdings shall deliver paper copies of such documents to the Administrative Agent for further distribution to any Lender that requests such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) Holdings shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

Holdings and Borrowers hereby acknowledge that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of Holdings or Borrowers hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Holdings, Borrowers, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Borrowers hereby agree that (w) all Borrower Materials that Borrowers elect to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Holdings and Borrowers shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to Holdings, Borrowers or their respective securities for purposes of United States Federal and state securities laws (“MNPI”) (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information” (and the Administrative Agent agrees that only Borrower Material marked “PUBLIC” will be made available on such portion of the Platform) and (z) the Administrative Agent and the Arrangers shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not designated “Public Side Information.” Notwithstanding any of the foregoing, Holdings and Borrowers shall be under no obligation to mark any Borrower Materials “PUBLIC.”

Section 6.03 Notices. In the case of Holdings, promptly notify the Administrative Agent and each Lender:

(a) of the occurrence of any Event of Default;

(b) of the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, litigation, investigation, proceeding or suspension, whether at law or in equity, by or before any Governmental Authority against any Loan Party that could reasonably be expected to result in a Material Adverse Effect; and

(c) of the occurrence or reasonably expected occurrence of any ERISA Event.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of Holdings (x) that such notice is being delivered pursuant to Section 6.03(a), (b) or (c) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the applicable Loan Party has taken and proposes to take with respect thereto.

Section 6.04 Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except as otherwise permitted pursuant to the terms of this Agreement;

(b) take all reasonable action to maintain all rights, privileges (including its good standing where applicable in the relevant jurisdiction), permits, licenses, approvals and franchises necessary or desirable in the normal conduct of its business, except, in the case of Section 6.04(a) (other than with respect to Borrowers) or this Section 6.04(b), to the extent (i) that failure to do so could not reasonably be expected to have a Material Adverse Effect or (ii) pursuant to any merger consolidation or liquidation, dissolution or Disposition permitted by Article 7; and

(c) pay, discharge or otherwise satisfy as the same shall become due and payable, all material Taxes imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent (i) the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by such Loan Party or any of its Subsidiaries or (ii) the failure to pay or discharge the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.05 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear, fire, casualty or condemnation excepted, in each case except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.06 Maintenance of Insurance.

(a) Maintain with financially sound and reputable insurance companies that Borrowers believe (in the good faith judgment of their management) are financially sound and reputable at the time the relevant coverage is placed or renewed, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance) as are customarily carried under similar circumstances by such other Persons. Each such policy of insurance (other than business interruption insurance, director and officer insurance and worker’s compensation insurance) shall as appropriate (i) name the Administrative Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interest may appear or (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names the Administrative Agent, on behalf of the Secured Parties, as loss payee thereunder.

(b) Notwithstanding anything herein to the contrary, with respect to each Mortgaged Property, if at any time the area in which the buildings and other improvements (as described in the applicable Mortgage) are located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), then, to the extent required by applicable Flood Insurance Laws, Borrowers shall, or shall cause each Loan Party to, (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount reasonably satisfactory to the Administrative Agent and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) upon the reasonable request of the Administrative Agent (except after the occurrence and during the continuation of an Event of Default, not to exceed one time per Fiscal Year), deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

Section 6.07 Compliance with and Laws. Comply in all material respects with the requirements of all material Laws and all material orders, writs, injunctions and decrees applicable to it or to its business or property, except if such failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

Section 6.08 Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP and which reflect all material financial transactions and matters involving the assets and business of the Loan Parties, as the case may be (it being understood and agreed that certain Foreign Subsidiaries may maintain individual books and records in conformity with general accepted accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

Section 6.09 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and to make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of Borrowers and at such reasonable times during normal business hours and as often as may be reasonably desired (but in no event more than one time per fiscal year of Holdings, upon reasonable advance notice to Borrowers; provided that only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 6.09 and the Administrative Agent shall not exercise such rights more often than twice during any calendar year and only one such time shall be at Borrowers’ expense; provided, however, that during the continuation of an Event of Default, the Administrative Agent (or any of its respective representatives or independent contractors) on behalf of the Lenders may do any of the foregoing at the expense of Borrowers at any time during normal business hours upon reasonable advance notice and without limitation as to frequency. The Administrative Agent shall give Borrowers the opportunity to participate in any discussions with Borrowers’ independent public accounts. Notwithstanding anything to the contrary in this Section 6.09, none of the Loan Parties or their Subsidiaries will be required to disclose, permit inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes nonfinancial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (c) is subject to attorney-client or similar privilege or constitutes attorney work product.

Section 6.10 Use of Proceeds. Use the proceeds of the Initial Term Loans to consummate the Transaction and for other general corporate purposes of Borrowers and their respective Subsidiaries.

Section 6.11 Covenant to Guarantee Obligations and Give Security.

(a) Upon the formation or acquisition by any Loan Party of any new direct or indirect Subsidiary (other than an Excluded Subsidiary), or upon a Subsidiary of any Loan Party ceasing to be an Excluded Subsidiary, Holdings and Borrowers shall, at their expense:

(i) Within 60 days, or with respect to mortgages on owned property, 120 days (in each case, as such time or times may be extended by the Administrative Agent in its reasonable discretion) following, in each case, the creation or acquisition of such Subsidiary or following such Subsidiary ceasing to be an Excluded Subsidiary:

(A) cause such Subsidiary to (a) become a Guarantor by executing and delivering to the Administrative Agent a joinder to the Collateral Agreement, the ABL Intercreditor Agreement, the Intercompany Subordination Agreement and such other documents as the Administrative Agent shall reasonably deem appropriate for such purpose and (b) deliver to the Administrative Agent such other customary documentation reasonably requested by the Administrative Agent including, without limitation, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to the Administrative Agent,

(B) to duly execute and deliver to the Administrative Agent, deeds of trust, trust deeds, deeds to secure debt, mortgages, and other collateral and security agreements or supplements thereto, as specified by and in form and substance satisfactory to the Administrative Agent (including delivery of all pledged Equity Interests in and of such Subsidiary, and other instruments reasonably requested by the Administrative Agent), securing payment of all the Obligations of such Subsidiary or such parent, as the case may be, under the Loan Documents and constituting Liens on substantially all such real and personal properties,

(C) to take whatever action (including the recording of mortgages, the filing of UCC financing statements, the giving of notices and the endorsement of notices on title documents) may be required pursuant to the terms of the Collateral Documents to perfect the Liens granted thereunder on the Collateral purported to be subject thereto; provided that, the pledge of Equity Interests of (1) any Foreign Subsidiary and (2) any FSHCO, in each case, that is owned directly by such Subsidiary shall be limited to 65% of the issued and outstanding voting Equity Interests and 100% of the non-voting Equity Interests of such Foreign Subsidiary or FSHCO,

(ii) Within 120 days (as such time may be extended by the Administrative Agent in its reasonable discretion) , deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to each parcel of real property with a fair market value greater than $1,000,000 owned by such Subsidiary an executed Mortgage with respect to such property together with Mortgage Policies, title reports, surveys and engineering, soils and other reports, environmental assessment reports and Flood Documents, in each case to the extent available and in the possession or reasonable control of the applicable Loan Party and each in form and substance reasonably satisfactory to the Administrative Agent, provided, however, that there shall be no obligation to deliver to the Administrative Agent any environmental assessment report whose disclosure to the Administrative Agent would require the consent of a Person other than any Loan Party, and

(b) Upon the acquisition of any fee owned interest in any real property located in the United States of America with a fair market value greater than $1,000,000 (other than the real property subject to the requirements of clause (a)(ii)(C) of Article 4) by any Loan Party and if such property shall not already be subject to a perfected security interest (with such priority as provided in the ABL Inter-creditor Agreement) in favor of the Administrative Agent for the benefit of the Secured Parties, then Holdings and Borrowers shall, at their expense:

(i) within 120 days (as such time may be extended by the Administrative Agent in its reasonable discretion) after such acquisition,

(A) cause the applicable Loan Party to duly execute and deliver to the Administrative Agent a Mortgage with respect to such property,

(B) cause the applicable Loan Party, upon the written request of the Administrative Agent in its sole discretion, to take commercially reasonable actions (including the recording of mortgages, the filing of UCC financing statements, the giving of notices and the endorsement of notices on title documents) required to perfect the Liens and security interests granted thereby on such property,

(C) deliver to the Administrative Agent, upon the written request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (A) and (B) above and as to such other matters as the Administrative Agent may reasonably request, and

(ii) in connection with any such Mortgage, deliver, upon the reasonable request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to such parcel of real property subject to such Mortgage, Mortgage Policies, title reports, surveys and engineering, soils and other reports, and environmental assessment reports and Flood Documents, each in form and substance reasonably satisfactory to the Administrative Agent, in each case to the extent available and in the possession or reasonable control of the applicable Loan Party, provided, however, that there shall be no obligation to deliver to the Administrative Agent any environmental assessment report whose disclosure to the Administrative Agent would require the consent of a Person other than any Loan Party.

(c) At any time upon request of the Administrative Agent, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may reasonably deem necessary in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Liens of, such guaranties, deeds of trust, trust deeds, deeds to secure debt, mortgages, landlord access waivers, security agreement supplements, intellectual property security agreement supplements and other security and pledge agreements.

Section 6.12 Compliance with Environmental Laws. (i) Comply and take all commercially reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; (ii) obtain and renew all Environmental Permits necessary for its operations and properties; and (iii) in each case to the extent the Loan Parties are required by Environmental Laws, conduct any investigation, study, sampling and testing, and remedial or other corrective action necessary to address Hazardous Materials at any property or facility in accordance with applicable Environmental Laws, except in each case above, as could not reasonably be expected to have a Material Adverse Effect; provided, however, that none of the Loan Parties nor any of their respective Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

Section 6.13 Preparation of Environmental Reports. At the request of the Required Lenders based on a reasonable belief that a Hazardous Material release not otherwise identified on Schedule 5.09 has occurred at any property owned or operated by any Loan Party, which condition could reasonably be expected to have a Material Adverse Effect, but no more than one time for any property during the term of this Agreement unless a subsequent Hazardous Material release or incident occurs, provide to the Lenders within 60 days after such request (unless a Default shall have occurred and be continuing, during which time no limitation shall apply), at the expense of Borrowers, a written environmental site assessment report for any of its properties described in such request, prepared by an environmental consulting firm acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Materials in excess of remedial standards under Environmental Laws and the estimated cost of any compliance, removal or remedial action required under Environmental Laws in connection with any such Hazardous Materials on such properties; without limiting the generality of the foregoing, if the Administrative Agent determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent may, after providing Borrowers 30 days prior written notice and an opportunity to cure, retain an environmental consulting firm to prepare such report at the expense of Borrowers, and each Borrower hereby grants and agrees to cause any of its Subsidiaries that owns any property described in such request to grant at the time of such request to the Administrative Agent, the Lenders, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of landlords and tenants, to enter onto their respective properties to undertake such an assessment.

Section 6.14 Lenders’ Meetings. Participate in quarterly telephonic conference calls with the Administrative Agent and the Lenders following each delivery of financial statements under Section 6.01(a) and (b) hereof, which, at the option of Borrowers, may be (a) the same telephonic conference call held for the holders of publicly traded equity securities of a Borrower or any of its direct or indirect parent companies or (b) at such other time as may be agreed to by Borrowers and the Administrative Agent.

Section 6.15 Further Assurances. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and reregister any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents or Section 6.11, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so. Notwithstanding anything to the contrary herein or in any other Loan Document, no Loan Party nor any of its Subsidiaries shall be required to record the Liens in IP Rights granted under the Collateral Documents outside the United States.

Section 6.16 Ratings. Use commercially reasonable efforts to maintain (i) a public corporate credit rating (but not any specific rating) from S&P and a public corporate family rating (but not any specific rating) from Moody’s, in each case in respect of Borrowers, and (ii) a public rating (but not any specific rating) in respect of the Initial Term Loans from each of S&P and Moody’s.

Section 6.17 Certain Post-Closing Obligations. Holdings shall, and shall cause each Subsidiary of Holdings that is a Loan Party to (a) deliver to Administrative Agent each item set forth on Schedule 6.17 and (b) perform each action set forth on Schedule 6.17, in each case (y) within the periods set forth for each such item or action on such Schedule, as such periods may be extended in the sole discretion of the Administrative Agent or (z) unless such item set forth on Schedule 6.17 is no longer applicable at such later time.

ARTICLE 7.

NEGATIVE COVENANTS

From and after the Closing Date, so long as any Lender shall have any Term Commitment hereunder, any Term Loan or other Obligation (other than contingent indemnification obligations not yet due and payable) hereunder shall remain unpaid or unsatisfied, Holdings shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly:

Section 7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) (i) Liens pursuant to any Loan Document and (ii) Liens on the Collateral securing Indebtedness permitted by Section 7.03(a)(ii), provided that the Liens on the Collateral securing Indebtedness permitted by Section 7.03(a)(ii) are subject to the terms of the ABL Intercreditor Agreement;

(b) Liens existing on the Closing Date and listed on Schedule 5.08(b) and any modifications, replacements, renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.03(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any modification, replacement, renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

(c) Liens for taxes, assessments and other governmental charges not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or which are not otherwise required to be paid in accordance with Section 6.04;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, suppliers’, landlords’, or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds related to such judgments;

(i) Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) in the case of Liens securing purchase money Indebtedness and Capital Leases, (A) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, and (B) the Indebtedness secured thereby does not exceed the cost of the property being acquired on the date of acquisition, improvements thereto and related expenses and (ii) with respect to any Liens existing on any property or asset prior to the acquisition thereof by Holdings or any of its Subsidiaries or existing on any property or asset of any Person that becomes a Subsidiary in connection with a Permitted Acquisition, such Lien (x) is not created in connection with such acquisition or such Person becoming a Subsidiary, as the case may be and (y) shall not encumber any other property or assets of Holdings or any of its Subsidiaries;

(j) precautionary filings in respect of operating leases; and leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of Holdings or any of its respective Subsidiaries or (ii) secure any Indebtedness;

(k) Liens on property of Foreign Subsidiaries securing Indebtedness of Foreign Subsidiaries permitted by Section 7.03(g);

(l) Liens in favor of custom and revenue authorities arising as a matter of law to secure payment of non-delinquent customs duties in connection with the importation of goods;

(m) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(n) Liens arising out of conditional sale, consignment, title retention or similar arrangements for the sale of goods entered into by Holdings or any of its Subsidiaries in the ordinary course of business;

(o) Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection; (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business; and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(p) Deposits made in the ordinary course of business to secure liability to insurance carriers;

(q) (i) any lease, license, sublease, sublicense or other contractual obligation (including the provision of software or the licensing of other intellectual property rights) and terminations thereof, relating to any IP Rights entered into in the ordinary course of business or for the use of IP Rights that are not material to the conduct of the businesses of Holdings or any of its Subsidiaries and (ii) any interest of title of a lessor, sublessor, licensor or sub licensor under leases, subleases, licenses or sublicenses entered into by Holdings or any of its Subsidiaries in the ordinary course of business;

(r) to the extent the rights and obligations described in this Section 7.01(r) would be considered a Lien, Liens arising out of consignment agreements entered into by Holdings or any of its Subsidiaries in the ordinary course of business, the rights of each consignee with respect to each such consignment agreement in a portion of the proceeds received with respect to the sale of inventory subject to such consignment agreement;

(s) other Liens in an aggregate principal amount not to exceed $10,000,000 at any time outstanding;

(t) Liens on the Collateral securing obligations in respect of any Refinancing Notes, Permitted First Priority Refinancing Debt or Permitted Junior Priority Refinancing Debt and any Permitted Refinancing; and

(u) Liens on the Collateral securing obligations in respect of Permitted Debt Exchange Notes and any Permitted Refinancings thereof.

Section 7.02 Investments. Make any Investments, except:

(a) Investments held by Holdings or any of its Subsidiaries in the form of cash and Cash Equivalents;

(b) advances to officers, directors and employees of Holdings and its Subsidiaries in an aggregate amount not to exceed $5,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c) Investments (i) existing on the Closing Date in Subsidiaries existing on the Closing Date, (ii) in Borrowers or any Subsidiaries of Holdings that are Loan Parties (including those formed or acquired after the Closing Date so long as Holdings, Borrowers and their Subsidiaries comply with the applicable provisions of Section 6.11), (iii) by Subsidiaries that are not Loan Parties in Subsidiaries that are not Loan Parties and (iv) by Loan Parties in Subsidiaries of Holdings that are not Loan Parties; provided that, in the case of Investments made after the Closing Date pursuant to this clause (iv), (A) such Loan Parties comply with the applicable provisions of Section 6.11, and (B) the aggregate amount of all such Investments made after the Closing Date outstanding at any time during the term of the Term Facility (determined without regard to any write-downs or write-offs of such Investments) shall not exceed $20,000,000;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Investments by any Subsidiary of Holdings in the form of Permitted Acquisitions; provided that the aggregate amount of Investments made by the Loan Parties in Persons that do not become Loan Parties pursuant to this clause (e) shall not exceed $20,000,000;

(f) Guarantees permitted by Section 7.03;

(g) Swap Contracts to the extent permitted pursuant to Section 7.03(d);

(h) other Investments; provided that in no event shall the aggregate amount of Investments allowed pursuant to this Section 7.02(h) during the term of this Agreement (net of any returns of capital on such Investments) exceed the Available Amount;

(i) Investments in Permitted Joint Ventures; provided, that the aggregate amount invested in Permitted Joint Ventures by Loan Parties pursuant to this clause (i) shall not exceed $20,000,000 (net of any Returns);

(j) Investments in Term Loans pursuant to Section 10.06(b)(vii);

(k) Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business; and

(l) Investments consisting of the licensing or contribution of IP Rights pursuant to joint marketing arrangements with other Persons.

Section 7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under (i) the Loan Documents and (ii) ABL Facility Indebtedness of the Loan Parties (A) under clause (i) of the definition of ABL Facility Indebtedness in an aggregate principal amount at any time outstanding not to exceed the sum of (I) $50,000,000 plus (II) the aggregate principal amount of any incremental commitments incurred thereunder up to $25,000,000 and (B) under clauses (ii) and (iii) of the definition of ABL Facility Indebtedness, and, in each case, any Permitted Refinancing of the Indebtedness described in this clause (ii);

(b) Indebtedness outstanding on the Closing Date (other than Indebtedness under the UK Revolver) and listed on Schedule 7.03 and any Permitted Refinancing thereof;

(c) Guarantees of any Loan Party in respect of Indebtedness otherwise permitted hereunder of any other Loan Party;

(d) obligations (contingent or otherwise) of Holdings or any Subsidiary of Holdings existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party (other than pursuant to customary netting or setoff provisions);

(e) Indebtedness (i) of Holdings or any Subsidiary of Holdings in respect of Capital Leases and purchase money obligations for fixed or capital assets or (ii) of any Person acquired in a Permitted Acquisition (so long as such Indebtedness (A) existed prior to the acquisition of such Person by a Subsidiary of Holdings, (B) is not created in contemplation of such acquisition and (C) is solely the obligation of such Person, and not of Holdings or any other Subsidiary), which in the case of each of clauses (i) and (ii) may be secured by Liens under and within the applicable limitations set forth in Section 7.01(i); provided, however, provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding pursuant to this clause (e) shall not exceed the greater of (i) $10,000,000 and (ii) 2.50% of the consolidated total assets of Holdings and its Subsidiaries;

(f) Indebtedness of Holdings or any Subsidiary thereof owing to Holdings or any Subsidiary thereof, which Indebtedness shall (i) in the case of Indebtedness owed to a Loan Party, constitute Pledged Notes under the Collateral Agreement and (ii) if such Indebtedness is owed by a Loan Party to a non-Loan Party, be expressly subordinated in right of payment to the Obligations pursuant to the Intercompany Subordination Agreement;

(g) Indebtedness (i) under the UK Revolver and any Permitted Refinancing thereof up to an amount not to exceed $5,000,000 at any one time outstanding and (ii) incurred by a Foreign Subsidiary and which, when aggregated with the principal amount of all other Indebtedness incurred pursuant to this clause (g)(ii) and then outstanding, does not exceed the greater of (i) $10,000,000 and (ii) 2.50% of the consolidated total assets of Holdings and its Subsidiaries;

(h) other Indebtedness of Holdings and its Subsidiaries in an aggregate principal amount at any one time outstanding not to exceed the greater of (i) $25,000,000 and (ii) 6.25% of the consolidated total assets of Holdings and its Subsidiaries;

(i) Indebtedness of Holdings or any of its Subsidiaries consisting of obligations to pay insurance premiums or take-or-pay obligations contained in supply arrangements incurred in the ordinary course of business;

(j) Indebtedness in respect of overdraft facilities, automatic clearinghouse arrangements, employee credit card programs and other business cash management arrangements in the ordinary course of business;

(k) Notes issued in connection with cashless stock repurchases to the extent otherwise permitted hereunder in an aggregate principal amount not to exceed $5,000,000 in any Fiscal Year;

(l) Indebtedness to current or former officers, managers, consultants, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings or any direct or indirect parent of Holdings permitted by Section 7.06;

(m) Indebtedness representing deferred compensation to employees of Holdings or any of their Subsidiaries incurred in the ordinary course of business;

(n) Indebtedness under the Refinancing Notes or Credit Agreement Refinancing Indebtedness, in any case, the Net Cash Proceeds of which are applied to repay the applicable Term Loans; and

(o) Indebtedness in respect of Permitted Debt Exchange Notes incurred pursuant to a Permitted Debt Exchange in accordance with Section 2.18 and any Permitted Refinancings thereof.

Section 7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Subsidiary of Holdings may merge with (i) a Borrower, provided that such Borrower shall be the continuing or surviving Person and (ii) any other Subsidiary, provided that (A) when any wholly-owned Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person, (B) when any Subsidiary of Holdings that is a Loan Party is merging with another Subsidiary, the continuing or surviving Person shall be a Loan Party and (C) no Subsidiary of a Borrower may merge with a Subsidiary of Holdings that is not also a Subsidiary of a Borrower unless such Subsidiary of a Borrower is the surviving Person;

(b) any Subsidiary of Holdings may effect any Permitted Acquisition; provided that (i) in any such transaction involving a Borrower, such Borrower shall be the continuing or surviving Person and (ii) in any such transaction involving a Subsidiary of Holdings that is a Loan Party, the continuing or surviving Person shall be a Loan Party; and

(c) any Subsidiary of Holdings may Dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution or otherwise) (i) to a Borrower or to a Subsidiary of Holdings that is a Loan Party, (ii) if the transferor is not a Loan Party, to any Subsidiary of Holdings ; provided in each case, that if the transferor in such a transaction is a wholly-owned Subsidiary of a Borrower, then the transferee must either be a Borrower or a wholly-owned Subsidiary of a Borrower or (iii) if the transferor is Anchor Canada or any of its Subsidiaries, to Holdings so long as Holdings promptly contributes or otherwise transfers such assets to any of its Subsidiaries.

Section 7.05 Dispositions. Make any Disposition, except:

(a) Dispositions of damaged, obsolete or worn out property, or property no longer used or usable in the business, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business and terminations of leases and licenses in the ordinary course of business;

(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar or related replacement property used or usable in the business or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such similar or related replacement property used or usable in the business;

(d) Dispositions of property by any Subsidiary of Holdings to any Subsidiary of Holdings; provided that if the transferor of such property is a Loan Party, the transferee thereof must either be a Loan Party;

(e) Dispositions or discounts without recourse of accounts receivable in connection with the compromise or collection thereof;

(f) Dispositions of investment securities and Cash Equivalents in the ordinary course of business;

(g) Dispositions permitted by Section 7.04;

(h) Leases, subleases, licenses or sublicenses (including of IP Rights) and terminations thereof, in each case in the ordinary course of business that do not materially interfere with the business of Holdings and its Subsidiaries (taken as a whole);

(i) Abandonment or other Disposition of IP Rights that are no longer material to the conduct of the businesses of Holdings and its Subsidiaries (taken as a whole);

(j) Dispositions by Holdings and its Subsidiaries of property not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition and after giving effect thereto, no Default shall exist or would result from such Disposition, (ii) the proceeds of all such Dispositions are less than $10,000,000 in any Fiscal Year, with unused amounts in any Fiscal Year being carried over to the next succeeding Fiscal Year only, (iii) the consideration received for such property shall be in an amount at least equal to the fair market value thereof (as determined in good faith by a Responsible Officer of a Borrower), (iv) with respect to any such transaction (or series of related transactions) for the Disposition of assets or property having a values in excess of $1,000,000, no less than 75% of such consideration shall be paid in cash or Cash Equivalents or Designated Non-Cash Consideration (to the extent that all Designated Non-Cash Consideration at such time does not exceed the greater of (x) $20,000,000 and (y) 5.0% of consolidated total assets of Holdings and its Subsidiaries as of the last day of the then most recent Measurement Period (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value) and (v) the Net Cash Proceeds thereof shall be applied as required by Section 2.03(b)(i);

(k) Dispositions of non-core assets acquired in connection with Permitted Acquisitions or other Investments; provided that (i) the aggregate amount of such sales shall not exceed 50% of the fair market value of the acquired entity or business and (ii) each such sale is in an arm’s-length transaction (or no less favorable to such Subsidiary than an arm’s-length transaction) and such Subsidiary receives at least fair market value;

(l) Dispositions of real property pursuant to sale-leaseback transactions; provided that (i) the consideration received shall be in an amount at least equal to the fair market value thereof (as determined in good faith by a Responsible Officer of a Borrower) and no less than 75% of such consideration shall be paid in cash or Cash Equivalents, (ii) the proceeds from all such sale-leaseback transactions (but excluding any sale-leaseback transaction with respect to the Oneida Sales Office) shall not exceed $10,000,000 in the aggregate since the Closing Date and (iii) the Net Cash Proceeds thereof shall be applied as and to the extent required by Section 2.03(b)(i);

(m) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements or similar binding agreements;

(n) the unwinding of any Swap Contract; and

(o) Dispositions of the Oneida Sales Office, including pursuant to a sale-leaseback transaction.

Section 7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) (x) Subsidiaries of Borrowers may make Restricted Payments to Borrowers, any Subsidiary of a Borrower that is a Loan Party and any other Person that owns an Equity Interest in such Subsidiaries, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made, notwithstanding the existence of any Default or Event of Default, and (y) Subsidiaries of Anchor Canada may make Restricted Payments to Anchor Canada, any Subsidiary of Anchor Canada and any other Person that owns an Equity Interest in such Subsidiaries, as applicable, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made, notwithstanding the existence of any Default or Event of Default;

(b) Holdings and its Subsidiaries may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c) Holdings and its Subsidiaries may purchase, redeem or otherwise acquire Equity Interests issued by them with the proceeds received from the substantially concurrent issue of new shares of their common stock or other common Equity Interests;

(d) Holdings and its Subsidiaries may purchase, redeem or otherwise acquire from employees, officers or directors, or any spouses, ex-spouses, heirs, estates, family planning vehicles or estate planning vehicles of the foregoing (or make Restricted Payments so that Holdings or any direct or indirect parent of Holdings may so purchase, redeem or otherwise acquire), upon the termination of employment, death or disability of such employee, officer or director, Equity Interests (including Equity Interests of Holdings or any direct or indirect parent of Holdings) issued pursuant to any employment or compensation agreement, employee stock option plan, equity incentive program or similar program in an aggregate amount not to exceed $10,000,000;

(e) Holdings and its Subsidiaries may (or may make Restricted Payments to allow Holdings or any direct or indirect parent of Holdings to) (i) declare and make cash dividends to their stockholders and (ii) purchase, redeem or otherwise acquire for cash Equity Interests issued by them (or such direct or indirect parent) in an aggregate amount with respect to clauses (i) and (ii) not to exceed the Available Amount; provided that, in the case of any such Restricted Payment made in reliance on clause (b) of the definition of Available Amount, after giving pro forma effect to any such Restricted Payment, the Consolidated Leverage Ratio as of the last day of the most recently ended Fiscal Quarter for which Holdings is required to deliver financial statements pursuant to Section 6.01(a) or (b) (or for the period prior to any such delivery of financial statements, the Estimated Pro Forma Financial Statements) shall not exceed 4.50:1.00;

(f) Investments permitted pursuant to Section 7.02(c);

(g) Holdings and its Subsidiaries may (or, may make Restricted Payments to allow Holdings or any direct or indirect parent of Holdings to) make Restricted Payments in an aggregate amount equal to the amount required for Holdings, PublicCo and Parent to pay customary fees to members of its board of directors, payments in respect of insurance coverage or for indemnification obligations under any law, indenture, contract or agreement to any director or officer of Holdings, PublicCo, Parent or any of its Subsidiaries, in each case, notwithstanding the existence of any Default or Event of Default;

(h) payments of Permitted Tax Distributions;

(i) Holdings and its Subsidiaries may (or may make Restricted Payments to allow Holdings or any direct or indirect parent of Holdings to) make Restricted Payments in an aggregate amount equal to the amount required for Holdings, PublicCo and Parent to make payments required under its swap or hedging agreements and leases, which are incurred in the ordinary course of business and not for speculative purposes;

(j) payments contemplated in connection with the Transaction;

(k) Holdings and its Subsidiaries may (or may make Restricted Payments to allow Holdings or any direct or indirect parent of Holdings to) make Restricted Payments to pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof, any redemption, conversion or exchange thereof (including the redemption or exercise of warrants or options in respect thereof), any Permitted Acquisition or any vesting of Equity Interests; and

(l) Holdings, Borrowers and Anchor Canada may (or, in the case of Borrowers and Anchor Canada, may make Restricted Payments to Holdings to allow Holdings or any direct or indirect parent of Holdings to) make Restricted Payments to Holdings or any other direct or indirect parent of Borrowers:

(A) to pay its and its direct and indirect parents’ operating costs and expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties and listing fees and other costs and expenses attributable to being a publicly traded company which are reasonable and customary), incurred in the ordinary course of business and attributable to the ownership or operations of Borrowers and Anchor Canada and their respective Subsidiaries, Transaction Costs and any indemnification claims made by directors or officers of such parent attributable to the ownership or operations of Borrowers, Anchor Canada and their Subsidiaries,

(B) the proceeds of which shall be used to pay (or make Restricted Payments to allow Holdings or any other direct or indirect parent thereof to pay) franchise taxes and other fees, taxes and expenses required to maintain its (or any of its direct or indirect parents’) corporate existence,

(C) to finance any Investment that would be permitted to be made pursuant to Sections 7.02 and 7.08 if such parent were subject to such Sections; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (B) Holdings or such parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to any Borrower, Anchor Canada or any of their Subsidiaries or (2) the merger (to the extent permitted in Section 7.04) of the Person formed or acquired into a Borrower, Anchor Canada or any of their Subsidiaries in order to consummate such Permitted Acquisition or Investment, in each case, in accordance with the requirements of Section 6.11 and (C) such contribution shall constitute an Investment by the applicable Borrower, Anchor Canada or the applicable Subsidiaries, as the case may be, at the date of such contribution or merger, as applicable, in an amount equal to the amount of such Restricted Payment,

(D) the proceeds of which (A) shall be used to pay customary salary, bonus and other benefits payable to officers and employees of Holdings, any Borrower, Anchor Canada or any direct or indirect parent company of Holdings to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of Borrowers, Anchor Canada and their respective Subsidiaries or (B) shall be used to make payments permitted under Sections 7.08(b), (c), (d) (g) and (h) (but only to the extent such payments have not been and are not expected to be made by any Borrower, Anchor Canada or a Subsidiary), and

(E) the proceeds of which shall be used by Holdings to pay (or to make Restricted Payments to allow any direct or indirect parent thereof to pay) fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering by Holdings (or any direct or indirect parent thereof).

Section 7.07 Change in Nature of Business; Permitted Activities of Holdings. Engage in any material line of business substantially different from those lines of business conducted by Holdings and its Subsidiaries on the Closing Date or any business reasonably related or ancillary thereto. With respect to Holdings, (i) incur any Indebtedness whatsoever other than (A) the Indebtedness and obligations under this Agreement, the other Loan Documents, the ABL Loan Documents to which Holdings is a party and other Indebtedness expressly permitted pursuant to Section 7.03, and (B) Guarantees of the obligations of any Subsidiary that is a Loan Party in connection with leases otherwise permitted hereby entered into by any Subsidiary that is a Loan Party, (ii) engage in any business operating activity other than (A) holding the Equity Interests of Borrowers and Anchor Canada and other Investments expressly permitted pursuant to Section 7.02; (B) performing its obligations and activities incidental thereto under the Loan Documents and other Indebtedness and liens, guarantees and Investments permitted hereunder; (C) issuing its own Equity Interests subject to the terms hereof and performing its obligations and undertaking activities incidental thereto; (D) filing tax reports and paying taxes in the ordinary course (and contesting any taxes); (E) preparing reports to Governmental Authorities and to its shareholders; (F) holding director or shareholder meetings, preparing its books and records and performing other actions and activities required to maintain its separate structure or to comply with applicable requirements of Law, or its Organization Documents; and (G) making Restricted Payments to the extent Restricted Payments are permitted to be made by or to Holdings pursuant to Section 7.06; or (iii) permit any Liens on the Equity Interests of Borrowers or Anchor Canada other than (A) Liens granted under any Loan Document, and (B) any permitted pursuant to Section 7.01(a)(ii), (c), (h), (j), (t) and (u).

Section 7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of Holdings, whether or not in the ordinary course of business, other than on fair and reasonable terms no less favorable to Holdings or such Subsidiary, as applicable, than would be obtainable by Holdings or such Subsidiary, as applicable, at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to:

(a) transactions between or among Holdings its Subsidiaries;

(b) the payment of reasonable fees, expenses and compensation (including equity compensation) to and insurance provided on behalf of current, former and future officers and directors of PublicCo, Parent or Holdings or any Subsidiaries of Holdings and indemnification agreements entered into by Holdings or any of its Subsidiaries;

(c) employment and severance arrangements with current, former and future officers and employees and transactions pursuant to stock option plans and employee benefit plans and arrangements;

(d) transactions listed on Schedule 7.08.

(e) Restricted Payments permitted under Section 7.06;

(f) loans and other transactions among Holdings and its Subsidiaries and joint ventures (to the extent any such joint venture is only an Affiliate as a result of Investments by Holdings and/or any of its Subsidiaries in such joint venture) to the extent otherwise permitted under this Article VII;

(g) the Transaction (and all payments thereto) and any other transactions by Holdings and its Subsidiaries permitted under an express provision (including any exceptions thereto) of this Article VII;

(h) payments by Holdings or any of its Subsidiaries pursuant to any tax sharing agreements with any direct or indirect parent of Holdings to the extent attributable to the ownership or operation of Holdings and its Subsidiaries that comply with the requirements of Section 7.06(h), and

(i) any intercompany leases, subleases, licenses or sublicenses relating to any IP Rights.

Section 7.09 Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement, any other Loan Document or any ABL Loan Document or any agreements with respect to Indebtedness permitted pursuant to Section 7.03(a)(ii), (n) or (o)) that (a) limits the ability (i) of any Subsidiary of Holdings to make Restricted Payments to any Subsidiary of Holdings that is a Loan Party or to otherwise transfer property to Holdings or any Subsidiary of Holdings that is a Loan Party, (ii) of any Subsidiary of Holdings that is a Guarantor to Guarantee the Indebtedness of Holdings or any Borrower hereunder or (iii) of Holdings or any of its Subsidiaries to create, incur, assume or suffer to exist Liens on property of such Person to secure the Obligations; provided, however, that clauses (i) and (iii) shall not prohibit any negative pledge or similar provision, or restriction on transfer of property, incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(e) (solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness); or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person. Notwithstanding the foregoing, this Section 7.09 will not restrict or prohibit:

(a) restrictions imposed pursuant to an agreement that has been entered into in connection with a transaction permitted pursuant to Section 7.05 with respect to the property that is subject to that transaction;

(b) restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03 to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(c) restrictions binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Subsidiary;

(d) restrictions that arise in connection with any Lien permitted by Section 7.01 and related to the property subject to such Lien;

(e) customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto;

(f) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(g) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(h) restrictions or conditions imposed by law;

(i) customary restrictions or conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder; or

(j) provisions restricting subletting or assignment of Contractual Obligations.

Section 7.10 [Reserved].

Section 7.11 Financial Covenants.

(a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the end of any Measurement Period ending as of the last day of any Fiscal Quarter set forth below to be greater than the ratio (the “Maximum Consolidated Leverage Ratio”) set forth below opposite such Fiscal Quarter:

Maximum
Consolidated
Fiscal Quarter	Leverage Ratio
September 30, 2013	5.25:1.00
December 31, 2013	5.25:1.00
March 31, 2014	5.00:1.00
June 30, 2014	5.00:1.00
September 30, 2014	5.00:1.00
December 31, 2014	4.75:1.00
March 31, 2015	4.75:1.00
June 30, 2015	4.50:1.00
September 30, 2015	4.50:1.00
December 31, 2015	4.25:1.00
March 31, 2016	4.25:1.00
June 30, 2016	4.00:1.00
September 30, 2016	4.00:1.00
December 31, 2016, and thereafter	3.75:1.00

(b) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any Measurement Period ending as of the last day of any Fiscal Quarter beginning with the Fiscal Quarter ending September 30, 2013 to be less than 2.25:1.00 (the “Minimum Interest Coverage Ratio”).

Section 7.12 Amendments or Waivers of Organization Documents. Amend, modify, waive or change in any manner any term or condition of any of its Organization Documents in a manner materially adverse to the Lenders.

Section 7.13 Fiscal Year. Make any change in its Fiscal Year.

Section 7.14 Prepayments of Indebtedness.

(a) So long as no Default or Event of Default has occurred and is continuing, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any subordinated Indebtedness or junior secured Indebtedness (other than Indebtedness under the ABL Credit Agreement) (collectively, the “Junior Indebtedness”), except (i) the refinancing thereof with the proceeds of any Permitted Refinancing permitted by Section 7.03, (ii) the prepayment of Indebtedness of Holdings or any of its Subsidiaries owed to Holdings or any of its Subsidiaries to the extent not prohibited by the subordination provisions applicable thereto and (iii) such prepayments, redemptions, purchases or other payments made to satisfy Junior Indebtedness (not in violation of any subordination terms in respect thereof) in an aggregate amount not to exceed the Available Amount; provided that, in the case of any such prepayment made in reliance on clause (b) of the definition of Available Amount, on a Pro Forma Basis giving effect to any such prepayment, the Consolidated Leverage Ratio as of the last day of the most recently ended Fiscal Quarter for which Holdings is required to deliver financial statements pursuant to Section 6.01(a) or (b) (or for the period prior to any such delivery of financial statements, the Estimated Pro Forma Financial Statements) shall not exceed 4.50:1.00.

(b) Prior to the Original Loan Maturity Date, to the extent any Permitted Debt Exchange Notes are issued pursuant to Section 7.03(o) for the purpose of consummating a Permitted Debt Exchange, (i) Holdings will not, and will not permit any Subsidiary to, prepay, repurchase, redeem or otherwise defease or acquire any Permitted Debt Exchange Notes unless Borrowers shall concurrently voluntarily prepay Term Loans pursuant to Section 2.03(a) on a pro rata basis among the Class or Classes of Term Loans from which such Permitted Debt Exchange Notes were exchanged, in an amount not less than the product of (a) a fraction, the numerator of which is the aggregate principal amount (calculated on the face amount thereof) of such Permitted Debt Exchange Notes that are proposed to be prepaid, repurchased, redeemed, defeased or acquired and the denominator of which is the aggregate principal amount (calculated on the face amount thereof) of all Permitted Debt Exchange Notes in respect of the relevant Permitted Debt Exchange then outstanding (prior to giving effect to such proposed prepayment, repurchase, redemption, defeasance or acquisition) and (b) the aggregate principal amount (calculated on the face amount thereof) of Term Loans of the Class or Classes from which such Permitted Debt Exchange Notes were exchanged then outstanding and (ii) Holdings and its Subsidiaries will not waive, amend or modify the terms of any Permitted Debt Exchange Notes or any indenture pursuant to which such Permitted Debt Exchange Notes have been issued in any manner inconsistent with the terms of Section 2.18(a).

Section 7.15 Sale-Leaseback Transactions. Enter into any sale-leaseback transaction in which any Loan Party is the seller or the lessee unless the disposition of assets is permitted under Section 7.05, the incurrence of indebtedness is permitted by Section 7.03 and the Net Cash Proceeds thereof are applied as required by Section 2.03(b)(i).

Section 7.16 [Reserved].

Section 7.17 Amendments of Indebtedness. Amend, modify, waive or change in any manner any term or condition of (a) any Junior Indebtedness, in each case, in a manner materially adverse to the Lenders or that would effect a prepayment not otherwise permitted under Section 7.14 or (b) any ABL Obligations, to the extent prohibited under the ABL Intercreditor Agreement.

ARTICLE 8.

EVENTS OF DEFAULT AND REMEDIES

Section 8.01 Events of Default. Each of the following shall constitute an Event of Default (each, an “Event of Default”):

(a) Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of the Term Loan, or (ii) within five Business Days after the same becomes due, any interest on the Term Loan, or any fee due hereunder, or (iii) within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. Any Loan Party or any Subsidiary fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), 6.04(a) (solely with respect to Borrowers) or Article 7; provided, that the covenant in Section 7.11 is subject to Cure Right pursuant to Section 8.03; or

(c) Other Defaults. Any Loan Party or any Subsidiary fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d) Representations and Warranties. Any representation, warranty or certification, when taken as a whole, made or deemed made by any Loan Party herein, in any other Loan Document, shall be false or incorrect, when taken as a whole, in any material respect, as of the date made or deemed made; or

(e) Cross-Default. (i) Any Loan Party or any Subsidiary (A) fails to make any payment when due, after lapse of all applicable grace, cure or notice periods (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), in respect of any Indebtedness (other than Indebtedness under the Loan Documents and Indebtedness under Swap Contracts) having an aggregate principal amount of more than the Threshold Amount or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing or securing such Indebtedness, or any other event occurs, in each case, and continues, after any applicable grace, cure or notice period, the effect of which default or other event is to cause, or to permit, after lapse of all applicable grace, cure or notice periods, the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, in each case, prior to its stated maturity; provided that, (I) in the case of this subclause (B), (x) a breach or default by any Loan Party or Subsidiary with respect to the ABL Credit Agreement will not constitute an Event of Default for purposes of this subclause (B) unless such breach or default has continued for 30 consecutive days after all applicable grace, cure or notice periods have expired, or the agent and/or requisite lenders thereunder have terminated the commitments thereunder and demanded repayment of, or otherwise accelerated, Indebtedness or other obligations thereunder in an aggregate amount in excess of the Threshold Amount and (y) notwithstanding clause (x) above, a breach or default of any financial covenant under the ABL Credit Agreement will not constitute an Event of Default hereunder unless the agent and/or lenders thereunder have terminated the commitments thereunder and demanded repayment of, or otherwise accelerated, Indebtedness or other obligations thereunder in an aggregate amount in excess of the Threshold Amount and (II) this subclause (B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder; provided, further, that such failure is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Term Commitments or acceleration of the Term Loans pursuant to Section 8.02; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined, or as such comparable term may be used and defined, in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which Holdings or any of its Subsidiaries is the Defaulting Party (as defined, or as such comparable term may be used and defined, in such Swap Contract) or (B) any Termination Event (as defined, or as such comparable term may be used and defined, in such Swap Contract) under such Swap Contract as to which Holdings or any of its Subsidiaries is an Affected Party (as defined, or as such comparable term may be used and defined, in such Swap Contract) and, in either event, the Swap Termination Value owed by Holdings or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of its Material Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Judgments. There is entered against any Loan Party or any of its Subsidiaries one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders then outstanding at such time) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not deny coverage) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of 60 consecutive days; or

(h) ERISA. An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount which would result in a Material Adverse Effect or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan that would result in liability to any Loan Party in an aggregate amount which would result in a Material Adverse Effect; or

(i) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted hereunder) or as a result of acts or omissions by the Administrative Agent or any agent or subagent thereof, any Lender or any of their respective Affiliates or as a result of satisfaction in full of all the Obligations (other than contingent obligations not yet due and payable), ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document or the validity or priority of a Lien as required by the Collateral Documents on a material portion of the Collateral; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations other than in accordance with its terms), or purports in writing to revoke, terminate or rescind any Loan Document (other than in accordance with its terms); or

(j) Change of Control. There occurs any Change of Control; or

(k) Collateral Documents. Any Collateral Document after delivery thereof pursuant to Article 4 or Section 6.11 shall for any reason (other than pursuant to the terms hereof or thereof including as a result of a transaction permitted under this Agreement) cease to create a valid and perfected Lien with such priority required by the Collateral Documents, subject to Permitted Liens, on a material portion of the Collateral purported to be covered thereby, (i) except to the extent that any such perfection or priority is not required, or such lien is released pursuant to Section 9.10 or except as a result from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file the Uniform Commercial Code continuation statement or take other actions required to be taken by the Administrative Agent and (ii) except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage.

Section 8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Term Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Term Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Borrower (to the extent permitted by applicable law); and

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or at applicable law;

provided, however, that that upon the entry of an order for relief with respect to either Borrower under any Debtor Relief Laws, the obligation of each Lender to make Term Loans shall automatically terminate, the unpaid principal amount of all outstanding Term Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

Section 8.03 Right to Cure. Notwithstanding anything to the contrary contained in Section 8.01, for the purpose of determining whether an Event of Default under Section 7.11 has occurred, Borrowers may (the “Cure Right”) on one or more occasions designate any portion of the net cash proceeds from a sale or issuance of Qualified Equity Interests of a Borrower or any cash contribution to the common capital of a Borrower made after the beginning of such Fiscal Quarter until the date that is ten (10) Business Days after the date on which financial statements are required to be delivered with respect to such Fiscal Quarter (such amount so designated, the “Cure Contribution”), and after giving effect to such Cure Contribution on a pro forma basis, Borrowers shall be in compliance with the applicable financial covenant, as such financial covenant is recalculated in accordance with this Section 8.03. Upon the receipt by Borrowers of such Cure Contribution pursuant to the exercise of the Cure Right, the financial covenants in Section 7.11 shall be recalculated giving effect, on a pro forma basis, to the following adjustments:

(a) such Cure Contribution shall be deemed to have occurred as of the last day of the Measurement Period for which compliance is being measured; and

(b) Consolidated EBITDA shall be increased by an amount equal to the Cure Contribution, solely for the purpose of determining compliance with such financial covenant in any Measurement Period during which the Cure Contribution was made, and not for any other purpose under this Agreement;

provided that (i) the Cure Right may be exercised no more than twice during any period of four consecutive Fiscal Quarters, (ii) during the term of this Agreement the Cure Right may be exercised no more than five times and (iii) the Cure Contribution shall be no greater than the amount required to cause Borrowers to be in compliance with Section 7.11 (provided that, for the avoidance of doubt, if the Cure Contribution is used to make a debt prepayment, then such Cure Contribution shall reduce debt for purposes of calculating the financial covenants beginning in the Fiscal Quarter immediately following the Fiscal Quarter pursuant to which it was made).

Section 8.04 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Term Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the order specified in Section 6.5 of the Collateral Agreement.

Notwithstanding the foregoing, amounts received from any Borrower or any Guarantor that is not a “Eligible Contract Participant” (as defined in the Commodity Exchange Act) shall not be applied to the obligations that are Excluded Swap Obligations.

ARTICLE 9.

ADMINISTRATIVE AGENT

Section 9.01 Appointment and Authority.

(a) Each of the Lenders hereby irrevocably appoints Deutsche Bank AG, New York Branch to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and no Borrower or any other Loan Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender and a potential Hedge Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or in trust for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article 9 and Article 10 (including Section 10.04(c)), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents, as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto (including the ABL Intercreditor Agreement), as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders.

Section 9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity as a Lender. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders. The Lenders acknowledge that, pursuant to such activities, any Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that no Agent shall be under any obligation to provide such information to them.

Section 9.03 Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agents:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except (in the case of the Administrative Agent) discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity.

Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until it shall have received written notice from a Lender or Borrower Agent referring to this Agreement, describing such Default and stating that such notice is a “notice of default.”

No Agent or any of its Related Parties shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than, in the case of the Administrative Agent, to confirm receipt of items expressly required to be delivered to the

Administrative Agent. The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Loan Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein.

Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, the Arrangers are named as such for recognition purposes only, and in their respective capacities as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Loan Documents or the transactions contemplated hereby and thereby; it being understood and agreed that the Arrangers (and their Related Persons to the extent expressly provided for herein) are intended beneficiaries of, and shall be entitled to all indemnification and reimbursement rights and other benefits to the extent set forth in, Section 9.11, 10.04 and 10.17 of this Agreement and no amendment, modification or waiver of any such provision shall be effective with respect to any Arranger without the prior written consent of such Arranger (such consent not to be unreasonably withheld or delayed). Without limitation of the foregoing, the Arrangers shall not, solely by reason of this Agreement or any other Loan Documents, have any fiduciary relationship in respect of any Lender or any other Person.

Section 9.04 Reliance. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Term Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Term Loan. The Administrative Agent may consult with legal counsel (who may be counsel for Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, so long as no Event of Default has occurred and is continuing, with Borrowers’ consent (such consent not to be unreasonably withheld or delayed), to appoint a successor, which shall be a financial institution, and the Administrative Agent’s resignation shall become effective on the earlier of (i) the acceptance of such successor Administrative Agent by Borrowers and the Required Lenders or (ii) the fifteenth Business Day after such notice of resignation. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 15 Business Days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify Borrower Agent and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, neither the Arrangers nor any of the Agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

Section 9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relating to any Loan Party, the Administrative Agent (irrespective of whether the principal of the Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrowers) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.07 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.10 Collateral and Guaranty Matters. Each Lender irrevocably authorizes the Administrative Agent, at its option and in its discretion:

(a) to release any Lien to the extent securing the Obligations on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Term Commitments and payment in full of all Obligations (other than contingent indemnification obligations not yet due and payable), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder to a Person that is not a Loan Party or under the Loan Documents or (iii) if approved, authorized or ratified in writing in accordance with Section 10.01;

(b) to release any Guarantor from its Guarantee of the Obligations under the Collateral Agreement (i) upon termination of the Aggregate Term Commitments and payment in full of all Obligations (other than contingent indemnification obligations not yet due and payable) or (ii) if approved, authorized or ratified in writing in accordance with Section 10.01;

(c) to release any Guarantor from its Guarantee of the Obligations under the Collateral Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder (unless such Person continues to guarantee the ABL Credit Agreement); and

(d) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document; and

(e) establish intercreditor arrangements in connection with Refinancing Notes or other Indebtedness as contemplated by this Agreement.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Collateral, or to release any Guarantor from its Guarantee of the Obligations under the Collateral Agreement pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its Guarantee of the Obligations under the Collateral Agreement, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

The Administrative Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Loan Party or is cared for, protected or insured or that the Liens granted to the Administrative Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Administrative Agent in this Section 9.10 or in any of the Collateral Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given the Administrative Agent’s own interest in the Collateral as one of the Lenders and that Administrative Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

Section 9.11 Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify upon demand each Agent and its Related Parties (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligations of Borrowers to do so pursuant to Section 10.04) on a pro rata basis (determined as of the time that the applicable payment is sought based on each Lender’s outstanding Term Loans at such time) and hold harmless each Agent and its Related Parties against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for payment to any Agent or its Related Parties of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment of a court of competent jurisdiction to have resulted from such Agent’s or its Related Parties’ own bad faith, gross negligence or willful misconduct (and no action taken in accordance with the directions of the Required Lenders or any other appropriate group of Lenders pursuant to Section 10.01 shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.11). In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.11 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.

Section 9.12 Certain Rights of the Administrative Agent. If the Administrative Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of the Required Lenders.

Section 9.13 Holders. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

Section 9.14 Delivery of Information. The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Loan Party, any Subsidiary, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Loan Document except (i) as specifically provided in this Agreement or any other Loan Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

Section 9.15 Withholding. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any withholding tax applicable to such payment. Without limiting or expanding the provisions of Section 3.03, each Lender shall indemnify and hold harmless the Administrative Agent against, within ten days after written demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent as a result of the failure of the Administrative Agent to properly withhold any Tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.15. The agreements in this Section 9.15 shall survive the resignation and/or replacement of the Administrative Agent, and assignment of rights by, or the replacement of, a Lender, the termination of the Aggregate Term Commitments and the repayment, satisfaction or discharge of all other Obligations.

Section 9.16 Secured Hedge Agreements. Except as otherwise expressly set forth herein or in any Guarantee or any Collateral Document, no Hedge Bank that obtains the benefits of Section 8.04, any Guarantee or any Collateral by virtue of the provisions hereof or of any Guarantee or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article 9 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Hedge Agreements unless the Administrative Agent has received written notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Hedge Bank.

The Hedge Banks hereby authorize the Administrative Agent to enter into any intercreditor agreement permitted under this Agreement, and any amendment, modification, supplement or joinder with respect thereto, and any such intercreditor agreement is binding upon the Hedge Banks.

ARTICLE 10.

MISCELLANEOUS

Section 10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document (including, without limitation, the ABL Intercreditor Agreement), and no consent to any departure by any Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or signed by the Administrative Agent on behalf of and with the consent of the Required Lenders) and Borrowers or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent (which acknowledgment shall be made by the Administrative Agent at the direction of the Required Lenders), and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) extend or increase the Term Commitment of any Lender (or reinstate any Term Commitment terminated pursuant to Section 8.02) without the written consent of each such Lender;

(b) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts (other than default interest) due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(c) reduce the principal of, or the rate of interest specified herein on, the Term Loan, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of Borrowers to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on the Term Loan or to reduce any fee payable hereunder;

(d) change (i) Section 8.04 hereof or Section 6.5 of the Collateral Agreement in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby or (ii) the definition of “Applicable Percentage,” the order of application or pro rata nature of application of any reduction in the Term Commitments or any prepayment of Term Loans within or among the Term Facility from the application thereof set forth in the applicable provisions of Sections 2.03(a) or 2.03(b), or other provisions in respect of the pro rata application of payments or offers hereunder under Section 2.10 or 2.11 or 10.06(b)(vii) in any manner that materially and adversely affects any Lender under the Term Facility without the written consent of such Lender;

(e) change (i) any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(f) release all or substantially all of the value of the Guarantees of the Obligations in any transaction or series of transactions without the written consent of each Lender, except to the extent the release of any Guarantor is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone); and

(g) release all or substantially all of the Collateral in any transaction or series of related transactions without the written consent of each Lender, except to the extent the release of any Collateral is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone).

and, provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document.

Notwithstanding anything herein to the contrary, Borrowers and the Administrative Agent may, without the input or consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate in the opinion of the Administrative Agent to effect the provisions of Section 2.14, 2.15, 2.16, 2.17, 2.18 or 10.01 (e) (including (i) to provide that additional Classes of Term Loans, Incremental Term Commitments, Refinancing Notes, Permitted Debt Exchange Notes, Extended Term Loans, Credit Agreement Refinancing Indebtedness or Refinancing Term Loans shall share ratably in the benefits of this Agreement and the other Loan Documents with the Obligations, (ii) to include appropriately the Lenders holding such Classes in any determination of the Required Lenders and (iii) to permit any such additional credit facilities or notes to share ratably with the Term Loans in the application of prepayments.

In connection with an amendment in which any Class of Term Loans is refinanced with a replacement Class of term loans bearing (or is modified in such a manner such that the resulting term loans bear) a lower All-in Yield and other customary amendments related thereto (a “Permitted Repricing Amendment”), only the consent of the Lenders holding Term Loans subject to such permitted repricing transaction that will continue as a Lender in respect of the repriced tranche of Term Loans or modified Term Loans shall be required for such Permitted Repricing Amendment.

In addition, notwithstanding anything in this Section 10.01 to the contrary:

(a) if the Administrative Agent and Borrowers shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and Borrowers shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders to the Administrative Agent within five Business Days following receipt of notice thereof;

(b) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Term Loans or Term Commitments of a particular Class (but not the Lenders holding Term Loans or Term Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by Holdings, Borrowers and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section 10.01 if such Class of Lenders were the only Class of Lenders hereunder at the time; provided that the consent of the Lenders or the Required Lenders, as the case may be, shall not be required to effect an Incremental Amendment, Refinancing Amendment, Extension Amendment (except as expressly provided in Sections 2.14, 2.16, 2.17 or 10.01(e), as applicable);

(c) no Lender consent is required for the Administrative Agent to enter into, or to effect any amendment, modification or supplement to, any intercreditor agreement or arrangement permitted under this Agreement or in any document pertaining to any Indebtedness permitted hereby that is permitted to be secured by the Collateral, that is for the purpose of adding the holders of any Incremental Term Commitment, any Refinancing Notes, or any Permitted First Priority Refinancing Debt or any Permitted Junior Priority Refinancing Debt, for the purpose of adding the holders of such Indebtedness (or their Senior Representative) as a party thereto and otherwise causing such Indebtedness to be subject thereto, in each case as contemplated by the terms of such intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative

Agent, are required to effectuate the foregoing and provided that in the good faith determination of the Administrative Agent such other changes are not adverse, in any material respect (taken as a whole), to the interests of the Lenders); provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent;

(d) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, and Borrowers (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders; and

(f) guarantees, collateral security documents and related documents executed by the Loan Parties or the Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of Borrowers without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel or (ii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

Section 10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except as provided in subsection (b) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i) if to Borrowers or the Administrative Agent, to the address, facsimile number, or electronic mail address specified for Borrower Agent or the Administrative Agent, as applicable, on Schedule 10.02; and

(ii) if to any other Lender, to the address, facsimile number, or electronic mail address specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or Borrower Agent may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrowers’ or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each Borrower and the Administrative Agent may change its address or facsimile for notices and other communications hereunder by notice to the other parties hereto. Each Lender may change its address or facsimile for notices and other communications hereunder by notice to Borrower Agent and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain MNPI with respect to a Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices) believed in good faith to be given by or on behalf of Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrowers shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them for all losses, costs, expenses and liabilities resulting from the reliance of such Person on each notice purportedly given by or on behalf of Borrowers.

Section 10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and, in respect of the Collateral Documents, any other Secured Party; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.11), or (c) any Secured Party from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. Borrowers shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any other Agent (including the reasonable and documented fees and disbursements of external counsel (but limited to one counsel for the Administrative Agent and all other Agents taken as a whole and, if necessary, one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions))), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent (including the fees and disbursements of external counsel (but limited to one counsel for the Administrative Agent, the other Agents and the Lenders taken as a whole and, if necessary, one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and, if necessary, a single counsel for each relevant specialty (and, solely in the case of an actual conflict of interest, one other firm of counsel for each group of similarly affected parties))), in connection with the enforcement or protection of its rights or remedies this Agreement and the other Loan Documents, including without limitation, all such expenses incurred during any legal proceeding, including any proceeding in connection with any Debtor Relief Law.

(b) Indemnification by Borrowers. Each Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each other Agent, each Syndication Agent, each Documentation Agent, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented out-of-pocket fees and disbursements of external counsel (but limited to one counsel for all Indemnitees taken as a whole and, if necessary, one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and, if necessary, a single special counsel for each relevant specialty (and, solely in the case of an actual conflict of interest, one other firm of counsel for each group of similarly affected parties))), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the Transaction and the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) the Term Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on, through, under or from any property currently or formerly owned, leased or operated by a Loan Party or any of its Subsidiaries, or any Environmental Claim related in any way to any of the Loan Parties or any of their respective Subsidiaries or (iv) any actual or prospective claim, litigation, investigation or proceeding (a “Proceeding”) relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto (collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such obligations, penalties, demands, judgments, suits, costs, losses, claims, damages, liabilities or related expenses are (w) determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith, willful misconduct of such Indemnitee, (x) arising or resulting from, as determined by a court of competent jurisdiction by final and nonappealable judgment, a material breach of any Loan Documents by such Indemnitee, or (y) arising or resulting from, any dispute solely among Indemnitees other than any claims against an Indemnitee in its capacity as an administrative agent or arranger or other agent or any similar role hereunder or under the Loan Documents and other than any claims arising out of any act or omission of Holdings, Borrowers, or any of their Affiliates. Borrowers and each other Loan Party shall have no obligation to reimburse any Indemnitee for fees and expenses unless such Indemnitee provides Borrowers an undertaking in which such Indemnitee agrees to refund and return any and all amounts paid by or on behalf of Borrowers (or any other Loan Party) to such Indemnitee to the extent any of the foregoing items in clause (w) through (y) above occurs. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement except to the extent any such damages have resulted from the gross negligence, bad faith or willful misconduct of, or material breach of this Agreement or the other Loan Documents by, such Indemnitee (or its officers, directors, employees or Affiliates). No Indemnitee, Loan Party or any Subsidiary have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); it being agreed that this sentence shall not limit the indemnification obligations of Borrowers under this Section.

Borrowers and each other Loan Party shall not be liable for any settlement of any Proceeding effected without Borrowers’ written consent (which consent shall not be unreasonably withheld or delayed), but if settled with Borrowers’ written consent, or if there is a final nonappealable judgment for the plaintiff against an Indemnitee in any such Proceeding, Borrowers agrees to indemnify and hold harmless each indemnified person in the manner set forth above. Borrowers shall not, without the prior written consent of an Indemnitee (which consent shall not be unreasonably withheld or delayed) effect any settlement of any pending or threatened Proceeding against an Indemnitee in respect of which indemnity could have been sought hereunder by such Indemnitee unless (a) such settlement includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such Proceeding or (b) such settlement does not include any statement as to, or any admission of, fault or culpability of such Indemnitee.

(c) Reimbursement by Lenders. To the extent that any Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.10(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, Borrowers shall not assert, and hereby waive, any claim against any Indemnitee, and each of the Administrative Agent, each Lender and each Related Party agrees not to assert or permit any of their respective subsidiaries to assert any claim against any Loan Party or any of their respective directors, officers, employees, attorneys, agents or advisors, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Term Loan or the use of the proceeds thereof; provided that nothing contained in this paragraph shall limit Borrowers’ indemnity obligations under this Section. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after receipt of a written invoice therefor.

(f) Survival. The agreements in this Section 10.04 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Term Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 10.05 Payments Set Aside. To the extent that any payment by or on behalf of Borrowers is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees and the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Commitment and the Term Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) In the case of an assignment of the entire remaining amount of the assigning Lender’s Term Loans, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Term Commitment (which for this purpose includes Term Loans outstanding thereunder) or, if the Term Commitment is not then in effect, the principal outstanding balance of the Term Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default under Section 8.01(a) or (f) has occurred and is continuing, Borrower Agent otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loans or the Term Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of Borrower Agent (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default under Section 8.01(a) or 8.01(f) has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that Borrower Agent shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to any Borrower or any of its Affiliates or Subsidiaries (except as provided below in clause (vii)).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii) Borrower and Affiliated Lender Purchases. Notwithstanding anything to the contrary contained in this Section 10.06 or any other provision of this Agreement, so long as no Event of Default has occurred and is continuing, Holdings, any Borrower, any Subsidiary or any Affiliated Lender may repurchase or purchase outstanding Term Loans of any Class on the following basis:

(A) Holdings, Borrowers or any Affiliated Lender may conduct one or more auctions (each, an “Auction”) to repurchase all or any portion of the applicable Class of Term Loans (such Class of Term Loans, the “Offer Loans”) of Lenders; provided that (1) Borrower Agent or such Affiliated Lender, as applicable, delivers to the Administrative Agent (for distribution to the Lenders) a notice of the aggregate principal amount of the Offer Loans that will be subject to such Auction no later than 12:00 p.m., New York City time, at least five Business Days (or such shorter period as may be agreed to by the Administrative Agent) in advance of a proposed consummation date of such Auction indicating (a) the date on which the Auction will conclude, (b) the maximum principal amount of the Offer Loans Holdings, such Borrower, such Subsidiary or such Affiliated Lender, as applicable, are willing to purchase in the Auction and (c) the range of discounts to par at which Holdings, such Borrower, such Subsidiary or such Affiliated Lender, as applicable, would be willing to repurchase the Offer Loans (it being understood that such specified discount ranges and/or maximum principal amounts may be offered with respect to different Classes of Term Loans and, in such event, each such offer will be treated as a separate Auction); (2) the maximum principal amount of the Offer Loans which are subject to an Auction shall be no less than an aggregate $5,000,000 or whole multiples of $1,000,000 in excess thereof (or the aggregate outstanding principal amount of all such Class of Term Loans if less); (3) Holdings, such Borrower, such Subsidiary or such Affiliated Lender, as applicable, shall hold the Auction open for a minimum period of three Business Days; (4) a Lender who elects to participate in the Auction may choose to tender all or part of such Lender’s Offer Loans; (5) the Auction shall be made to all Lenders holding the Offer Loans; (6) Offer Loans will be repurchased in the order from the largest tendered discount to par within the specified discount range to the smallest tendered discount to par within the specified range pursuant to which the maximum principal amount would satisfied; provided, that to the extent the principal amount of Offer Loans tendered at such discount to at par is greater than the remaining principal amount necessary to satisfy the maximum principal amount specified, such Offer Loans tendered at such discount shall be purchased on a pro rata basis in accordance with the respective principal amount of Offer Loans tendered at such discount; and (7) the Auction shall be conducted pursuant to such procedures as Holdings, such Borrower, such Subsidiary or such Affiliated Lender, as applicable, may establish which are consistent with this Section 10.06 or are otherwise reasonably acceptable to the Administrative Agent, which procedures must be followed by a Lender in order to have its Offer Loans repurchased; provided, however, that as of the commencement of any such Auction by Holdings, any Borrower or any Subsidiary, Borrowers must be in compliance with the financial covenants set forth in Section 7.11 on a Pro Forma Basis;

(B) with respect to all repurchases made by Holdings, any Borrower or Subsidiary pursuant to an Auction described in this Section 10.06(b)(vii), (x) such repurchases shall not be deemed to be optional prepayments pursuant to Section 2.03(a) and shall not be deemed to be a repayment for purposes of 2.03(d) and (y) proceeds under the ABL Credit Agreement shall not be used directly to fund such repurchases;

(C) following a repurchase by Holdings, any Borrower or any Subsidiary pursuant to this Section 10.06(b)(vii), (x) the Offer Loans so repurchased shall, without further action by any Person, be deemed transferred to Borrowers and cancelled for all purposes and no longer outstanding (and may not be resold) for all purposes of this Agreement and all the other Loan Documents, including, but not limited to (1) the making of, or the application of, any payments to the Lenders under this Agreement or any other Loan Document, (2) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document or (3) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Loan Document and (y) the amount of the Term Loans so repurchased and cancelled shall be applied on a pro rata basis to reduce the remaining scheduled installments of principal on such Class of Term Loans so repurchased and any obligations in respect of accrued and unpaid interest or fees in respect of such repurchased and cancelled Term Loans shall be cancelled. In connection with any Term Loans repurchased by Holdings, any Borrower or any Subsidiary and cancelled pursuant to this Section 10.06, the Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation;

(D) with respect to all repurchases or purchases made pursuant to this Section 10.06(b)(vii), the assigning Lender shall execute and deliver to the Administrative Agent an Assignment and Assumption substantially in the form of Exhibit E-2, and each party thereto shall render customary “big boy” letters to each other regarding information that is not known to such assigning Lender that may be material to the decision by such assigning Lender to enter into such assignment to Holdings, such Borrower, such Subsidiary or such Affiliated Lender, as applicable;

(E) with respect to purchases by Affiliated Lenders pursuant to this Section 10.06(b)(vii), (1) the aggregate principal amount of all Term Loans held by Affiliated Lenders shall not exceed 20% of the aggregate principal amount of all Term Loans outstanding under this Agreement at the time of such purchase, (2) Affiliated Lenders will not be permitted to receive information or material provided solely to Lenders and will not be permitted to attend or participate (including by telephone) in lender meetings or discussion attended solely by Lenders and (3) for purposes of any amendment, waiver or modification of this Agreement or any plan of reorganization that does not in each case adversely affect such Affiliated Lender as a Lender as compared to other Lenders or treats such Affiliated Lender in a different manner as compared to other Lenders, Affiliated Lenders will be deemed to have voted in the same proportion as non-affiliated Lenders voting on such matter; and

(F) Each of the Loan Parties and the Lenders acknowledge and agree that the Administrative Agent may perform any and all of its duties under this Section 10.06(b)(vii) by itself or through any Affiliate of the Administrative Agent upon the prior consent of Borrowers (such consent shall not be unreasonably withheld or delayed) and, subject to the foregoing consent, expressly consents to any such delegation of duties by the Administrative Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each such Affiliate of the Administrative Agent and its respective activities in connection with any repurchase pursuant to this Section 10.06(b)(vii).

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Commitments of, and principal amounts (and stated interest) of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest or demonstrable error, and Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower and any Lender (with respect to such Lender’s entry), at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person, any Borrower or any of its Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Term Commitment and/or the Term Loans); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) Borrowers, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) no such participation shall be made to any Borrower or any of its Affiliates or Subsidiaries.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant shall also be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.11 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrowers (such agency being solely for tax purposes), maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest or demonstrable error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrowers’ prior written consent or except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the other Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), provided that the Administrative Agent, such other Agent or such Lender, as applicable, agrees that it will notify Borrower Agent as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority) unless such notification is prohibited by law, rule or regulation, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided that the Administrative Agent, such other Agent or such Lender, as applicable, agrees that it will notify Borrower Agent as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority) unless such notification is prohibited by law, rule or regulation, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) in, or any prospective assignee of or Participant (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender or an Additional Lender or (ii) any actual or prospective counterparty (or its advisors) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) to any swap or derivative transaction relating to Borrowers and their respective obligations, (g) with the consent of Borrower Agent or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or obligation of confidentiality owed to any Borrower, its Subsidiaries or their respective Affiliates or (y) becomes available to the Administrative Agent, such other Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than a Borrower or any other Loan Party (so long as such source is not known (after due inquiry) to the Administrative Agent, such Agent, such Lender, or any of their respective Affiliates, as applicable, to be bound by confidentiality obligations to a Borrower, any Subsidiary thereof or any of their respective Affiliates).

For purposes of this Section, “Information” means all information received from a Loan Party or any Subsidiary or Affiliate thereof relating to a Loan Party or any Subsidiary or Affiliate thereof or any of their respective businesses other than any such information that is publically available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by a Loan Party thereof other than as a result of a breach of this Section or any other confidentiality obligation owed to any Loan Party or their Affiliates. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include MNPI concerning a Loan Party or a Subsidiary thereof, as the case may be, (b) it has developed compliance procedures regarding the use of MNPI and (c) it will handle such MNPI in accordance with applicable Law, including United States Federal and state securities Laws.

Section 10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) (other than escrow, payroll, petty cash, tax accounts) at any time owing by such Lender or any such Affiliate to or for the credit or the account of Borrowers against any and all of the obligations of Borrowers now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrowers may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and its respective Affiliates under this Section are in addition to all other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have under applicable Law or otherwise. Each Lender agrees to notify Borrower Agent and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application. No amounts set off from any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.

Section 10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the unpaid principal of the Term Loans or, if it exceeds such unpaid principal, refunded to Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or any Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude optional prepayments and the effects thereof and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.11 Survival of Representations and Warranties. All covenants, representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as the Term Loan or any other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations not yet due and payable).

Section 10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, then, to the fullest extent permitted by law, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender shall have not consented to any proposed amendment, modification, termination, waiver or consent requiring the consent of all Lenders or all affected Lenders as contemplated by Section 10.01 and the consent of the Required Lenders has been obtained, then Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if such Lender accepts such assignment), provided that:

(a) Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrowers (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrowers to require such assignment and delegation cease to apply. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender, as assignor, any Assignment and Assumption necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 10.13.

Section 10.14 Governing Law; Jurisdiction; Etc.

(a) Governing Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE IN ANY WAY HERETO OR THERETO OR THE NEGOTIATION, EXECUTION OR PERFORMANCE THEREOF OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, UNLESS OTHERWISE EXPRESSLY SET FORTH THEREIN, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) Submission to Jurisdiction. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST EACH LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) Waiver of Venue. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) Service of Process. EACH OF THE PARTIES HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.15 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER

LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between Borrowers and their Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) Borrowers are capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrowers or any of their Affiliates, or any other Person and (B) neither the Administrative Agent nor the Arrangers have any obligation to Borrowers or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers and their Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower and their respective Affiliates, and neither the Administrative Agent nor the Arrangers have any obligation to disclose any of such interests to Borrowers or their Affiliates. To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.17 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.18 USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower and each Guarantor, which information includes the name and address of each Borrower and each Guarantor and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Borrower and each Guarantor in accordance with the Act. Each Borrower shall, and shall cause each Guarantor to, promptly following a reasonable request by the Administrative Agent (on its behalf of on behalf of any Lender), provide all documentation and other information that the

Administrative Agent or such Lender (through the Administrative Agent) requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

Section 10.19 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligations of Borrowers in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from Borrowers in the Agreement Currency, Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss.

Section 10.20 ABL Intercreditor Agreement. The provisions of this Agreement are in all respects subject to the terms and provisions of the ABL Intercreditor Agreement, including the relative rights, obligations and priorities with respect to Collateral.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ANCHOR HOCKING, LLC, as Borrower Agent and Borrower

By:	/s/ Bernard Peters

	Name:	Bernard Peters
	Title:	Chief Financial Officer

ONEIDA LTD., as Borrower

By:	/s/ Bernard Peters

	Name:	Bernard Peters
	Title:	Chief Financial Officer

UNIVERSAL TABLETOP, INC., as Holdings

By:	/s/ Bernard Peters

	Name:	Bernard Peters
	Title:	Chief Financial Officer

[EveryWare Term Loan Agreement Signature Page]

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent and as Lender

By:	/s/ Dusan Lazarov

	Name:	Dusan Lazarov
	Title:	Director

By:	/s/ Michael Getz

	Name:	Michael Getz
	Title:	Vice President

[EveryWare Term Loan Agreement Signature Page]

TERM LOAN AGREEMENT

DATED AS OF MAY 21, 2013

AMONG

ANCHOR HOCKING, LLC,

AS BORROWER AGENT,

ONEIDA LTD.,

AS BORROWER,

UNIVERSAL TABLETOP, INC.,

AS HOLDINGS,

VARIOUS LENDERS FROM TIME TO TIME PARTY HERETO,

DEUTSCHE BANK SECURITIES INC.

AND

JEFFERIES FINANCE LLC,

AS JOINT LEAD ARRANGERS AND JOINT BOOKRUNNERS,

JEFFERIES FINANCE LLC,

AS SYNDICATION AGENT,

DEUTSCHE BANK AG NEW YORK BRANCH,

AS ADMINISTRATIVE AGENT,

AND

LAMPERT ADVISORS, LLC,

AS DOCUMENTATION AGENT

$250,000,000 SENIOR SECURED TERM LOAN FACILITY

SCHEDULES

SCHEDULES

1.01(a)	Immaterial Subsidiaries
2.01	Commitments
4.01(a)(ii)	Closing Date Collateral Documents
4.01(a)(ii)(C)	Real Property Subject to Mortgages
4.01(a)(iv)	Certain Legal Opinions
5.06	Litigation
5.08(a)	Liens
5.08(b)	Owned Real Property
5.09	Environmental Matters
5.13	Subsidiaries; Other Equity Investments
6.17	Post-Closing Actions
7.03	Existing Indebtedness
7.08	Transactions with Affiliates
10.02	Administrative Agent’s Office; Certain Addresses for Notices

SCHEDULE 1.01(a)

IMMATERIAL SUBSIDIARIES

None.

1.01(a)-1

SCHEDULE 2.01

COMMITMENTS

LENDER	APPLICABLE PERCENTAGE OF TERM COMMITMENT
Deutsche Bank AG New York Branch	100%

2.01-1

SCHEDULE 4.01(a)(ii)

CLOSING DATE COLLATERAL DOCUMENTS

1.	Collateral Agreement.

2.	Copyright Security Agreement, dated as of as of the date hereof, by and among Oneida Ltd., Anchor Hocking, LLC, Universal Tabletop, Inc., certain subsidiaries of Oneida Ltd. party thereto and Deutsche Bank AG New York Branch, as Administrative Agent.

3.	Patent Security Agreement, dated as of as of the date hereof, by and among Oneida Ltd., Anchor Hocking, LLC, Universal Tabletop, Inc., certain subsidiaries of Oneida Ltd. party thereto and Deutsche Bank AG New York Branch, as Administrative Agent.

4.	Trademark Security Agreement, dated as of as of the date hereof, by and among Oneida Ltd., Anchor Hocking, LLC, Universal Tabletop, Inc., certain subsidiaries of Oneida Ltd. party thereto and Deutsche Bank AG New York Branch, as Administrative Agent.

5.	Mortgage, Assignment of Leases and Rents, Security Agreement, Fixture Filing and Financing Statement by Anchor Hocking, LLC to Deutsche Bank AG New York Branch, as Administrative Agent, with respect to the property located at 400 9th Street, Monaca Borough, Beaver County, PA 15061.

6.	Mortgage, Assignment of Leases and Rents, Security Agreement, Fixture Filing and Financing Statement by Anchor Hocking, LLC to Deutsche Bank AG New York Branch, as Administrative Agent, with respect to the property located at 1115 W. Fifth Avenue, Lancaster, Fairfield County, OH 43130.

7.	Mortgage, Assignment of Leases and Rents, Security Agreement, Fixture Filing and Financing Statement by Oneida Silversmiths Inc. to Deutsche Bank AG New York Branch, as Administrative Agent, with respect to the property located at 163-181 Kenwood Avenue, Oneida, Madison County, NY 13421.

4.01(a)(ii)-1

SCHEDULE 4.01(a)(ii)(C)

REAL PROPERTY SUBJECT TO MORTGAGES

Owned Real Property Subject to Mortgages

Entity	Property
Anchor Hocking, LLC	400 9th Street, Monaca Borough, Beaver County, PA 15061
Anchor Hocking, LLC	1115 W. Fifth Avenue, Lancaster, Fairfield County, OH 43130
Oneida Silversmiths Inc.	163-181 Kenwood Avenue, Oneida, Madison County, NY 13421

Leased Property Subject to Leasehold Mortgage

None.

4.01(a)(ii)(C)-1

SCHEDULE 4.01(a)(iv)

CERTAIN LEGAL OPINIONS

Pennsylvania Counsel

Pepper Hamilton LLP

100 Market Street, Suite 200

P.O. Box 1181

Harrisburg, PA 17108-1181

Ohio Counsel

Vorys, Sater, Seymour and Pease LLP

52 East Gay Street

Columbus, OH 43215

4.01(a)(iv)-1

SCHEDULE 5.06

LITIGATION

1.	The items listed on Schedule 5.09 herein are incorporated by reference.

5.06-1

SCHEDULE 5.08(a)

LIENS

None.

5.08(a)-1

SCHEDULE 5.08(b)

OWNED REAL PROPERTY

Record Owner	Owned Real Property

Anchor Hocking, LLC	1115 West Fifth Avenue
Lancaster, OH

400 Ninth Street
Monaca, PA

Certain vacant parcels (approx 50 acres)
surrounding 2893 and 2891 W. Fair Avenue,
Lancaster, OH

Oneida Silversmiths Inc.	Headquarters Building
163-181 Kenwood Ave.
Oneida, NY

Portion of Former Knife Plan (approx 2 acres)
3960 Kenwood Road
Oneida, NY 13421

Portion of Former Main Plant Site (approx 12 acres)
Sherrill, NY

Billboard Parcel (approx 3 acres)
NYS Route 5 Sherrill Road
Sherrill, NY

For each of Buffalo China, Inc., Delco None. International, Ltd., Kenwood Silver Company, Inc., Oneida Food Service, Inc., Oneida International Inc., Sakura, Inc., THC Systems, Inc. and Universal Tabletop, Inc.

5.08(b)-1

SCHEDULE 5.09

ENVIRONMENTAL MATTERS

ONEIDA LTD. ENVIRONMENTAL DISCLOSURES

1.	Buffalo China, Inc., Buffalo NY
Lead & Hazardous Substances Investigation/Brownfields Cleanup Program

The Company subsidiary Buffalo China, Inc. (“Buffalo China”) historically manufactured ceramics at a former facility in Buffalo, NY for approximately 70 years. The former Buffalo China site is improved with an approximately 4-acre manufacturing building, which is connected to a former warehouse to the east. A warehouse building (the “Harrison Street Warehouse”), which was historically used for the manufacture of mirrors, is located on the northwest portion of the site. Soil contamination was first discovered in 2004 during a Phase II investigation conducted in conjunction with Buffalo China’s sale of the property to Niagara Ceramics, and a Supplemental Site Investigation was conducted at the site in 2006. These investigations identified the presence of VOCs and lead in on-site soils, particularly, in an area located near the south side of the Harrison Street Warehouse, and the presence of TCE and its degradation byproducts in groundwater (TCE has been detected at maximum concentration approximately 80,000 times the applicable groundwater standard). Buffalo China enrolled the site into the New York Department of Environmental Conservation (“NYSDEC”) Brownfield Cleanup Program (“BCP”) in May 2007. Conestoga-Rovers & Associates (“CRA”) has been managing the cleanup on behalf of the Company. CRA has established a vapor mitigation system for one off-site residence. One additional off-site residence remains to be sampled for soil vapor; however, CRA has not been able to procure access to the off-site location because of a recent sale of that property. The Company received a Certificate of Completion (“COC”) from the NYSDEC, dated December 18, 2012, stating that the Company has satisfactorily completed the remedial program at the former Buffalo China site. The Company is now eligible for Brownfield tax credits (NYS refundable tax credits) which are currently being assessed. The Company maintains a reserve of approximately $306,000 for this matter.

2.	Oneida Ltd. Knife Plant, Sherrill, NY
Brownfields Cleanup Program

Oneida formerly used the Sherrill Knife Plant for silverware manufacturing from approximately 1914 until 2006. Materials used at the site included various petroleum products, as well as TCE to clean oily parts. Soil and groundwater impacts were first discovered in 2005 during a Phase II investigation conducted by Haley & Aldrich. Two subsequent investigations were conducted by Haley & Aldrich and Plumley Engineering (“Plumley”) in 2006, which investigations identified several areas of concern, including TCE impacts to soil and groundwater; a widespread area of oily impacts; a small area of polychlorinated biphenyl (PCB) impacted soils; an area of soils impacted by low levels of SVOCs and metals; and the presence of TCE in sediment within the adjacent Oneida Creek. In addition, VOCs were detected in sub-slab vapor samples at concentrations exceeding state screening levels. Oneida enrolled the site into the NYSDEC BCP

5.09-1

in December 2009. In May of 2012, the Company submitted the final Remediation Alternatives Report (RAR) outlining recommended clean-up alternatives. The RAR was accepted by the NYSDEC in November of 2012. The NYSDEC has accepted the Company’s plan for remediation and on May 6, 2013 the Company’s Remedial Work Action Plan was submitted to the NYSDEC. The Company maintains a reserve of approximately $1.5MM for this matter.

3.	Leavens Awards, Inc., Attleboro MA

On April 18, 2005, Oneida received an invitation from the U.S. Environmental Protection Agency (“EPA”) under the Resource Conservation and Recovery Act to participate in a potential cleanup of Leavens Awards, Inc. (“Leavens Awards”), whose facility the Company’s wholly owned subsidiary Leavens Manufacturing Company, Inc. (“Leavens Manufacturing”) owned from 1973 to 1984. Leavens Awards purchased the assets of Leavens Manufacturing in 1984 and sometime thereafter performed a cleanup pursuant to a consent order issued by the Massachusetts Department of Environmental Protection. Both Leavens Manufacturing and Leavens Awards were dissolved in 1998. The Company responded to the EPA request that it was not a potentially responsible party (“PRP”) based on the fact that it had no relationship to the site other than as the prior owner of the shares of the now-defunct Leavens Manufacturing. There has been no further communication with EPA on this matter.

4.	Shpack Landfill Superfund Site—Norton/Attleboro MA

On May 18, 2004, Oneida received a Request for Information (“RFI”) pursuant to Section 104 of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) from EPA regarding the Shpack Landfill site. The EPA sought to determine whether Leavens Manufacturing, the dissolved, former Oneida subsidiary, may be a PRP relative to that site for waste which might have been sent to the landfill. Oneida filed its response to the RFI on August 14, 2004, pointing to the fact that the landfill had operated between 1946 and 1965, closing 7 years before Oneida purchased its subsidiary Leavens Manufacturing. There has been no further communication with EPA on this matter.

5.	H&M Drum Site (The Ledge Site), Dartmouth MA

On December 22, 2005, the Company’s outside counsel received correspondence requesting $4,000 for de minimis contribution to the cleanup of the H&M Drum Site. It was alleged that Leavens Manufacturing sent 4 drums indirectly through Resolve, Inc. to the H&M Drum Site. For the same reason Oneida declined to participate in any Leavens Awards cleanup, Oneida did not participate in the Ledge Site cleanup because it was not a PRP with respect to the H&M Drum Site or the Ledge Site. It appears that cleanup began in 2006 by the Trustees of the H&M Drum Site Trust Fund and the PRP Group and that the Ledge Site is now in the compliance monitoring stage. No further communication with respect to this site has been received by Oneida.

5.09-2

6.	Tannery Road Municipal Landfill—Rome, NY

The Tannery Road Landfill was closed and finally capped in late 1997. In October, 2001, Oneida received an RFI from DEC regarding any waste it may have disposed of at the landfill. On November 9, 2001, Oneida provided a response to the RFI, providing evidence that Oneida did not dispose of any hazardous wastes at the site. On November 21, 2001, Oneida wrote to the NYS Attorney General (“AG”) reiterating that it did not dispose of hazardous wastes at the landfill and was, therefore, not a PRP. Following several conversations with the NYSDEC subsequent to the submission of the response to the RFI, in December 2001, the NYSDEC verbally informed Oneida that it would not be pursued as a PRP. No further communication with respect to this site has been received by Oneida.

7.	Oneida Main Plant, Sherrill NY

Oneida’s main manufacturing facility covered approximately 92 acres in Sherrill, NY. Based on environmental site assessments between 1992 and 1994, in 1994, the DEC issued “no further action” letters regarding two lagoons at the facility that had been listed on New York State’s Registry of Inactive Hazardous Waste Disposal Sites. In December 2004, a Phase I Site Assessment was conducted by Haley & Aldridge. The bulk of the assets were subsequently sold to Sherrill Manufacturing, Inc. in 2005. The Asset Purchase Agreement (“APA”) contained a general short-term environmental indemnity (3 years) that is no longer in effect and an indefinite indemnity for a potential TCE issue described in the 2004 Phase 1. Oneida has not received any claims regarding this issue and there have been no reportable events or other notifications.

Oneida retained approximately 12 acres of the site along the northern boundary. The area was retained to provide access and buffer to land leased by the Company to the Sterling Power Partners co-generation facility, which land was subsequently sold to Sterling’s owner in 2010. There have been no claims or reportable events with respect to the retained acreage, however, it may be the site of another historic landfill which was also described in the 2004 Phase 1. This land and the 2-acre Knife Plant site are held in title by Oneida Silversmiths.

8.	EPA Information Request—Lancaster OH

On February 29, 2012, the Company received a request from U.S. EPA Region V to provide information pursuant to Section 114 of the Clean Air Act (“CAA”) relating to the Company’s manufacturing facility in Lancaster, OH. U.S. EPA requested information to determine whether the Lancaster facility’s emission sources comply with the CAA. Specifically, U.S. EPA requested information regarding the glass melting furnaces at the Lancaster facility and any modifications that have been made to the furnaces since 1990. The Company responded to the information request on April 30, 2012 and May 30, 2012. On November 15, 2012, Anchor received from U.S. EPA an additional Section 114 information request. U.S. EPA requested additional information related to CAA compliance, and required an air emission stack test on one of the facility’s glass melting furnaces. The Company responded to the request on December 17, 2012, and conducted the stack testing on January 31, 2013. The stack test demonstrated compliance with permit limits for all species. The Lancaster facility was previously investigated by U.S. EPA Region V in 2005 regarding the installation of furnace #3 done in 1993 when the facility was owned and operated by Newell-Rubbermaid. That previous investigation concluded with a “No Further Action” determination by U.S. EPA in February 2006. The Company is not

5.09-3

aware of any significant changes to the Lancaster facility’s furnaces other than the 1993 installation furnace #3 for which a No Further Action determination was made. Accordingly, although the ultimate outcome and costs are unknown at this time, the Company does not currently anticipate material capital costs or penalties associated with the current EPA information request.

5.09-4

SCHEDULE 5.13

SUBSIDIARIES; OTHER EQUITY INVESTMENTS

Domestic Subsidiaries of Universal Tabletop, Inc.

Name	Jurisdiction of Incorporation	Date of Incorporation	Ownership Percentage
Oneida Ltd.	Delaware	1880 (in New York, (reincorporated in Delaware in 2006)	100%
Anchor Hocking, LLC	Delaware	March 5, 2007	100%

Direct and Indirect Domestic Subsidiaries of Oneida Ltd.

Name	Jurisdiction of Incorporation	Date of Incorporation	Holder[1]	Ownership Percentage
Buffalo China, Inc.	NY	10/3/40		100%
Delco International, Ltd.	NY	11/12/52		100%
Kenwood Silver Company, Inc.	NY	1/2/62		100%
Oneida Food Service, Inc.	NY	6/27/02	Buffalo China, Inc.	100%
Oneida International Inc.	DE	9/22/88		100%
Oneida Silversmiths Inc.	NY	7/12/02		100%
Sakura, Inc.	NY	5/12/00		100%
THC Systems, Inc.	NY	8/26/96		100%

Foreign Subsidiaries

Name	Jurisdiction of Incorporation	Date of Incorporation	Holder[2]	Ownership Percentage
Anchor Hocking Canada, Inc.	Canada	4/12/07	Universal Tabletop, Inc.	100%
Oneida Canada, Limited	Canada	12/15/72		100%
Ceramica de Juarez SA de CV	Mexico	9/30/87	Buffalo China, Inc.[3]	100%
Oneida Italy, S.r.l. (to be dissolved)	Italy	12/21/98 via merger	Oneida International Inc.	100%
Oneida, S.A. de CV.	Mexico	6/23/99		100%[4]
Oneida U.K. Limited	U.K.	5/24/00		100%
Oneida (Guangzhou)	China	8/1/08		100%
Foodservice Co., Ltd.
Oneida International, Limited	England	12/1/70	Oneida U.K. Limited	100%
OCI, Inc.	Cayman Islands			100%

[1]	Oneida Ltd., unless otherwise noted.
[2]	Oneida Ltd., unless otherwise noted.
[3]	497 shares held by Buffalo China, Inc. 3 shares held by Oneida Ltd.
[4]	1 share of Series A held by Kerri Love.

5.13-1

SCHEDULE 6.17

POST-CLOSING ACTIONS

1.	Within 60 days of the Closing Date (or such later date as may be determined by the Administrative Agent in its sole discretion), the Loan Parties shall have delivered to the Administrative Agent a certificate from Borrowers’ insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 6.06 is in full force and effect, together with endorsements naming the Administrative Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 6.06, each in form and substance reasonably satisfactory to the Administrative Agent.

2.	Within 60 days of the Closing Date (or such later date as may be determined by the Administrative Agent in its sole discretion), the Loan Parties shall have delivered to the Administrative Agent deposit account control agreements, each in form and substance reasonably acceptable to the Administrative Agent, with respect to Anchor Hocking, LLC’s accounts no. 1131381581 and 1131381602 held by PNC Bank, National Association.

3.

Within 60 days of the Closing Date (or such later date as may be determined by the Administrative Agent in its sole discretion), the Loan Parties shall undertake commercially reasonable efforts to deliver to the Administrative Agent landlord access waivers, each in form and substance reasonably satisfactory to the Administrative Agent, with respect to the following locations: (a) 1 Industrial Park Road, Monaca, Pennsylvania, 15061, and (b) 1018 11th Street, Beaver Falls, Pennsylvania, 15010.

4.	Within 120 days of the Closing Date (in the case of stock of Oneida S.A. de C.V.) or 30 days (in the case of stock of Delco International, Ltd.) (or, in either case, such later date as may be determined by the Administrative Agent in its sole discretion), the Loan Parties shall have delivered to the Administrative Agent each of the following certificates representing Collateral consisting of Pledged Equity Interests (each as defined in the Security Agreement):

a.	8,490,075 shares of Oneida, S.A. de C.V., held by Oneida Ltd., representing 65% of the total outstanding Series B shares of Oneida, S.A. de C.V. (accompanied by stock transfer power in blank);

b.	31.85 shares of Oneida, S.A. de C.V., held by Oneida Ltd., representing 65% of the total outstanding Series A shares of Oneida, S.A. de C.V. (accompanied by stock transfer power in blank);

c.	5,500,000 shares of Delco International, Ltd., held by Oneida, Ltd., representing 100% of the total outstanding common stock of Delco International, Ltd.

6.17-1

5.	Within 60 days of the Closing Date (or such later date as may be determined by the Administrative Agent in its sole discretion), the Loan Parties shall undertake commercially reasonable efforts to prepare, execute (and have executed) and file for recordation with the United States Patent and Trademark Office and the United States Copyright Office, all necessary documents and instruments, and shall take all other commercially reasonable actions, as applicable, to evidence the release of the following security interests:

a.	Patents

i.	The National City Business Credit, Inc. security agreement executed April 20, 2007, and recorded May 3, 2007, at Reel/Frame 019265/0614; and

b.	Copyrights

i.	The Credit Suisse (Cayman Islands Branch) security agreement executed September 13, 2006, and September 15, 2006, and recorded November 3, 2006, at V3543 D751-752.

6.17-2

SCHEDULE 7.03

EXISTING INDEBTEDNESS

Lender	Debtor	Date of Note	Amount of Note

Oneida Ltd.	Pension Benefit Guaranty Corporation (PBGC)	9/15/06	$3,000,000 at issuance, current balance $900,000

7.03-1

SCHEDULE 7.08

TRANSACTIONS WITH AFFILIATES

None.

7.08-1

SCHEDULE 10.02

ADMINISTRATIVE AGENT’S OFFICE; CERTAIN ADDRESSES FOR NOTICES

IF TO THE ADMINISTRATIVE AGENT:

Deutsche Bank AG New York Branch

60 Wall Street, 43rd Floor

New York, NY 10005

Attention: Dusan Lazarov

Telephone: (212) 250-0211

Telecopy: (212) 797-5695

IF TO THE BORROWER:

Universal Tabletop, Inc.,

Anchor Hocking, LLC, and

Oneida Ltd.

c/o Monomoy Capital Partners, L.P.

142 West 57th Street, 17th Floor

New York, NY 10019

Attention: Kerri Cárdenas Love

Telephone: (740) 681-6024

Telecopy: (212) 699-4010

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 North La Salle

Chicago, Illinois 60654

Attention: Richard W. Porter, P.C.;

David Milligan

Telephone: (312) 862-7045

Telecopy: (312) 862-2200

10.02-1

EXHIBIT A

Form of Committed Loan Notice

[Date]

To:	Deutsche Bank AG New York Branch,
as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Term Loan Agreement dated as of May 21, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), among Anchor Hocking, LLC, a Delaware limited liability company (“Anchor” or “Borrower Agent”), Oneida Ltd., a Delaware corporation (“Oneida” and together with Anchor, each individually a “Borrower” and collectively, “Borrowers”), Universal Tabletop, Inc., a Delaware corporation (“Holdings”), each Lender from time to time party thereto, Deutsche Bank AG New York Branch, as Administrative Agent (the “Administrative Agent”), and the other agents party thereto. Capitalized terms used herein but not otherwise defined herein shall have the meaning given to such terms in the Term Loan Agreement.

1.	[The date of the Term Borrowing will be] [The date on which the conversion/continuation selected hereby is to be effective is] [ ][1] (a Business Day).

2.	(select one)

☐	A Term Borrowing[2]

☐	A conversion of a Term Borrowing[3]

☐	A continuation of a Term Borrowing[4]

[1]

Each Committed Loan Notice must be received by the Administrative Agent not later than (i) 2:00 p.m. three Business Days prior to the requested date of Term Borrowing of, conversion to or continuation of Eurodollar Rate Loans denominated in Dollars or of any conversion of Eurodollar Rate Loans denominated in Dollars to Base Rate Loans and (ii) 11:00 a.m. on the requested date of any Term Borrowing of Base Rate Loans.

[2]	If this option is selected please complete section #4 and delete the content of section #5.
[3]	If this option is selected please complete section #5 and delete the content of section #4.
[4]	If this option is selected please complete section #5 and delete the content of section #4.

Exhibit A-1

3.

The principal amount of the [Initial Term Loans] [Initial Term Loans] [Incremental Term Loans of a given series] [Extended Term Loans of a given Term Loan Extension Series] [Refinancing Term Loans of a given series] (or portion thereof) to which this notice applies is $[            ][5].

4.	[The Term Borrowing will consist of [Base Rate Loans] [Eurodollar Rate Loans with an initial Interest Period of [ ] months][6].]

5.	[For conversions/continuations, select relevant section:

☐	If such Term Borrowing is a Term Borrowing of Eurodollar Rate Loans, such Borrowing shall be continued as a Term Borrowing of Eurodollar Rate Loans having an Interest Period of [ ] months[7].

☐	If such Term Borrowing is a Term Borrowing of Eurodollar Rate Loans, such Term Borrowing shall be converted to a Term Borrowing of Base Rate Loans.

☐	If such Term Borrowing is a Term Borrowing of Base Rate Loans, such Term Borrowing shall be converted to a Term Borrowing of Eurodollar Rate Loans having an Interest Period of [ ] months[8].]

6.	[The account to be credited with the proceeds of the Term Borrowing is [ ].]

This Committed Loan Notice complies with Section 2.02(a) of the Term Loan Agreement.

[5]

Each Term Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a minimum principal amount of $1,000,000 and whole multiples of $1,000,000 in excess thereof. Each Term Borrowing of or conversion to Base Rate Loans shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.

[6]

Insert “one month,” “two months,” “three months” or “six months” (or, if available to all Lenders, “nine months” or “twelve months”) (subject to the definition of Interest Period and to Section 2.02(a) of the Term Loan Agreement).

[7]

Insert “one month,” “two months,” “three months” or “six months” (or, if available to all Lenders, “nine months” or “twelve months”) (subject to the definition of Interest Period and to Section 2.02(a) of the Term Loan Agreement).

[8]

Insert “one month,” “two months,” “three months” or “six months” (or, if available to all Lenders, “nine months” or “twelve months”) (subject to the definition of Interest Period and to Section 2.02(a) of the Term Loan Agreement).

Exhibit A-2

Very truly yours,

ANCHOR HOCKING, LLC, as Borrower Agent

By:
Name:
Title:

Exhibit A-3

EXHIBIT B

Form of ABL Intercreditor Agreement

[Filed as Exhibit 10.4 to this

Current Report on Form 8-K]

EXHIBIT C

Form of Note

Lender: [ ]
Principal Sum: $[ ]	[Date]

For value received, Anchor Hocking, LLC, a Delaware limited liability company (“Anchor” or “Borrower Agent”), Oneida Ltd., a Delaware corporation (“Oneida” and together with Anchor, each individually a “Borrower” and collectively, “Borrowers”), hereby jointly and severally promise to pay to the order of the Lender set forth above (the “Lender”) for the account of its Lending Office, at the office of Deutsche Bank AG New York Branch (the “Administrative Agent”) as set forth in that certain Term Loan Agreement dated as of May 21, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), among Borrowers, Universal Tabletop, Inc., a Del-aware corporation (“Holdings”), each Lender from time to time party thereto, the Administrative Agent and the other agents party thereto, the Principal Sum set forth above (or such lesser amount as shall equal the aggregate unpaid principal amount of the Term Loan made by the Lender to Borrowers under the Term Loan Agreement), in lawful money of the United States and in immediately available funds, on the dates and in the principal amounts provided in the Term Loan Agreement, and to pay interest on the unpaid principal amount of such Term Loan, at such office, in like money and funds, for the period commencing on the date of such Term Loan until such Term Loan shall be paid in full, at the rates per annum and on the dates provided in the Term Loan Agreement. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the rates per annum and payable as set forth in the Term Loan Agreement.

This Note is one of the Notes referred to in the Term Loan Agreement and evidences the Term Loan made by the Lender thereunder. Capitalized terms used in this Note and not otherwise defined shall have the respective meanings assigned to them in the Term Loan Agreement, and the terms and conditions of the Term Loan Agreement are expressly incorporated herein and made a part hereof.

The date, amount, Class, Type and duration of Interest Period (if applicable) of the Term Loan made by the Lender to Borrowers, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of Borrowers to make a payment when due of any amount owing under the Term Loan Agreement or under this Note in respect of the Term Loan to be evidenced by this Note.

This Note is secured and guaranteed as provided in the Term Loan Agreement and the Collateral Documents. Reference is hereby made to the Term Loan Agreement and the Collateral Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Note in respect thereof.

The Term Loan evidenced by this Note shall be due and payable (together with accrued interest thereon) from time to time in accordance with the terms provided in the Term Loan Agreement.

The Term Loan Agreement provides for the acceleration of the maturity of the Term Loan evidenced by this Note upon the occurrence of certain events (and for payment of collection costs in

Exhibit C-1

connection therewith) and for prepayments of such Term Loan upon the terms and conditions specified therein. In the event this Note is not paid when due at any stated or accelerated maturity, Borrowers agree to pay, in addition to the principal and interest, such costs of collection, including reasonable attorney fees as provided for and in accordance with the terms of the Term Loan Agreement.

Each Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Note.

This Note and the Term Loan evidenced hereby may be transferred in whole or in part only by registration of such transfer on the Register maintained for such purpose by or on behalf of Borrowers as provided in Section 10.06(c) of the Term Loan Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE IN ANY WAY HERETO SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Signature Page Follows]

Exhibit C-2

IN WITNESS WHEREOF, Borrowers have caused this Note to be executed as of the date first above written.

ANCHOR HOCKING, LLC,
as Borrower

By:
Name:
Title:

ONEIDA LTD., as Borrower

By:
Name:
Title:

Exhibit C-3

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Class/Type	Interest Period (If Applicable)	Amount of Principal Repaid	Notation Made By

Exhibit C-4

EXHIBIT D

Form of Compliance Certificate

Financial Statement Date: [            ], [        ]

To:	Deutsche Bank AG New York Branch, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Term Loan Agreement dated as of May 21, 2013 (as amended, restated, supplemented, or otherwise modified from time to time, the “Term Loan Agreement”), among Anchor Hocking, LLC, a Delaware limited liability company (“Anchor” or “Borrower Agent”), Oneida Ltd., a Delaware corporation (“Oneida” and together with Anchor, each individually a “Borrower” and collectively, “Borrowers”), Universal Tabletop, Inc., a Delaware corporation (“Holdings”), each Lender from time to time party thereto, Deutsche Bank AG New York Branch, as Administrative Agent (the “Administrative Agent”), and the other agents party thereto. Capitalized terms used herein but not otherwise defined herein shall have the meaning given to such terms in the Term Loan Agreement.

The undersigned hereby certifies, on behalf of Holdings and not in such officer’s individual capacity, as of the date hereof that he/she is the [Chief Executive Officer] [Chief Financial Officer] [Treasurer] [Controller] of Holdings, and that, as such, he/she is authorized to execute and deliver this Compliance Certificate to the Administrative Agent on the behalf of Holdings, and that:

[Use following paragraph 1 for fiscal year end financial statements]

1. [Attached hereto as Schedule 1][Available on the SEC’s website ([applicable URL]) are the year-end audited financial statements required by Section 6.01(a) of the Term Loan Agreement for the fiscal year of Holdings and its Subsidiaries ended as of the above date, together with the report and opinion of an independent certified public accountant required by Section 6.01(a) of the Term Loan Agreement. Such financial statements fairly present, in all material respects, the financial condition, results of operations, Stockholders’ Equity and cash flows of Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

[Use following paragraph 1 for quarterly financial statements]

1. [Attached hereto as Schedule 1][Available on the SEC’s website ([applicable URL]) are the unaudited financial statements required by Section 6.01(b) of the Term Loan Agreement for Holdings and its Subsidiaries for the fiscal quarter of Holdings ended as of the above date. Such financial statements fairly present, in all material respects, the financial condition, results of operations, Stockholders’ Equity and cash flows of Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

2. A review of the activities of Holdings and its Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period Holdings and Borrowers performed and observed all their respective obligations under the Loan Documents, and

Exhibit D-1

[select one:]

[to the knowledge of the undersigned during such fiscal period, no Event of Default has occurred and is continuing.]

–or–

[the following is a list of each such Event of Default and its nature and status:]

3. Attached hereto as Schedule [1][2] are detailed calculations demonstrating compliance by Borrowers with Section 7.11 of the Term Loan Agreement as of the date hereof. The financial covenant analyses and information set forth on Schedule [1][2] as of, and for, the subject period referred to therein attached hereto are true and accurate on and as of the date of this Compliance Certificate.

[Signature Page Follows]

Exhibit D-2

IN WITNESS WHEREOF, the undersigned, on behalf of Holdings, has executed this Compliance Certificate as of [            ], 20[    ].

UNIVERSAL TABLETOP, INC.

By:
Name:
	Title:	[Chief Executive Officer] [Chief
Financial Officer] [Treasurer] [Controller]

Exhibit D-3

[SCHEDULE 1 TO COMPLIANCE CERTIFICATE]

[Audited][Unaudited] Financial Statements

Exhibit D-4

[SCHEDULE [1][2] TO COMPLIANCE CERTIFICATE]

Financial Calculations

1.	Section 7.11(a) - Consolidated Leverage Ratio:

[See attached.]

2.	Section 7.11(b) - Consolidated Interest Coverage Ratio:

[See attached.]

Exhibit D-5

EXHIBIT E-1

Form of Assignment and Assumption

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [ASSIGNOR NAME] (the “Assignor”) and [ASSIGNEE NAME] (the “Assignee”). Capitalized terms used herein but not otherwise defined herein shall have the meaning given to such terms in that certain Term Loan Agreement identified below (the “Term Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full (the “Standard Terms and Conditions”).

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Term Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Term Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Term Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1	Assignor: [Assignor Name]

2	Assignee: [Assignee Name] [and is an Affiliate/Approved Fund of [LENDER NAME]]

3	Borrowers: Anchor Hocking, LLC, a Delaware limited liability company (“Anchor” or “Borrower Agent”), Oneida Ltd., a Delaware corporation (“Oneida” and together with Anchor, each individually a “Borrower” and collectively, “Borrowers”)

4	Administrative Agent: Deutsche Bank AG New York Branch, as the administrative agent under the Term Loan Agreement (the “Administrative Agent”)

5	Term Loan Agreement: Term Loan Agreement dated as of May 21, 2013 (as amended, restated, supplemented, or otherwise modified from time to time), among Borrowers, Universal Tabletop, Inc., a Delaware corporation (“Holdings”), each Lender from time to time party thereto, the Administrative Agent and the other agents party thereto

Exhibit E-1-1

6	Assigned Interest:

Class of Term Loans Assigned	Aggregate Amount of Term Loans for all Lenders*	Amount of Term Loans Assigned*	Percentage Assigned of Term Loans[1]	CUSIP Number

	$	$	$

7	Trade Dates:[2]

8	Effective Date:[3] [ ], 20[ ]

[The remainder of this page has been intentionally left blank]

*	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[1]

Set forth as a percentage of the aggregate principal amount of the Term Loans of the applicable Class of all Lenders. The term “Class” as used in this Assignment and Assumption has the meaning specified in the Term Loan Agreement.

[2]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
[3]	To be inserted by the Administrative Agent and which shall be the effective date of recordation of transfer in the register therefor.

Exhibit E-1-2

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Name:
Title:

Consented to and Accepted:
Deutsche Bank AG New York Branch, as Administrative Agent[4]

By:
Name:
Title:

Consented to:
Anchor Hocking, LLC, as Borrower Agent[5]

By:
Name:
Title:

[4]	To be completed to the extent required under Section 10.06(b) of the Term Loan Agreement.
[5]	To be completed to the extent required under Section 10.06(b) of the Term Loan Agreement.

Exhibit E-1-3

ANNEX 1 TO

ASSIGNMENT AND ASSUMPTION

[            ]1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Term Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Holdings and Borrowers, any of their respective Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Borrowers, any of their respective Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Term Loan Agreement, (ii) it meets all requirements of an Eligible Assignee under the Term Loan Agreement (subject to receipt of such consents as may be required under the Term Loan Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Term Loan Agreement and the other Loan Documents and other instruments or documents furnished pursuant thereto as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Term Loan Agreement, together with copies of the most recent financial statements delivered pursuant to Article 4 or Section 6.01 of the Term Loan Agreement, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (vi) if it is not already a Lender under the Term Loan Agreement, attached to the Assignment and Assumption is a completed administrative questionnaire, (vii) subject to Section 10.06(b) of the Term Loan Agreement, the Administrative Agent has received a processing and recordation fee of $3,500 as of the Effective Date, unless waived by the Administrative Agent in its sole discretion, and (viii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 3.01 of the Term Loan Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking

[1]	Describe Term Loan Agreement at option of Administrative Agent.

Exhibit E-1-4

or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date referred to in this Assignment and Assumption, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York, without regard to conflicts of laws principles.

Exhibit E-1-5

Exhibit E-2

Form of Affiliated Lender Assignment and Assumption

This Affiliated Lender Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [ASSIGNOR NAME] (the “Assignor”) and [ASSIGNEE NAME] (the “Assignee”). Capitalized terms used herein but not otherwise defined herein shall have the meaning given to such terms in that certain Term Loan Agreement identified below (the “Term Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full (the “Standard Terms and Conditions”).

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Term Loan Agreement (including, without limitation, Section 10.06(b)(vii)(E) of the Term Loan Agreement), as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Term Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Term Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1	Assignor: [Assignor Name]

2	Assignee: [Assignee Name]

3	Borrowers: Anchor Hocking, LLC, a Delaware limited liability company (“Anchor” or “Borrower Agent”), Oneida Ltd., a Delaware corporation (“Oneida” and together with Anchor, each individually a “Borrower” and collectively, “Borrowers”)

4	Administrative Agent: Deutsche Bank AG New York Branch, as the administrative agent under the Term Loan Agreement (the “Administrative Agent”)

5	Term Loan Agreement: Term Loan Agreement dated as of May 21, 2013 (as amended, restated, supplemented, or otherwise modified from time to time), among Borrowers, Universal Tabletop, Inc., a Delaware corporation (“Holdings”), each Lender from time to time party thereto, the Administrative Agent and the other agents party thereto

Exhibit E-2-1

6	Assigned Interest:

Class of Term Loans Assigned	Aggregate Amount of Term Loans for all Lenders*	Amount of Term Loans Assigned*	Percentage Assigned of Term Loans[1]	CUSIP Number

	$	$	$

6	Assigned Interest in excess of 20%: ?[2]

7	Trade Dates:[3]

8	Effective Date:[4] [ ], 20[ ]

[The remainder of this page has been intentionally left blank]

*	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date. After giving effect to Assignee’s purchase and assumption of the Assigned Interest, the aggregate principal amount of Term Loans held at any one time by Affiliated Lenders shall not exceed 20% of the principal amount of all Term Loans outstanding. To the extent any assignment to an Affiliated Lender would result in the aggregate principal amount of all Term Loans held by Affiliated Lenders exceeding such cap, such excess will be void ab initio.
[1]	Set forth as a percentage of the aggregate principal amount of all Term Loans outstanding under the Term Loan Agreement on the Trade Date.
[2]	Indicate “yes” or “no.”
[3]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
[4]	To be inserted by the Administrative Agent and which shall be the effective date of recordation of transfer in the register therefor.

Exhibit E-2-2

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Name:
Title:

Consented to and Accepted:
Deutsche Bank AG New York Branch, as Administrative Agent

By:
Name:
Title:

Consented to:
Anchor Hocking, LLC, as Borrower Agent

By:
Name:
Title:

Exhibit E-2-3

ANNEX 1 TO

AFFILIATED LENDER ASSIGNMENT AND

ASSUMPTION

[            ]

STANDARD TERMS AND CONDITIONS FOR

AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby, and (iv) it has rendered a customary “big boy” letter to the Assignee and the Administrative Agent regarding information that is not known to the Assignor that may be material to the decision by the Assignor to enter into such assignment to the Assignee; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Term Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Holdings and Borrowers, any of their respective Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Borrowers, any of their respective Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Term Loan Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Term Loan Agreement and the other Loan Documents and other instruments or documents furnished pursuant thereto as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iii) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (iv) it has received a copy of the Term Loan Agreement, together with copies of the most recent financial statements delivered pursuant to Article 4 or Section 6.01 of the Term Loan Agreement, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (v) if it is not already a Lender under the Term Loan Agreement, attached to the Assignment and Assumption is a completed administrative questionnaire, (vi) subject to Section 10.06(b) of the Term Loan Agreement, the Administrative Agent has received a processing and recordation fee of $3,500 as of the Effective Date, unless waived by the Administrative Agent in its sole discretion, (vii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 3.01 of the Term Loan Agreement, duly completed and executed by the Assignee, (viii) no Event of Default has occurred or is continuing and (ix) after giving effect to such assignment, the aggregate principal amount of Term Loans held at any one time by Affiliated Lenders shall not exceed 20% of the aggregate principal amount of all Term Loans at such time outstanding (calculated as of the date of such purchase); (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other

Exhibit E-2-4

Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender; and (c) agrees that it shall at all times be subject to the applicable voting restrictions set forth in Section 10.06(b)(vii)(E).

2. Payments. From and after the Effective Date referred to in this Assignment and Assumption, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York, without regard to conflicts of laws principles.

Exhibit E-2-5

Exhibit E-3

Form of Administrative Questionnaire

Administrative questionnaire

Please complete and send pdf copy or fax to:

Your institution information
Full legal name of bank:
(for credit agreement purposes)
Name and title of person:
(executing the credit agreement)
Address for execution copies:
(provide street address for hand deliveries)

Credit contact:		Credit contact – your institution
Name:
Title:
Address:

Phone:
Fax:
Email:

Operations contact:		Operations contact – your institution
Name:	Mark Kellam
Title:	Operations Analyst
Address:	5022 Gate Parkway, Suite 200
Jacksonville, FL 32256
Phone:	904-271-2469
Fax:	904-779-3080
Email:	mark.kellam@db.com

USD
Name:	Deutsche Bank AG New York Branch
ABA no.:	021-001-033
Acct.	Commercial Loan Department
Acct. no.:	60-200-119
Reference:

FOR WITHHOLDING TAX PURPOSES, PLEASE IDENTIFY YOUR BANK/COMPANY’S STATUS:

US CORPORATION                      NON-US (FOREIGN) CORPORATION

Please advise Mark Kellam if there are any changes to this form after the effective date.

Prepared by:	Phone:

Exhibit E-3-1

EXHIBIT F

Form of Guarantee and Collateral Agreement

[Filed as Exhibit 10.2 to this Current Report on Form 8-K]

EXHIBIT G-1

Form of United States Tax Compliance Certificate

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Term Loan Agreement dated as of May 21, 2013 (as amended, restated, supplemented, or otherwise modified from time to time, the “Term Loan Agreement”), among Anchor Hocking, LLC, a Delaware limited liability company (“Anchor” or “Borrower Agent”), Oneida Ltd., a Delaware corporation (“Oneida” and together with Anchor, each individually a “Borrower” and collectively, “Borrowers”), Universal Tabletop, Inc., a Delaware corporation (“Holdings”), each Lender from time to time party thereto, Deutsche Bank AG New York Branch, as Administrative Agent (the “Administrative Agent”), and the other agents party thereto. Capitalized terms used herein but not otherwise defined herein shall have the meaning given to such terms in the Term Loan Agreement.

Pursuant to the provisions of Section 3.01(e) of the Term Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) it is not a ten percent shareholder of any Borrower within the meaning of Code Section 881(c)(3)(B), (iv) it is not a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments on the Loan(s) are not effectively connected with a United States trade or business conducted by the undersigned.

The undersigned has furnished the Administrative Agent and Borrower Agent with two duly completed copies of a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform Borrower Agent and the Administrative Agent in writing and deliver promptly to the Borrower Agent and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower Agent or the Administrative Agent), and (2) the undersigned shall furnish Borrower Agent and the Administrative Agent a properly completed and currently effective certificate in either the calendar year in which payment is to be made by Borrowers or the Administrative Agent to the undersigned, or in either of the two calendar years preceding such payment.

[Signature Page Follows]

Exhibit G-1-1

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[Lender]

By:
Name:
Title:

[Address]

Dated: [            ], 20[    ]

Exhibit G-1-2

EXHIBIT G-2

Form of United States Tax Compliance Certificate

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Term Loan Agreement dated as of May 21, 2013 (as amended, restated, supplemented, or otherwise modified from time to time, the “Term Loan Agreement”), among Anchor Hocking, LLC, a Delaware limited liability company (“Anchor” or “Borrower Agent”), Oneida Ltd., a Delaware corporation (“Oneida” and together with Anchor, each individually a “Borrower” and collectively, “Borrowers”), Universal Tabletop, Inc., a Delaware corporation (“Holdings”), each Lender from time to time party thereto, Deutsche Bank AG New York Branch, as Administrative Agent (the “Administrative Agent”), and the other agents party thereto. Capitalized terms used herein but not otherwise defined herein shall have the meaning given to such terms in the Term Loan Agreement.

Pursuant to the provisions of Section 3.01(e) of the Term Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Term Loan Agreement or any other Loan Document, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Code Section 881(c)(3)(B), (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments on the Loan(s) are not effectively connected with a United States trade or business conducted by the undersigned or its direct or indirect partners/members that are claiming the portfolio interest exemption.

The undersigned has furnished the Administrative Agent and Borrower Agent with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption, provided that, for the avoidance of doubt, the foregoing shall not limit the obligation of the Lender to provide, in the case of a partner/member not claiming the portfolio interest exemption, a Form W-8ECI, Form W-9 or Form W-8IMY (including appropriate underlying certificates from each interest holder of such partner/member), in each case establishing such partner/member’s available exemption from U.S. federal withholding tax. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform Borrower Agent and the Administrative Agent in writing and deliver promptly to the Borrower Agent and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower Agent or the Administrative Agent) or promptly notify the Borrower Agent and the Administrative Agent in writing of its inability to do so, and (2) the undersigned shall have at all times furnished Borrower Agent and the Administrative Agent in writing with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature Page Follows]

Exhibit G-2-1

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[Lender]

By:
Name:
Title:

[Address]

Dated: [            ], 20[    ]

Exhibit G-2-2

EXHIBIT G-3

Form of United States Tax Compliance Certificate

(For Non-U.S. Participants That Are Not Partnerships

For U.S. Federal Income Tax Purposes)

Reference is made to that certain Term Loan Agreement dated as of May 21, 2013 (as amended, restated, supplemented, or otherwise modified from time to time, the “Term Loan Agreement”), among Anchor Hocking, LLC, a Delaware limited liability company (“Anchor” or “Borrower Agent”), Oneida Ltd., a Delaware corporation (“Oneida” and together with Anchor, each individually a “Borrower” and collectively, “Borrowers”), Universal Tabletop, Inc., a Delaware corporation (“Holdings”), each Lender from time to time party thereto, Deutsche Bank AG New York Branch, as Administrative Agent (the “Administrative Agent”), and the other agents party thereto. Capitalized terms used herein but not otherwise defined herein shall have the meaning given to such terms in the Term Loan Agreement.

Pursuant to the provisions of Section 3.01(e) and Section 10.06(d) of the Term Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iii) it is not a ten percent shareholder of any Borrower within the meaning of Code Section 881(c)(3)(B), (iv) it is not a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (v) interest payments with respect to such participation are not effectively connected with a United States trade or business conducted by the undersigned.

The undersigned has furnished its participating non-U.S. Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such non-U.S. Lender in writing and deliver promptly to such non-U.S. Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such non-U.S. Lender) or promptly notify such non-U.S. Lender in writing of its inability to do so, and (2) the undersigned shall have at all times furnished such non-U.S. Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature Page Follows]

Exhibit G-3-1

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[Lender]

By:
Name:
Title:

[Address]

Dated: [            ], 20[    ]

Exhibit G-3-2

EXHIBIT G-4

Form of United States Tax Compliance Certificate

(For Non-U. S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Term Loan Agreement dated as of May 21, 2013 (as amended, restated, supplemented, or otherwise modified from time to time, the “Term Loan Agreement”), among Anchor Hocking, LLC, a Delaware limited liability company (“Anchor” or “Borrower Agent”), Oneida Ltd., a Delaware corporation (“Oneida” and together with Anchor, each individually a “Borrower” and collectively, “Borrowers”), Universal Tabletop, Inc., a Delaware corporation (“Holdings”), each Lender from time to time party thereto, Deutsche Bank AG New York Branch, as Administrative Agent (the “Administrative Agent”), and the other agents party thereto. Capitalized terms used herein but not otherwise defined herein shall have the meaning given to such terms in the Term Loan Agreement.

Pursuant to the provisions of Section 3.01(e) and Section 10.06(d) of the Term Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Code Section 881(c)(3)(B), (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments with respect to such participation are not effectively connected with a United States trade or business conducted by the undersigned or its direct or indirect partners/members that are claiming the portfolio interest exemption.

The undersigned has furnished its participating non-U.S. Lender with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption, provided that, for the avoidance of doubt, the foregoing shall not limit the obligation of the Lender to provide, in the case of a partner/member not claiming the portfolio interest exemption, a Form W-8ECI, Form W-9 or Form W-8IMY (including appropriate underlying certificates from each interest holder of such partner/member), in each case establishing such partner/member’s available exemption from federal withholding tax. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such non-U.S. Lender in writing and deliver promptly to such non-U.S. Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such non-U.S. Lender) or promptly notify such non-U.S. Lender in writing of its inability to do so, and (2) the undersigned shall have at all times furnished such non-U.S. Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature Page Follows]

Exhibit G-4-1

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[Lender]

By:
Name:
Title:

[Address]

Dated: [            ], 20[    ]

Exhibit G-4-2

EXHIBIT H

Form of Closing Certificate

May 21, 2013

The undersigned, being a Responsible Officer of Universal Tabletop, Inc., a Delaware corporation (“Holdings”), pursuant to clause (a)(vi) of Article 4 of that certain Term Loan Agreement dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”; capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Term Loan Agreement) among Anchor Hocking, LLC, a Del-aware limited liability company (“Anchor” or “Borrower Agent”), Oneida Ltd., a Delaware corporation (“Oneida” and together with Anchor, each individually a “Borrower” and collectively, “Borrowers”), Holdings, each Lender from time to time party thereto, Deutsche Bank AG New York Branch, as Administrative Agent (the “Administrative Agent”), and the other agents party thereto, does hereby certify on behalf of each Loan Party as follows:

(a) there has been no change, occurrence or development since December 31, 2012 that could reasonably be expected to have a Material Adverse Effect; and

(b) The representations and warranties of each Loan Party set forth in Article 5 of the Term Loan Agreement are true and correct in all material respects on and as of the date hereof, or if such representations and warranties refer to an earlier date, they were true and correct in all material respects as of such earlier date.

[Signature Page Follows]

Exhibit H-1

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date set forth above.

UNIVERSAL TABLETOP, INC.

By:
Name:
Title:

Exhibit H-2

EXHIBIT I

Form of Intercompany Subordination Agreement

[See attached.]

Exhibit I-1

Execution

THIRD AMENDED AND RESTATED

INTERCOMPANY SUBORDINATION AGREEMENT

THIS THIRD AMENDED AND RESTATED INTERCOMPANY SUBORDINATION AGREEMENT (the “Agreement”) is dated as of May 21, 2013, and is made by and among the entities listed on the signature page hereto (each being individually referred to herein as a “Company” and collectively as the “Companies”), Wells Fargo Bank, National Association (“Wells Fargo”), as ABL Agent (defined below) and Deutsche Bank AG New York Branch, as Term Loan Agent (defined below).

WITNESSETH THAT:

WHEREAS, pursuant to (i) that certain Amended and Restated Loan and Security Agreement, dated as of March 23, 2012 (as such agreement has been amended, supplemented, amended and restated, replaced or otherwise modified through the date hereof, the “Existing ABL Loan Agreement”), by and among the financial institutions party thereto as lenders, Wells Fargo, as administrative agent (in such capacity, together with its successor and assigns, and any replacement, the “ABL Agent”), Wells Fargo, as collateral agent (in such capacity, together with its successors and assigns, and any replacement, the “ABL Collateral Agent”), Oneida Ltd. (“Oneida”), Anchor Hocking, LLC (“Anchor”, and together with Oneida, each a “Borrower”, and collectively, “Borrowers”), Universal Tabletop, Inc. (“Parent”) and certain of Parent’s subsidiaries as guarantors; and (ii) that certain Term Loan and Security Agreement, dated as of March 23, 2012 (as it has been amended, supplemented, amended and restated, replaced or otherwise modified from time to time through the date hereof, the “Existing Term Loan Agreement”), by and among the financial institutions party thereto, as lenders, Barclays Bank PLC, as administrative and collateral agent (in such capacity, the “Existing Term Loan Agent”), Borrowers, Parent and certain of Parent’s subsidiaries, as guarantors, each Company, the ABL Agent and the Existing Term Loan Agent entered into the Second Amended and Restated Intercompany Subordination Agreement, dated as of March 23, 2012 (the “Existing Agreement”);

WHEREAS, on the date hereof, the Existing ABL Loan Agreement has been or will be amended and restated, and Parent and certain of its subsidiaries have or will enter into the Second Amended and Restated Loan and Security Agreement, dated as of even date herewith (as it may be amended, supplemented, amended and restated, replaced or otherwise modified, the “ABL Loan Agreement”) by and among the financial institutions party thereto as lenders, Wells Fargo, in its capacity as ABL Agent and ABL Collateral Agent, Borrowers, Parent, and certain of Parent’s subsidiaries;

WHEREAS, on the date hereof, the Existing Term Loan Agreement has been or will be terminated and Parent and certain of its subsidiaries have or will enter into the Term Loan Agreement, dated as of even date herewith (as it may be amended, supplemented, amended and restated, replaced or otherwise modified, the “Term Loan Agreement”) by and among Deutsche Bank AG New York Branch, as agent on behalf of the lenders party thereto (in such capacity, together with its successors and assigns, and any replacement, “Term Loan Agent”, and together with the ABL Agent, the “Agents”), the financial institutions party thereto, as lenders, Borrowers and Parent;

WHEREAS, in connection with the execution of the ABL Loan Agreement and the Term Loan Agreement, each Company is required to execute and deliver this Agreement;

WHEREAS, (i) pursuant to the ABL Loan Agreement and the other Loan Documents referred to and defined in the ABL Loan Agreement (the “ABL Loan Documents”), the lenders thereunder intend to continue making loans to the respective borrowers, and (ii) pursuant to the Term Loan Agreement and the other Loan Documents referred to and defined in the Term Loan Agreement (the “Term Loan Documents”), the lenders thereunder intend to make loans to the respective borrowers;

WHEREAS, in order to set forth their respective rights and remedies with respect to the collateral securing such loans, the ABL Collateral Agent, the Term Loan Agent, Parent and certain of its subsidiaries are concurrently entering into the Intercreditor Agreement, dated as of even date herewith (the “Intercreditor Agreement”);

WHEREAS, the Companies are or may become indebted to each other pursuant to intercompany notes (the Indebtedness of each of the Companies to any other Company, now existing or hereafter incurred (whether created directly or acquired by assignment or otherwise), and interest and premiums, if any, thereon and other amounts payable in respect thereof are hereinafter collectively referred to as the “Intercompany Indebtedness”); and

WHEREAS, the obligations of the lenders to make loans to the respective borrowers from time to time are subject to the condition, among others, that the Companies subordinate the Intercompany Indebtedness to the Senior Debt (as defined below) and all other obligations of the borrowers or any other Company to (i) the ABL Agent, the lenders or the other Secured Parties as defined in the ABL Loan Agreement (collectively, the “ABL Creditor Parties”) pursuant to the ABL Loan Agreement and the ABL Loan Documents (collectively, the “ABL Debt”) and (ii) the Term Loan Agent, the lenders or the other Secured Parties as defined in the Term Loan Agreement (collectively, the “Term Creditor Parties” and, together with the ABL Creditor Parties, the “Senior Creditor Parties”) pursuant to the Term Loan Agreement and the Term Loan Documents (collectively, the “Term Debt” and, together with the ABL Debt, the “Senior Debt”) in the manner set forth herein.

NOW, THEREFORE, intending to be legally bound hereby, the parties hereto covenant and agree as follows:

1. Intercompany Indebtedness Subordinated to Senior Debt. The recitals set forth above are hereby incorporated by reference. All Intercompany Indebtedness shall be subordinate and subject in right of payment to the prior indefeasible payment in full of all Senior Debt pursuant to the provisions contained herein.

2. Payment Over of Proceeds Upon Dissolution. Etc. Subject to the Intercreditor Agreement, upon any distribution of assets of any Company in the event of (a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to any such Company or to its creditors, as

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such, or to its assets, or (b) any liquidation, dissolution or other winding up of any such Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (c) any assignment for the benefit of creditors or any marshalling of assets and liabilities of any such Company (a Company distributing assets as set forth herein being referred to in such capacity as a “Distributing Company”), then and in any such event:

(A) prior to the Discharge of the ABL Obligations (as defined in the Intercreditor Agreement), the representative or representatives, or the trustee or agent, under the ABL Loan Agreement shall be entitled to receive, for the benefit of the ABL Creditor Parties as their respective interests may appear, indefeasible payment in full of all amounts due or to become due (whether or not an Event of Default has occurred under the terms of the ABL Loan Documents or the ABL Debt has been declared due and payable prior to the date on which it would otherwise have become due and payable) on or in respect of any and all Senior Debt before the holder of any Intercompany Indebtedness owed by the Distributing Company is entitled to receive any payment on account of the principal of or interest on such Intercompany Indebtedness, and to that end, the ABL Creditor Parties shall be entitled to receive, as their interests may appear, for application to the payment of the ABL Debt, any payment or distribution of any kind or character, whether in cash, property or securities, which may be payable or deliverable in respect of the Intercompany Indebtedness owed by the Distributing Company in any such case, proceeding, dissolution, liquidation or other winding up event; and

(B) prior to the Discharge of the Term Obligations (as defined in the Intercreditor Agreement), the representative or representatives, or the trustee or agent, under the Term Loan Agreement shall be entitled to receive, for the benefit of the Term Creditor Parties as their respective interests may appear, indefeasible payment in full of all amounts due or to become due (whether or not an Event of Default has occurred under the terms of the Term Loan Documents or the Term Debt has been declared due and payable prior to the date on which it would otherwise have become due and payable) on or in respect of any and all Term Debt before the holder of any Intercompany Indebtedness owed by the Distributing Company is entitled to receive any payment on account of the principal of or interest on such Intercompany Indebtedness, and to that end, the Term Creditor Parties shall be entitled to receive, as their interests may appear, for application to the payment of the Term Debt, any payment or distribution of any kind or character, whether in cash, property or securities, which may be payable or deliverable in respect of the Intercompany Indebtedness owed by the Distributing Company in any such case, proceeding, dissolution, liquidation or other winding up event.

3. No Commencement of Any Proceeding. Each Company agrees that, so long as any Senior Debt shall remain unpaid, it will not commence, or join with any creditor other than the Senior Creditor Parties in commencing, any proceeding referred to in the first paragraph of Section 2 against any other Company which owes it any Intercompany Indebtedness.

4. Payment Permitted if No Default. Nothing contained in this Agreement shall prevent any of the Companies from making payments or prepayments at any time of principal of or interest on any portion of the Intercompany Indebtedness, or the retention thereof by any of the Companies of any money deposited with them for the payment of or on account of the principal of or interest on the Intercompany Indebtedness.

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5. Receipt of Prohibited Payments. Subject to the Intercreditor Agreement, if, at any time (i) prior to the Discharge of the ABL Obligations (as defined in the Intercreditor Agreement) after an Event of Default (as defined in the ABL Loan Agreement) has occurred and is continuing or (ii) prior to the Discharge of the Term Obligations (as defined in the Intercreditor Agreement) after an Event of Default (as defined in the Term Loan Agreement) has occurred and is continuing, a Company which is owed Intercompany Indebtedness by a Distributing Company shall have received any payment or distribution of assets from the Distributing Company of any kind or character, whether in cash, property or securities, then and in such event such payment or distribution shall be held in trust for the benefit of the Senior Creditor Parties as their respective interests may appear, shall be segregated from other funds and property held by such Company, and, upon the request of either Agent shall be forthwith paid over to such Agent in the same form as so received (with any necessary endorsement) to be applied (in the case of cash) to or, with respect to a Company that is a Guarantor, held as collateral (in the case of noncash property or securities) for the payment of any past due amounts owing with respect to the Senior Debt.

6. Rights of Subrogation. Each Company agrees that no payment or distribution to the Senior Creditor Parties pursuant to the provisions of this Agreement shall entitle it to exercise any rights of subrogation in respect thereof until the Senior Debt shall have been indefeasibly paid in full and the Commitments shall have terminated.

7. Agreement Solely to Define Relative Rights. The purpose of this Agreement is solely to define the relative rights of the Companies, on the one hand, and the Senior Creditor Parties, on the other hand. Nothing contained in this Agreement is intended to or shall impair, as between any of the Companies and their creditors other than the Senior Creditor Parties, the obligation of the Companies to each other to pay the principal of and interest on the Intercompany Indebtedness as and when the same shall become due and payable in accordance with its terms, or is intended to or shall affect the relative rights among the Companies and their creditors other than the Senior Creditor Parties, nor shall anything herein prevent any of the Companies from exercising all remedies otherwise permitted by applicable law upon default under any agreement pursuant to which the Intercompany Indebtedness is created, subject to the rights, if any, under this Agreement of the Senior Creditor Parties to receive cash, property or securities otherwise payable or deliverable with respect to the Intercompany Indebtedness.

8. No Implied Waivers of Subordination. No right of the Senior Creditor Parties to enforce subordination, as herein provided, shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Company or by any act or failure to act by the Senior Creditor Parties, or by any non-compliance by any Company with the terms, provisions and covenants of any agreement pursuant to which the Intercompany Indebtedness is created, regardless of any knowledge thereof any Senior Creditor Party may have or be otherwise charged with. Each Company by its acceptance hereof shall agree that, so long as there is Senior Debt outstanding or Commitments in effect under the Credit Agreements, such Company shall not, except as expressly permitted by the Credit Agreements, agree to sell, assign, pledge or encumber the obligations of the other Companies with respect to their Intercompany Indebtedness, other than by means of payment of such Intercompany Indebtedness according to its terms, without the prior written consent of the Agents.

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Without in any way limiting the generality of the foregoing paragraph, the Senior Credit Parties may, at any time and from time to time, without the consent of or notice to the Companies except to the extent provided in the Credit Agreements, without incurring responsibility to the Companies and without impairing or releasing the subordination provided in this Agreement or the obligations hereunder of the Companies to the Senior Credit Parties, do any one or more of the following: (i) change the manner, place or terms of payment, or extend the time of payment, renew or alter the Senior Debt or otherwise amend or supplement the Senior Debt or the ABL Loan Documents or Term Loan Documents; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing the Senior Debt; (iii) release any person liable in any manner for the payment or collection of the Senior Debt; and (iv) exercise or refrain from exercising any rights against any of the Companies and any other person.

9. Additional Subsidiaries. Upon execution and delivery after the date hereof by any subsidiary of Oneida of a counterpart signature page hereto, such subsidiary shall become a Company hereunder with the same force and effect as if originally named as a Company hereunder. The rights and obligations of each Company hereunder shall remain in full force and effect notwithstanding the addition of any new Company as a party to this Agreement.

10. Continuing Force and Effect. This Agreement shall continue in force for so long as any portion of the Senior Debt remains unpaid and any Commitments under the Credit Agreements remain outstanding, it being contemplated that this Agreement be of a continuing nature.

11. Modification. Amendments or Waivers. Any and all agreements amending or changing any provision of this Agreement or the rights of the Senior Creditor Parties hereunder, and any and all waivers or consents hereunder, shall be made only by written agreement, waiver or consent signed by the Companies and, as applicable, the ABL Agent and/or the Term Loan Agent.

12. Expenses. The Companies unconditionally and jointly and severally agree upon demand to pay to the Senior Creditor Parties the amount of any and all documented and reasonable out- of-pocket costs, expenses and disbursements for which reimbursement is customarily obtained, including expenses and reasonable fees of one counsel to the ABL Agent and the Lenders (as defined in the ABL Loan Agreement) and one counsel to the Term Loan Agent and the Lenders (as defined in the Term Loan Agreement), which any Senior Creditor Party may incur in connection with (a) the administration of this Agreement, (b) the exercise or enforcement of any of the rights of the Senior Creditor Parties hereunder, or (c) the failure by the Companies to perform or observe any of the provisions hereof.

13. Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

14. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE

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CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) THEREOF.

15. Successors and Assigns. This Agreement shall inure to the benefit of the Senior Creditor Parties and their respective successors and assigns, as permitted in the Credit Agreements (including any agent or lender or group of lenders that at any time refinances, replaces or succeeds to all or a portion of either credit facility provided by Senior Creditor Parties) and the obligations of the Companies shall be binding upon their respective successors and assigns. The duties and obligations of the Companies may not be delegated or transferred by the Companies without the written consent of the Required Lenders (as defined in the ABL Loan Agreement and the Term Loan Agreement) and any such delegation or transfer without such consent shall be null and void.

16. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which, when executed and delivered, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

17. Attorneys-in-Fact. Each of the Companies hereby authorizes and empowers each of the Agents, at its election and in the name of either itself, for the benefit of the applicable Senior Parties as their respective interests may appear, or in the name of each such Company as is owed Intercompany Indebtedness, to execute and file proofs and documents and take any other action such Agent may deem reasonably necessary to protect the Senior Creditor Parties’ interests in the Intercompany Indebtedness and their right of enforcement thereof, and to that end each of the Companies hereby irrevocably makes, constitutes and appoints each of the Agents, their officers, employees and agents, or any of them, with full power of substitution, as the true and lawful attorney-in-fact and agent of such Company, and with full power for such Company, and in the name, place and stead of such Company for the purpose of carrying out the provisions of this Agreement, and taking any action and executing, delivering, filing and recording any instruments which such Agent may deem reasonably necessary to accomplish the purposes hereof, which power of attorney, being given for security, is coupled with an interest and is irrevocable. Each Company hereby ratifies and confirms, and agrees to ratify and confirm, all actions taken by any of the Agents or any of their officers, employees or agents pursuant to the foregoing power of attorney.

18. Remedies. In the event of a breach by any of the Companies in the performance of any of the terms of this Agreement, the Agents may demand specific performance of this Agreement and seek injunctive relief and may exercise any other remedy available at law or in equity, it being recognized that the remedies of the Agents at law may not fully compensate the Agents for the damages they may suffer in the event of a breach hereof.

19. Notices. All notices, statements, requests and demands and other communications given to or made among the Companies, the ABL Agent, the Term Loan Agent or the lenders under the ABL Loan Agreement and the Term Loan Agreement in accordance with the provisions of this Agreement shall be given or made as provided in the ABL Loan Agreement or Term Loan Agreement, as applicable.

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20. Termination. Upon indefeasible payment in full of the Senior Debt, the expiration of all Commitments and Letters of Credit, and termination of the Credit Agreements, this Agreement shall terminate and be of no further force and effect.

21. Credit Agreement Definitions. Unless otherwise defined herein or the context otherwise requires, each capitalized term used herein and not otherwise defined herein is as defined in, or defined by reference (i) prior to the Discharge of the ABL Obligations (as defined in the Intercreditor Agreement), to the ABL Loan Agreement and (ii) after the Discharge of the ABL Obligations, to the Term Loan Agreement.

22. Amendment and Restatement. As of the date hereof, the terms, conditions, agreements, covenants, representations and warranties set forth in the Existing Agreement are hereby amended and restated in their entirety, and as so amended and restated, replaced and superseded, by the terms, conditions, agreements, covenants, representations and warranties set forth in this Agreement.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

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WITNESS the due execution hereof as of the day and year first above written.

ONEIDA LTD.
ANCHOR HOCKING, LLC
ONEIDA U.K. LIMITED
SAKURA, INC.
ONEIDA, S.A. DE C.V.
ONEIDA INTERNATIONAL INC.
THC SYSTEMS, INC.
ONEIDA ITALY, S.R.L.
ONEIDA SILVERSMITHS INC.
DELCO INTERNATIONAL, LTD.
KENWOOD SILVER COMPANY, INC.
BUFFALO CHINA, INC.
ONEIDA CANADA, LIMITED
ANCHOR HOCKING CANADA, INC.
ONEIDA INTERNATIONAL, LIMITED
CERAMICA DE JUAREZ SA DE CV
ONEIDA FOOD SERVICE, INC.
ONEIDA (GUANGZHOU) FOOD SERVICE CO., LTD

By:
Name:
Title:

UNIVERSAL TABLETOP, INC.

By:
Name:
Title:

EVERYWARE GLOBAL, INC.

By:
Name:
Title:

[SIGNATURE CONTINUE ON NEXT PAGE]

Third Amended and Restated Intercompany Subordination Agreement

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as ABL Agent

By:
Name:
Title:

DEUTSCHE BANK AG NEW YORK BRANCH, as Term Loan Agent

By:
Name:
Title:

Third Amended and Restated Intercompany Subordination Agreement

ACKNOWLEDGED:

BARCLAYS BANK PLC as Existing Term Loan Agent

By:
Name:
Title:

Third Amended and Restated Intercompany Subordination Agreement

EXHIBIT J

Form of Prepayment Notice

[Date]

To:	Deutsche Bank AG New York Branch, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Term Loan Agreement dated as of May 21, 2013 (as amended, restated, supplemented, or otherwise modified from time to time, the “Term Loan Agreement”), among Anchor Hocking, LLC, a Delaware limited liability company (“Anchor” or “Borrower Agent”), Oneida Ltd., a Delaware corporation (“Oneida” and together with Anchor, each individually a “Borrower” and collectively, “Borrowers”), Universal Tabletop, Inc., a Delaware corporation (“Holdings”), each Lender from time to time party thereto, Deutsche Bank AG New York Branch, as Administrative Agent (the “Administrative Agent”) and the other agents party thereto. Capitalized terms used herein but not otherwise defined herein shall have the meaning given to such terms in the Term Loan Agreement.

This Prepayment Notice is delivered to you pursuant to Section 2.03(c) of the Term Loan Agreement. Borrower Agent hereby gives notice of a prepayment of Term Loans as follows:

1. (select Type(s) of Term Loans)

☐	Base Rate Loans in the aggregate principal amount of $ .[1]

☐	Eurodollar Rate Loans with an Interest Period ending , 20 in the aggregate principal amount of $ .[2]

2. This Prepayment Notice applies to a Class of [Initial Term Loans] [Incremental Term Loans of a given series] [Extended Term Loans of a given Term Loan Extension Series] [Refinancing Term Loans of a given series].

3. On                 , 20     (a Business Day).

[4. The prepayment set forth in this notice is conditioned upon the closing of [insert description of transaction] (the “Transaction”) and will be paid only upon consummation of such Transaction.]

[Signature Page Follows]

[1]	Prepayment Notice must be received not later than 12:00 P.M. one Business Day before the date of prepayment of Base Rate Loans.
[2]	Prepayment Notice must be received not later than 12:00 P.M. three Business Days before the date of prepayment of Eurodollar Rate Loans.

Exhibit J-1

This Prepayment Notice and prepayment contemplated hereby comply with the Term Loan Agreement, including Section 2.03 of the Term Loan Agreement.

ANCHOR HOCKING, LLC, as Borrower Agent

By:
Name:
Title:

Exhibit J-2

EXHIBIT K

Form of Solvency Certificate

May 21, 2013

The undersigned, being the Chief Financial Officer of Universal Tabletop, Inc., a Delaware corporation (“Holdings”), pursuant to clause (a)(v) of Article 4 of that certain Term Loan Agreement dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”; capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Term Loan Agreement) among Anchor Hocking, LLC, a Delaware limited liability company (“Anchor” or “Borrower Agent”), Oneida Ltd., a Delaware corporation (“Oneida” and together with Anchor, each individually a “Borrower” and collectively, “Borrowers”), Holdings, each Lender from time to time party thereto, Deutsche Bank AG New York Branch, as Administrative Agent (the “Administrative Agent”), and the other agents party thereto, does hereby certify (in such capacity and not in an individual capacity) that on the date hereof, after giving effect to the Transaction, Holdings and its Subsidiaries (taken as a whole) on a consolidated basis on the date hereof after giving effect to the Transaction are Solvent.

[Signature Page Follows]

Exhibit K-1

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date set forth above.

UNIVERSAL TABLETOP, INC.

By:
Name:
Title:

Exhibit K-2

EXHIBIT L

Form of ROI Merger Certificate

May 21, 2013

The undersigned, being a Responsible Officer of Universal Tabletop, Inc., a Delaware corporation (“Holdings”), pursuant to clause (a)(xii) of Article 4 of that certain Term Loan Agreement dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”; capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Term Loan Agreement) among Anchor Hocking, LLC, a Delaware limited liability company (“Anchor” or “Borrower Agent”), Oneida Ltd., a Delaware corporation (“Oneida” and together with Anchor, each individually a “Borrower” and collectively, “Borrowers”), Holdings, each Lender from time to time party thereto, Deutsche Bank AG New York Branch, as Administrative Agent (the “Administrative Agent”), and the other agents party thereto, does hereby certify, on behalf of each Loan Party, that the ROI Merger has been consummated in all material respects in accordance with the ROI Merger Agreement (attached as Annex 1 hereto), and no provision thereof has been amended or waived (including consents granted thereunder) in any respect that would be materially adverse to Lenders without the consent of the Administrative Agent.

[Signature Page Follows]

Exhibit L-1

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date set forth above.

UNIVERSAL TABLETOP, INC.

By:
Name:
Title:

Exhibit L-2

ANNEX 1

ROI Merger Agreement

Exhibit L-3